Registration No. 333-139119

Filed Pursuant to Rule 424(b)(3)

PROSPECTUS

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BROADCAST INTERNATIONAL, INC.

2,467,059 Shares of Common Stock

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This prospectus relates to the resale of up to 2,467,059 shares of our common stock owned by the selling shareholders, including:

•

up to 1,800,392 shares of our common stock upon exercise of certain warrants held by the selling shareholders; and

•

up to 666,667 shares of our common stock upon conversion of an outstanding unsecured convertible note held by a selling shareholder.

THIS INVESTMENT INVOLVES SIGNIFICANT RISKS.  SEE “RISK FACTORS” BEGINNING ON PAGE 5 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING OUR SECURITIES.

We will not receive any proceeds from the sale of our common stock by the selling shareholders or from the conversion of the outstanding unsecured convertible note.  We will, however, receive proceeds from the exercise of the outstanding warrants.  If all of the warrants covered by this prospectus are exercised in full, we will issue an aggregate of 1,800,390 shares of our common stock, and we will receive aggregate proceeds of $3,320,640.  See “Use of Proceeds.”

Our common stock is currently traded on the OTC Bulletin Board under the symbol “BCST.”  On June 24, 2008, the closing sale price of our common stock was $3.15 per share.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is June 25, 2008.

You should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with information different from that contained in this prospectus or any prospectus supplement.  This prospectus is not an offer of these securities in any jurisdiction where an offer and sale is not permitted.  The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.

References in this prospectus to “we,” “our,” “us” and “Broadcast International” refer to Broadcast International, Inc. and our consolidated subsidiaries, including BI Acquisitions, Inc. and Interact Devices, Inc.

TABLE OF CONTENTS

Page

PROSPECTUS SUMMARY

1

RISK FACTORS

5

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

10

USE OF PROCEEDS

11

COMMON STOCK PRICE RANGE

11

DIVIDEND POLICY

12

CAPITALIZATION

12

SELECTED FINANCIAL DATA

13

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS    16

BUSINESS

28

MANAGEMENT

36

COMPENSATION DISCUSSION AND ANALYSIS

40

RELATED PARTY TRANSACTIONS

47

PRINCIPAL AND SELLING SHAREHOLDERS

48

PLAN OF DISTRIBUTION

52

DESCRIPTION OF OUR CAPITAL STOCK

54

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

56

EXPERTS

57

LEGAL OPINION

57

WHERE YOU CAN FIND MORE INFORMATION

57

INDEX TO FINANCIAL STATEMENTS

58

PROSPECTUS SUMMARY

You should read the following summary together with the entire prospectus, including the more detailed information in our consolidated financial statements and related notes appearing elsewhere in this prospectus.  You should carefully consider, among other things, the matters discussed under the caption “Risk Factors.”

Our Business

We install, manage and support private communication networks for large organizations that have widely-dispersed locations or operations.  Our enterprise clients use these networks to deliver training programs, product announcements, entertainment and other communications to their employees and customers.  We use a variety of delivery technologies, including satellite, Internet streaming and WiFi, depending on the specific needs and applications of our clients.  All of the communication networks we work with utilize industry standard products and equipment sold by other companies.  We sell a limited number of proprietary network products in connection with the services we provide.  We also offer audio and video production services for our clients.

We own proprietary video compression technology that we have trademarked “CodecSys.”  Video compression is the process by which video content is converted into a digital data stream for transmission over satellite, cable, Internet or wireless networks.  Today, video compression is generally accomplished by using a single technique or computer formula to create a particular data stream.  Our CodecSys technology is a video operating system that uses multiple techniques or computer formulas to create a particular data stream.  With CodecSys, video content may be transmitted over decreased bandwidth while maintaining media quality.  We believe our CodecSys technology will offer significant efficiencies and cost savings associated with video content transmission and storage.

On November 15, 2007, we entered into a two-year license agreement with IBM pursuant to which we will license our patented CodecSys technology for use by IBM in video encoders that IBM intends to manufacture and sell.  The IBM video encoder is not completed in a commercially deployable form.  The IBM agreement is our first significant license of the CodecSys technology for use in a commercial application.  We believe this agreement may hold substantial revenue opportunities for our business.  Although IBM has commenced marketing and sales activities with respect to products incorporating our CodecSys technology, no sales of products have been made and we have not derived any material revenue from our CodecSys technology to date.

We continue to develop the CodecSys technology for a variety of applications, including Internet streaming, satellite encoding and transmitting video content to cellular phones and other hand-held electronic devices.  Commercialization and future applications of the CodecSys technology are expected to require additional capital estimated to be approximately $2.0 million annually.  This estimate may increase or decrease depending on specific opportunities and available funding.

Broadcast International

We were incorporated in Utah in 1983.  We did not commence our current business, however, until 2000.  Our principal executive offices are located at 7050 Union Park Avenue, Suite 600, Salt Lake City, Utah 84047, and our telephone number is (801) 562-2252.  We maintain an internet site at www.brin.com, which contains information concerning us.  Our internet website and the information contained therein or connected thereto are not intended to be incorporated into this prospectus and should not be considered a part of this prospectus.

Our common stock is considered “penny stock” under the Securities Exchange Act of 1934, which means that securities broker-dealers cannot recommend the common stock which may make trading the common stock difficult.

Recent Developments

On October 31, 2007, we entered into an exchange agreement with the holder of our unsecured convertible note in the principal amount of $1.0 million and related warrants.  Pursuant to the exchange agreement, we cancelled the holder’s warrants to acquire up to 2,000,000 shares of our common stock at $2.10 per share and other warrants to acquire up to 2,000,000 additional shares of our common stock at $3.00 per share in exchange for the issuance of 650,000 shares of our common stock to the holder.

In the fourth quarter of 2007, we completed a private placement offering of our securities in which we sold shares of our common stock at a price of $1.50 per share.  In the offering, the purchaser of each share received a warrant to acquire one share of common stock.  The warrants have a three-year exercise period and are exercisable at an exercise price of $2.00 per share.  We raised $5,975,317 from the sale of 3,983,557 shares of our common stock in the offering.

In the fourth quarter of 2007, the institutional fund holders of our outstanding senior secured convertible notes issued in 2005 completed conversion of substantially all of their convertible notes into shares of our common stock.  At December 31, 2007, only an immaterial amount of the senior secured convertible notes remained outstanding, and has since been converted.

On December 24, 2007, we completed a $15.0 million private placement of securities with an institutional investor.  Pursuant to the financing, we entered into various agreements with the investor, including (i) a securities purchase agreement pursuant to which we, in exchange for $15.0 million, issued and sold to the investor (A) 1,000,000 shares of our common stock, (B) a 6.25% senior secured convertible promissory note in the principal amount of $15.0 million which is convertible into shares of our common stock at a conversion price of $5.45 per share, and (C) a five-year warrant that is exercisable to purchase up to 1,875,000 shares of common stock at an exercise price of $5.00 per share; (ii) a registration rights agreement pursuant to which we agreed to provide certain registration rights with respect to the shares of common stock, the shares of common stock issuable upon conversion of the note, the shares of common stock issuable as interest shares under the note and shares of common stock issuable upon exercise of the warrant; and (iii) a security agreement granting a first priority security interest in all of our property and assets to secure the note.

Risk Factors

Investing in our securities involves significant risks.  You should carefully read the section entitled “Risk Factors” beginning on page 5 for an explanation of these risks before investing in our securities.

Summary Consolidated Financial Data

The following summary consolidated financial data are derived from our consolidated financial statements.  This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.  The summary consolidated balance sheet data as of December 31, 2007 and 2006 and the summary consolidated statement of operations data for the years ended December 31, 2007, 2006 and 2005 have been derived from our consolidated financial statements audited by HJ & Associates, LLC, independent registered public accounting firm, included elsewhere herein.  The summary consolidated balance sheet data as of December 31, 2005, 2004 and 2003 and the summary consolidated statement of operations data for each of the years ended December 31, 2004 and 2003 have been derived from our audited consolidated financial statements not included herein.  The summary consolidated balance sheet data as of March 31, 2008 and the summary consolidated statement of operations data for the three months ended March 31, 2008 and 2007 have been derived from unaudited condensed consolidated financial statements that are included elsewhere in this prospectus.  The unaudited condensed consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair statement of our financial position and operating results for the periods presented.  Historical results are not necessarily indicative of the results to be expected in the future.

	Year Ended December 31,					Three Months Ended March 31,
	2003	2004	2005	2006	2007	2007	2008
						(Unaudited)
Statement of Operations Data:
Net sales	$ 4,928,486	$ 5,385,657	$ 5,380,869	$ 13,894,383	$ 4,297,784	$ 1,599,066	$ 1,187,392
Cost of sales	5,027,314	5,438,409	5,434,433	13,153,261	4,273,490	1,594,775	1,136,446
Gross margin (loss)	(98,828)	(52,752)	(53,564)	741,122	24,294	4,291	50,946
Operating expenses:
Administrative and general	910,239	1,939,319	2,958,232	4,583,512	8,755,709	1,574,684	1,534,181
Selling and marketing	518,768	732,959	720,841	693,223	556,568	142,621	246,192
Production and maintenance	159,764	35,109	--	--	--	--	--
Research and development in process	--	12,659,094	812,581	2,323,843	1,274,792	185,063	776,633
Impairment of license rights	2,154,608	--	--	1,732,600	1,142,400	--	--
Total operating expenses	3,743,379	15,366,481	4,491,654	9,333,178	11,729,469	1,902,368	2,557,006
Income (loss) from operations	(3,842,207)	(15,419,233)	(4,545,218)	(8,592,056)	(11,705,175)	(1,898,077)	(2,506,060)
Other income (expense)	(87,037)	(1,069,479)	(1,036,461)	(7,005,853)	(14,582,169)	(2,416,520)	4,665,043
Income (loss) before income taxes	(3,929,244)	(16,488,712)	(5,581,679)	(15,597,909)	(26,287,344)	(4,314,597)	2,158,983
Income tax (expense) credit	(6,000)	--	--	--	--	--	--
Net profit (loss)	$ (3,935,244)	$ (16,488,712)	$ (5,581,679)	$ (15,597,909)	$ (26,287,344)	$ (4,314,597)	$ 2,158,983
Net profit (loss) per share – basic and diluted	$ (0.23)	$ (0.85)	$ (0.27)	$ (0.56)	$ (0.85)	$ (0.15)	$ 0.05
							(diluted)
Weighted average number of shares of common stock outstanding – basic and diluted	16,847,000	19,365,000	20,844,000	27,962,000	30,942,000	27,854,000	43,762,197
							(diluted)

	December 31,					March 31,
	2003	2004	2005	2006	2007	2008
						(Unaudited)
Balance Sheet Data:
Cash and cash equivalents	$314,667	$173,536	$446,491	$807,741	$16,598,300	$3,302,725
Total current assets	974,482	865,865	2,457,774	3,105,916	19,325,588	10,133,229
Property and equipment, net	1,035,675	764,771	504,162	387,058	641,314	1,259,561
Total assets	2,100,189	1,817,544	3,889,046	5,190,744	21,540,626	19,813,847
Current liabilities	638,454	661,814	5,568,255	6,827,621	15,640,535	8,302,471
Long-term obligations	699,980	1,170,557	1,330,278	2,048,401	2,931,245	4,062,404
Total liabilities	1,338,434	1,832,371	6,898,533	8,876,022	18,571,780	12,364,875
Total stockholders’ equity (deficit)	761,755	(14,827)	(3,009,487)	(3,685,278)	2,968,846	7,448,972

RISK FACTORS

You should carefully consider the following risk factors and all other information contained in this prospectus.  Our business and our securities involve a high degree of risk.

If we do not successfully commercialize our CodecSys technology, we may never achieve profitability, retire our convertible debt or be able to raise future capital.

It is imperative that we successfully commercialize our CodecSys technology.  We continue to develop this technology for a variety of applications.  We have never been involved in a development project of the size and breadth that is involved with CodecSys and none of our management has ever been involved with a software development project.  Management may lack the expertise and we may not have the inancial resources needed for successful development of this technology.  Furthermore, commercialization and future applications of the CodecSys technology are expected to require additional capital estimated to be approximately $2.0 million annually for the foreseeable future.  This estimate will increase or decrease depending on specific opportunities and available funding.  If we are unsuccessful in our CodecSys development and commercialization efforts, it is highly doubtful we will achieve profitable operations, retire our existing convertible indebtedness or be able to raise additional funding in the future.

We may need additional capital.  If additional capital is not available, we may have to curtail or cease operations.

In order to continue our operations, we may need additional funding.  Our monthly operating expenses currently exceed our monthly net sales by approximately $500,000 per month.  This amount could increase significantly.  We expect our operating expenses will continue to outpace our net sales until we are able to generate additional revenue from our IBM license agreement or other revenue sources.  Notwithstanding our recent financing efforts, we must continue to rely on external funding until our operations become profitable.  If sufficient capital is not available to us, we will be required to pursue one or a combination of the following remedies: significantly reduce development, commercialization or other operating expenses; sell part or all of our assets; or terminate operations.

We have sustained and may continue to sustain substantial losses.

We have sustained operating losses in each of the last six years.  Through March 31, 2008, our accumulated deficit was $65,814,372.  We realized substantially reduced revenues in 2007, and we may continue to sustain losses on a quarterly and annual basis.

Covenant restrictions contained in our outstanding convertible notes may limit our ability to obtain additional capital and to operate our business.

Our $15.0 million senior secured convertible note and our $1.0 million unsecured convertible note contain, among other things, covenants that may restrict our ability to obtain additional capital or to operate our business.  For example, (i) the senior secured convertible note prohibits us from paying any dividends unless we obtain the prior written consent of the holder of such note; (ii) the senior secured convertible note and the unsecured convertible note contain anti-dilution provisions; and (iii) the securities purchase agreement, under which the senior secured convertible note was issued, granted rights of first refusal to participate in any future funding to the holder of the note purchased thereunder.  Furthermore, a breach of any of the covenants contained in the convertible notes could result in a default under the notes, in which event the note holders could elect to declare all amounts outstanding to be immediately due and payable, which would require us to secure additional debt or equity financing to repay the indebtedness or to seek bankruptcy protection or liquidation.

Adverse economic or other market conditions could reduce the purchase of our services by existing and prospective customers, which would harm our business.

Our business is impacted from time to time by changes in general economic, business and international conditions and other similar factors.  Adverse economic or other market conditions negatively affect the business spending of existing and prospective customers.  In adverse market times, our network and other services may not be deemed critical for these customers.  Therefore, our services are often viewed as discretionary and may be deferred or eliminated in times of limited business spending, thereby harming our business.

Adverse liquidity and other conditions in the credit market may reduce the value of our securities held for investment.

The auction rate preferred securities that we hold for investment are classified as available-for-sale securities and reflected at fair value.  In prior periods, due to the auction process which took place every 7-30 days for most securities, quoted market prices were readily available.  Due to events in credit markets during first quarter 2008, however, the auction events for most of these instruments failed, and, therefore, we determined the estimated fair values of these securities utilizing a discounted cash flow analysis as of March 31, 2008.  Due to these events, we reclassified these instruments and recorded a temporary unrealized decline in fair value of $560,187.”  Existing and future liquidity and other conditions in the credit markets could cause further declines in the fair value of these securities and could impair the amount we realize from these securities.

Our systems of internal operational and financial controls may not be effective.

We establish and maintain systems of internal operational and financial controls that provide us with critical information.  These systems are not foolproof, and are subject to various inherent limitations, including cost, judgments used in decision-making, assumptions about the likelihood of future events, the soundness of our systems, the possibility of human error, and the risk of fraud.  Moreover, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions and the risk that the degree of compliance with policies or procedures may deteriorate over time.  Because of these limitations, any system of internal controls or procedures may not be successful in preventing all errors or fraud or in making all material information known in a timely manner to the appropriate levels of management.  We have previously experienced significant deficiencies in our required disclosure controls and procedures regarding the updating of certain accounting pronouncements and the reporting of current information required to be filed with the SEC.  We have also experienced a significant deficiency and a material weakness in our required disclosure controls and procedures regarding our accounting entries and financial statements, which resulted in the restatement of one accounting period.  Any future deficiency, weakness, malfunction or inadequacy related to internal operational or financial control systems or procedures could produce inaccurate and unreliable information that may harm our business.

We may be unable to respond adequately to rapid changes in technology.

The market for private communication networks is characterized by rapidly changing technology, evolving industry standards and frequent new product introductions.  The introduction of new technology and products and the emergence of new industry standards not only impacts our ability to compete, but could also render our CodecSys technology uncompetitive or obsolete.  If we are unable to adequately respond to changes in technology and standards, we will not be able to serve our clients effectively.  Moreover, the cost to modify our services, products or infrastructure in order to adapt to these changes could be substantial and we may not have the financial resources to fund these expenses.

We face intense competition that could harm our business.

The communications industry is extremely competitive.  We compete with numerous competitors who are much larger than us and have greater financial and other resources.  With respect to video conferencing, we compete with Sony, Polycom, Tandberg and others.  In the satellite network and services segment, we compete with Convergent Media Systems, Globecast, IBM, Cisco, TeleSat Canada and others.  Our competitors have established distribution channels and significant marketing and sales resources.  Competition results in reduced operating margins for our business and may cause us to lose clients and/or prevent us from gaining new clients critical for our success.

There are several additional major market sectors in which we plan to compete with our CodecSys technology, all with active competitors.  These sectors include the basic codec technology market, the corporate enterprise network market and small business streaming media market.  These are sectors where we may compete by providing direct services.  Competition in these new market areas will also be characterized by intense competition with much larger and more powerful companies, such as Microsoft and Yahoo, that are already in the video compression and transmission business.  Many of these competitors already have an established customer base with industry standard technology, which we must overcome to be successful.

On a technology basis, CodecSys competition varies by market sector, with codecs and codec suppliers like Microsoft Windows Media Player, Real Networks' Real Player, Apple QuickTime, MPEG2, MPEG4, On2, DivX and many others.  There are several companies, including Akamai, Inktomi, Activate and Loudeye, that utilize different codec systems.  These companies specialize in encoding, hosting and streaming content services primarily for news/entertainment clients with large consumer audiences.  All are larger and have greater financial resources than we have.

If we fail to hire additional specialized personnel or retain our key personnel in the future, we will not have the ability to successfully commercialize our technology or manage our business.

We need to hire additional specialized personnel to successfully commercialize our CodecSys technology.  If we are unable to hire or retain qualified software engineers and project managers, our ability to complete further development and commercialization efforts will be significantly impaired.  Our success is also dependent upon the efforts and abilities of our management team.  If we lose the services of certain of our current management team members, we may not be able to find qualified replacements which would harm the continuation and management of our business.

Our revenue is dependent upon the sales efforts of others.

We are dependent upon the sales and marketing efforts of IBM and other third-party businesses in order to derive licensing revenue from our CodecSys technology.  Such businesses may not continue their sales efforts which would adversely affect our potential licensing fees.  We are not able to control the sales and marketing efforts of these third parties.  Moreover, our total revenues in recent periods have decreased dramatically from prior corresponding periods.  Limited revenues from our historical sources make us even more dependent upon the sales efforts of others.

We rely heavily on a few significant customers and if we lose any of these significant customers, our business may be harmed.

A small number of customers account for a large percentage of our revenue.  Our business model relies upon generating new sales to existing and new customers.  Sales revenues from our three largest customers accounted for approximately 57% of total revenues for the year ended December 31, 2007 and 80% of total revenues for the year ended December 31, 2006.  The three largest customers in 2007 are not the same as the three largest customers in 2006, as we lost one of those customers.  Any material reduction in revenues generated from any one of our largest customers could harm our results of operations, financial condition and liquidity.  Our largest customers may not continue to purchase our services and may decrease their level of purchases.  We do not expect that our largest customer will purchase as much of our services in 2008 as in 2007.  To the extent that our largest customer reduces its reliance on us or terminates its relationship with us, revenues would decline substantially, which would harm our business, unless we can replace that customer with another similarly large customer.

There is significant uncertainty regarding our patent and proprietary technology protection.

Our success is dependent upon our CodecSys technology and other intellectual property rights.  If we are unable to protect and enforce these intellectual property rights, competitors will have the ability to introduce competing products that are similar to ours.  If this were to occur, our revenues, market share and operating results would suffer.  To date, we have relied primarily on a combination of patent, copyright, trade secret, and trademark laws, and nondisclosure and other contractual restrictions on copying and distribution to protect our proprietary technology. Our initial U.S. patent related to our CodecSys technology was granted by the PTO in August 2007.  As of March 15, 2008, we also had seven issued foreign patents and 20 pending U.S. and foreign patent applications.  If we fail to deter misappropriation of our proprietary information or if we are unable to detect unauthorized use of our proprietary information, then our revenues, market share and operating results will suffer.  The laws of some countries may not protect our intellectual property rights to the same extent as do the laws of the United States.  Furthermore, litigation may be necessary to enforce our intellectual property rights, to protect trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity.  This litigation could result in substantial costs and diversion of resources that would harm our business.

Our products could infringe on the intellectual property rights of others, which may subject us to future litigation and cause financial harm to our business.

To date, we have not been notified that our services, products and technology infringe the proprietary rights of third parties, but there is the risk that third parties may claim infringement by us with respect to current or future operations.  We expect software developers will increasingly be subject to infringement claims as the number of products and competitors in the industry segment grows and the functionality of products in different industry segments overlaps.  Any of these claims, with or without merit, could be time-consuming to defend, result in costly litigation, divert management’s attention and resources, cause product shipment delays, or require us to enter into royalty or licensing agreements.  These royalty or licensing agreements, if required, may not be available on terms acceptable to us.  A successful claim against us of infringement and failure or inability to license the infringed or similar technology on favorable terms would harm our business.

Our common stock is considered “penny stock” which may make selling the common stock difficult.

Our common stock is considered to be a “penny stock” under the definitions in Rules 15g-2 through 15g-6 promulgated under Section 15(g) of the Securities Exchange Act of 1934, as amended.  Under the rules, stock is considered “penny stock” if:  (i) the stock trades at a price less than $5.00 per share; (ii) it is not traded on a “recognized” national exchange; (iii) it is not quoted on the Nasdaq Stock Market, or even if quoted, has a price less than $5.00 per share; or (iv) is issued by a company with net tangible assets less than $2.0 million, if in business more than a continuous three years, or with average revenues at less than $6.0 million for the past three years.  The principal result or effect of being designated a “penny stock” is that securities broker-dealers cannot recommend our stock but must trade it on an unsolicited basis.

Section 15(g) of the Exchange Act and Rule 15g-2 promulgated thereunder by the SEC require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor’s account.  Potential investors in our common stock are urged to obtain and read such disclosure carefully before purchasing any shares that are deemed to be “penny stocks.”  Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor.  This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives.  Compliance with these requirements may make it more difficult for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

Trading in our securities could be subject to extreme price fluctuations that could cause the value of your investment to decrease.

Our stock price has fluctuated in the past and could continue to do so in the future.  Our stock is thinly-traded, which means investors will have limited opportunities to sell their shares of common stock in the open market.  Limited trading of our common stock also contributes to more volatile price fluctuations.  The market price of our common stock is also subject to extreme fluctuations because of the nature of the CodecSys technology and the potential for large-scale acceptance or rejection of our technology in the marketplace.  Given these fluctuations, an investment in our stock could lose value.  A significant drop in our stock price could expose us to the risk of securities class action lawsuits.  Defending against such lawsuits could result in substantial costs and divert management’s attention and resources, thereby causing an investment in our stock to lose additional value.

Future sales of our common stock could cause our stock price to decrease.

Substantial sales of our common stock in the public market, or the perception by the market that such sales could occur, could lower our stock price.  As of March 31, 2008, we had 38,501,296 shares of common stock outstanding.  As of March 31, 2008, stock options, including options granted to our employees, and warrants to purchase an aggregate of 15,780,465 shares of our common stock were issued and outstanding, a substantial portion of which were fully exercisable.  As of March 31, 2008, notes convertible into 3,418,961 shares of our common stock were issued and outstanding.  Future sales of our common stock, or the availability of our common stock for sale, may cause the market price of our common stock to decline.

Any stock ownership interest may be substantially diluted by future issuances of securities.

We may issue shares of our common stock to holders of outstanding convertible notes, stock options and warrants.  The conversion of the convertible notes and the exercise of options and warrants into shares of our common stock will be dilutive to shareholders.  We also have offered and expect to continue to offer stock options to our employees and others, and have approximately 940,000 shares of common stock available for future issuance under our long-term incentive stock option plan.  To the extent that future stock options are granted and ultimately exercised, there will be further dilution to shareholders.

We have never paid dividends and do not anticipate paying any dividends on our common stock in the future, so any return on an investment in our common stock will depend on the market price of the stock.

We currently intend to retain any future earnings to finance our operations.  The terms and conditions of our convertible notes restrict and limit payments or distributions in respect of our common stock.  The return on any investment in our common stock will depend on the future market price of our common stock and not on any potential dividends.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder, that involve inherent risk and uncertainties.  Any statements about our expectations, beliefs, plans, objectives, strategies or future events or performance constitute forward-looking statements.  These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend” and similar words or phrases.  Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed or implied therein.  All forward-looking statements are qualified in their entirety by reference to the factors discussed in this prospectus, including, among others, the following risk factors discussed more fully under the caption “Risk Factors” above:

•

dependence on commercialization of our CodecSys technology;

•

our need and ability to raise sufficient additional capital;

•

our continued losses;

•

restrictions contained in our outstanding convertible notes;

•

general economic and market conditions;

•

adverse credit market conditions;

•

ineffective internal operational and financial control systems;

•

rapid technological change;

•

intense competitive factors;

•

our ability to hire and retain specialized and key personnel;

•

dependence on the sales efforts of others;

•

dependence on significant customers;

•

uncertainty of intellectual property protection;

•

potential infringement on the intellectual property rights of others;

•

factors affecting our common stock as a “penny stock;”

•

extreme price fluctuations in our common stock;

•

price decreases due to future sales of our common stock;

•

future shareholder dilution; and

•

absence of dividends.

Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed or implied in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statement.  Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of future events or developments.  New factors emerge from time to time, and it is not possible for us to predict which factors will arise.  In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

USE OF PROCEEDS

We also will not receive any proceeds from the conversion of the unsecured convertible note held by a selling shareholder.  We will, however, receive proceeds from the exercise of the warrants held by the selling shareholders.  We have no assurance that the warrants will be exercised by the selling shareholders, or that the unsecured convertible note will be converted into shares of our common stock.

The outstanding warrants covered by this prospectus that are held by the selling shareholders are exercisable for (i) 231,600 shares of our common stock at an exercise price of $1.60 per share, (ii) 750,000 shares of our common stock at an exercise price of $1.75 per share, and (iii) 818,790 shares of our common stock at an exercise price of $2.00 per share.  If all of the outstanding warrants covered by this prospectus are exercised in full, we will issue 1,800,390 shares of our common stock, and we will receive aggregate proceeds of $3,320,640.  Any proceeds we receive upon exercise of the warrants will be used by us for working capital and general corporate purposes.

COMMON STOCK PRICE RANGE

Our common stock is currently traded on the OTC Bulletin Board under the symbol “BCST.”  The following table sets forth, for the periods indicated, the high and low bid quotations, as adjusted for stock splits of our common stock, as reported by the OTC Bulletin Board, and represents prices between dealers, does not include retail markups, markdowns or commissions, and may not represent actual transactions:

	High Bid	Low Bid
2008
First Quarter	$4.00	$2.35

2007
First Quarter	$1.99	$0.90
Second Quarter	1.55	0.86
Third Quarter	1.96	0.81
Fourth Quarter	4.90	1.81

2006
First Quarter	$2.60	$1.10
Second Quarter	3.35	1.30
Third Quarter	2.00	1.33
Fourth Quarter	1.83	1.10

2005
First Quarter	$4.30	$3.25
Second Quarter	4.29	2.65
Third Quarter	4.30	3.00
Fourth Quarter	3.30	1.50

As of June 1, 2008, we had 38,601,585 shares of our common stock issued and outstanding, and there were approximately 1,400 shareholders of record.

DIVIDEND POLICY

We have never paid or declared any cash dividends.  Future payment of dividends, if any, will be at the discretion of our board of directors and will depend, among other criteria, upon our earnings, capital requirements, and financial condition as well as other relative factors.  Management intends to retain any and all earnings to finance the development of our business, at least in the foreseeable future.  Such a policy is likely to be maintained as long as necessary to provide working capital for our operations.  Moreover, our outstanding convertible notes contain restrictive covenants that prohibit us to declare or pay dividends.

CAPITALIZATION

The following table presents our capitalization as of March 31, 2008.  You should read this table in conjunction with “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere herein.

March 31, 2008
Total liabilities	$12,364,875
Stockholders’ equity:
Common stock, par value $.05 per share, 180,000,000 shares authorized; 37,775,034 shares issued and outstanding (1)	1,925,065
Preferred stock, no par value, 20,000,000 shares authorized, none issued and outstanding	--
Additional paid-in capital	67,920,900
Unexercised options and warrants	3,977,566
Accumulated other comprehensive loss	(560,187)
Accumulated deficit	(65,814,372)
Total stockholders’ equity	7,448,972
Total capitalization	$19,813,847

(1)

Shares issued and outstanding as of March 31, 2008 do not include (i) up to 3,418,961 shares of common stock issuable upon conversion of outstanding senior secured convertible notes and an unsecured convertible note and up to 2,921,000 shares of common stock issuable upon exercise of related warrants; (ii) 5,073,201 shares of common stock issuable upon exercise of outstanding stock options granted pursuant to our long-term incentive plan; (iii) 691,508 shares of common stock reserved for issuance under our long-term incentive plan; and (iv) up to 7,786,264  shares of common stock issuable upon exercise of outstanding warrants.  See “Description of Our Capital Stock.”

SELECTED FINANCIAL DATA

The following selected financial data are derived from our consolidated financial statements.  This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.  The selected consolidated balance sheet data as of December 31, 2007 and 2006 and the selected consolidated statement of operations data for the years ended December 31, 2007, 2006 and 2005 have been derived from our consolidated financial statements audited by HJ & Associates, LLC, independent registered public accounting firm, included elsewhere herein.  The selected consolidated balance sheet data as of December 31, 2005, 2004 and 2003 and the selected consolidated statement of operations data for each of the years ended December 31, 2004 and 2003 have been derived from our audited consolidated financial statements not included herein.  The selected consolidated balance sheet data as of March 31, 2008 and the selected consolidated statement of operations data for the three months ended March 31, 2008 and 2007 have been derived from unaudited condensed consolidated financial statements that are included elsewhere in this prospectus.  The unaudited condensed consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair statement of our financial position and operating results for the periods presented.  Historical results are not necessarily indicative of the results to be expected in the future.

	Year Ended December 31,					Three Months Ended March 31,
	2003	2004	2005	2006	2007	2007	2008
						(Unaudited)
Statement of Operations Data:
Net sales	$ 4,928,486	$ 5,385,657	$ 5,380,869	$ 13,894,383	$ 4,297,784	$ 1,599,066	$ 1,187,392
Cost of sales	5,027,314	5,438,409	5,434,433	13,153,261	4,273,490	1,594,775	1,136,446
Gross margin (loss)	(98,828)	(52,752)	(53,564)	741,122	24,294	4,291	50,946
Operating expenses:
Administrative and general	910,239	1,939,319	2,958,232	4,583,512	8,755,709	1,574,684	1,534,181
Selling and marketing	518,768	732,959	720,841	693,223	556,568	142,621	246,192
Production and maintenance	159,764	35,109	--	--	--	--	--
Research and development in process	--	12,659,094	812,581	2,323,843	1,274,792	185,063	776,633
Impairment of license rights	2,154,608	--	--	1,732,600	1,142,400	--	--
Total operating expenses	3,743,379	15,366,481	4,491,654	9,333,178	11,729,469	1,902,368	2,557,006
Income (loss) from operations	(3,842,207)	(15,419,233)	(4,545,218)	(8,592,056)	(11,705,175)	(1,898,077)	(2,506,060)
Other income (expense)	(87,037)	(1,069,479)	(1,036,461)	(7,005,853)	(14,582,169)	(2,416,520)	4,665,043
Income (loss) before income taxes	(3,929,244)	(16,488,712)	(5,581,679)	(15,597,909)	(26,287,344)	(4,314,597)	2,158,983
Income tax (expense) credit	(6,000)	--	--	--	--	--	--
Net profit (loss)	$ 3,935,244)	$ (16,488,712)	$ (5,581,679)	$ (15,597,909)	$ (26,287,344)	$ (4,314,597)	$ 2,158,983
Net profit (loss) per share – basic and diluted	$ (0.23)	$ (0.85)	$ (0.27)	$ (0.56)	$ (0.85)	$ (0.15)	$ 0.05
							(diluted)
Weighted average number of shares of common stock outstanding – basic and diluted	16,847,000	19,365,000	20,844,000	27,962,000	30,942,000	27,854,000	43,762,197
							(diluted)

	December 31,					March 31,
	2003	2004	2005	2006	2007	2008
						(Unaudited)
Balance Sheet Data:
Cash and cash equivalents	$314,667	$173,536	$446,491	$807,741	$16,598,300	$3,302,725
Total current assets	974,482	865,865	2,457,774	3,105,916	19,325,588	10,133,229
Property and equipment, net	1,035,675	764,771	504,162	387,058	641,314	1,259,561
Total assets	2,100,189	1,817,544	3,889,046	5,190,744	21,540,626	19,813,847
Current liabilities	638,454	661,814	5,568,255	6,827,621	15,640,535	8,302,471
Long-term obligations	699,980	1,170,557	1,330,278	2,048,401	2,931,245	4,062,404
Total liabilities	1,338,434	1,832,371	6,898,533	8,876,022	18,571,780	12,364,875
Total stockholders’ equity (deficit)	761,755	(14,827)	(3,009,487)	(3,685,278)	2,968,846	7,448,972

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read together with our consolidated financial statements and related notes that are included elsewhere in this prospectus.  This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties.  Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under the caption “Risk Factors” or in other parts of this prospectus.  See “Cautionary Note Regarding Forward-Looking Statements.”

Critical Accounting Policies

The preparation of financial statements in conformity with U.S. GAAP requires that we make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the related disclosure of contingent assets and liabilities.  On an ongoing basis, we evaluate our assumptions and estimates, including those related to recognition of revenue, valuation of investments, valuation of inventory, valuation of intangible assets, valuation of derivatives, measurement of stock-based compensation expense and any litigation.  We base our estimates on historical experience and on various assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Our accounting policies that are the most important to the portrayal of our financial condition and results, and which require the highest degree of management judgment, relate to the reserves for doubtful accounts receivable, the valuation of stock and options issued for services, revenue recognition and the valuation of investments.

Reserves for Doubtful Accounts Receivable

Management estimates the amount of required reserves for the potential non-collectibility of accounts receivable based upon past experience of collection and consideration of other relevant factors.  Past experience, however, may not be indicative of future collections and therefore we could incur additional charges in the future to reflect differences between estimated and actual collections.

Valuation of Stock and Options

We value and account for the issuance of equity instruments to acquire goods and services based on the fair value of the goods and services or the fair value of the equity instrument at the time of issuance, whichever is more reliably measurable.

Revenue Recognition

We recognize revenue when evidence exists that there is an arrangement between us and our customers, delivery of equipment sold or service has occurred, the selling price to our customers is fixed and determinable with required documentation, and collectibility is reasonably assured.  We recognize as deferred revenue payments made in advance by customers for services not yet provided.

When we enter into a multi-year contract with a customer to provide installation, network management, satellite transponder and help desk, or combination of these services, we recognize this revenue as services are performed and as equipment is sold.  These agreements typically provide for additional fees, as needed, to be charged if on-site visits are required by the customer in order to ensure that each customer location is able to receive network communication. As these on-site visits are performed the associated revenue and cost are recognized in the period the work is completed.

Valuation of Investments

As discussed in Note 7 to the unaudited condensed consolidated financial statements for the three months ended March 31, 2008 included elsewhere herein, we adopted the provisions of SFAS No. 157 effective January 1, 2008.  In valuing our investments, we predominantly use market data or data derived from market sources.  When market data is not available, such as when the investment is illiquid, we utilize a discounted cash flow analysis to arrive at the recorded fair value.  This process involves incorporating our assumption about the anticipated term and the yield that a market participant would require to purchase the security in the marketplace.  We utilized unobservable (Level 3) inputs in determining the fair value of our auction rate preferred securities, which totaled $11,039,813 at March 31, 2008.

Our auction rate preferred securities are classified as available-for-sale securities and reflected at fair value.  In prior periods, due to the auction process which took place every 7-30 days for most securities, quoted market prices were readily available, which would qualify as Level 1 under SFAS No. 157.  However, due to events in credit markets during first quarter 2008, the auction events for most of these instruments failed, and, therefore, we have determined the estimated fair values of these securities utilizing a discounted cash flow analysis as of March 31, 2008.  This analysis considers, among other items, the collateralization of the underlying securities, the expected future cash flows and the expectation of the next time the security is expected to have a successful auction.  These securities were also compared, when possible, to other observable market data with similar characteristics to the securities held by us.  Due to these events, we reclassified these instruments as Level 3 during first quarter 2008 and recorded a temporary unrealized decline in fair value of $560,187, with an offsetting entry to “accumulated other comprehensive loss.”  We currently believe that this temporary decline in fair value is due entirely to liquidity issues and not credit issues, because they are in AAA closed-end bond mutual funds that are over-collateralized by at least 200% and are backed by the underlying marketable securities.  We believe we have sufficient cash and cash equivalents available at March 31, 2008 to allow us sufficient time for the securities to return to full value.  We will re-evaluate each of these factors as market conditions change in subsequent periods.

Executive Overview

In March 2007, we commenced a private placement offering of our securities by selling shares of our common stock at a price of $1.50 per share.  In the offering, the purchaser of each share received a warrant to acquire one share of common stock.  The warrants have a three-year exercise period and are exercisable at an exercise price of $2.00 per share.  In the fourth quarter of 2007, we completed the offering pursuant to which we raised $5,975,317 from the sale of 3,983,557 shares of our common stock.

On October 31, 2007, we entered into an exchange agreement with the holder of our unsecured convertible note in the principal amount of $1.0 million and related warrants.  Pursuant to the exchange agreement, we cancelled the holder’s warrants to acquire up to 2,000,000 shares of our common stock at $2.10 per share and other warrants to acquire up to 2,000,000 additional shares of our common stock at $3.00 per share in exchange for the issuance of 650,000 shares of our common stock to the holder.

In the fourth quarter of 2007, the institutional fund holders of our outstanding senior secured convertible notes issued in 2005 completed conversion of substantially all of their convertible notes into shares of our common stock.  At December 31, 2007, only an immaterial amount of the senior secured convertible notes remained outstanding, and has since been converted.

On November 15, 2007, we entered into a two-year license agreement with IBM pursuant to which we will license our patented CodecSys technology for use by IBM in video encoders that IBM intends to manufacture and sell.  The IBM video encoder is not completed in a commercially deployable form.  The IBM agreement is our first significant license of the CodecSys technology for use in a commercial application.  We believe this agreement may hold substantial revenue opportunities for our business.  Although IBM has commenced marketing and sales activities with respect to products incorporating our CodecSys technology, no sales of products have been made, and we have not derived any material revenue from our CodecSys technology to date.

On December 24, 2007, we completed a $15.0 million private placement of securities with an institutional investor.  Pursuant to the financing, we entered into various agreements with the investor, including (i) a securities purchase agreement pursuant to which we, in exchange for $15.0 million, issued and sold to the investor (A) 1,000,000 shares of our common stock, (B) a 6.25% senior secured convertible promissory note in the principal amount of $15.0 million which is convertible into shares of our common stock at a conversion price of $5.45 per share, and (C) a five-year warrant that is exercisable to purchase up to 1,875,000 shares of common stock at an exercise price of $5.00 per share; (ii) a registration rights agreement pursuant to which we agreed to provide certain registration rights with respect to the shares of common stock, the shares of common stock issuable upon conversion of the note, the shares of common stock issuable as interest shares under the note and shares of common stock issuable upon exercise of the warrant; and (iii) a security agreement granting a first priority security interest in all of our property and assets to secure the note.

Our revenues were significantly less for the year ended December 31, 2007 compared to the year ended December 31, 2006 and for the quarter ended March 31, 2008 compared to the quarter ended March 31, 2007.  Correspondingly, the net cash used for operations increased during these periods.  Until cash from operations are sufficient to cover all corporate expenses, we will continue to deplete our available cash and increase our need for future equity and debt financing.

The conversion feature and the prepayment provision of the $15.0 million senior secured convertible note and the $1.0 million unsecured convertible note have been accounted for as embedded derivatives and valued on the respective transaction dates using a Black-Scholes pricing model.  The warrants related to the convertible notes have been accounted for as derivatives and were valued on the respective transaction dates using a Black-Scholes pricing model as well.  At the end of each quarterly reporting date, the values of the embedded derivatives and the warrants are evaluated and adjusted to current market value.  The conversion features of the convertible notes and the warrants may be exercised at any time and, therefore, have been reported as current liabilities.  Prepayment provisions contained in the convertible notes limit our ability to prepay the notes in certain circumstances  For all periods since the issuance of the senior secured convertible note and the unsecured convertible note, the derivative values of the respective prepayment provisions have been nominal and have not had any offsetting effect on the valuation of the conversion features of the notes.  For a description of the accounting treatment of the senior secured convertible note financing, see Note 5 of our notes to consolidated financial statements included elsewhere herein.

Results of Operations for the Three Months Ended March 31, 2008 Compared to Three Months Ended March 31, 2007

Net Sales

We generated $ 1,187,392 in revenue during the three months ended March 31, 2008.  During the same three-month period in 2007, we generated revenue of $1,599,066.  The decrease in revenue of $411,674, or approximately 35%, was due primarily to less installation work in the three months ended March 31, 2008 for two customers than we did for those customers in the first quarter of 2007.  We realized $791,507 less revenue from services performed for these two customers in the quarter ended March 31, 2008 than in the first quarter of 2007.  We do not expect to perform any services for these customers in the remainder of 2008.  The decrease in revenues from these two customers was partially offset by the addition of two new customers.

Our three largest customers’ sales revenues accounted for approximately 59% of total revenue for the quarter ended March 31, 2008 and 71% of total revenue for the quarter ended March 31, 2007.  Any material reduction in revenues generated from any one of our largest customers could harm our results of operations, financial condition and liquidity.

Cost of Sales

Costs of sales decreased by approximately $458,329 to $1,136,446 for the three months ended March 31, 2008 from $1,594,775 for the three months ended March 31, 2007.  The decrease was due primarily to decreased activity in installation of equipment, which resulted in a decrease in the costs related to such installation services for all customers of $399,813.  There was not a decrease in the cost of equipment relative to the sales price of the equipment, but the general operations department costs decreased by approximately $93,859 due to the decrease in installation activity.  The cost decreases were partially offset by an increase of approximately $10,654 in satellite distribution costs and a $24,690 increase in depreciation and amortization, which was the result of purchases of network and development equipment.

Operating Expenses

General and administrative expenses for the three months ended March 31, 2008 were $1,534,181 compared to $1,574,684 for the three months ended March 31, 2007.  The decrease of approximately $40,503 resulted primarily from a decrease in expenses of $465,228 for options and warrants granted, offset by an increase in expenses incurred for outside consultants of $215,852.  Research and development in process increased by $591,570 for the three months ended March 31, 2008 to $776,633 from $185,063 for the three months ended March 31, 2007.  This increase resulted primarily from increased development staff and related expenses of increasing the development activity.

Interest Expense

For the three months ended March 31, 2008, we incurred interest expense of $1,501,792 compared to interest expense for the three months ended March 31, 2007 of $773,831.  The increase of $727,961 resulted primarily from recording interest expense of $1,047,825 related to note accretion of our 6.25% senior secured convertible note, which was not outstanding during the first quarter of 2007.  The interest expense recorded primarily consisted of interest of $1,131,916 recorded to account for the accretion of note liability on our balance sheet, interest payable on all notes of $247,012 and amortization of debt offering costs of $114,750.

Net Income/Loss

We realized net income for the three months ending March 31, 2008 of $2,158,983 compared with a net loss for the three months ended March 31, 2007 of $4,314,597. The increase in net income of $6,473,580 was primarily the result of an increase in derivative valuation gain of $7,663,453, which resulted primarily from valuation of our 6.25% senior secured convertible note, which was issued in December of 2007.  Even though revenues decreased as described above, gross margin from work performed actually increased by $46,655, which also contributed slightly to the increased net income.  The gain in derivative valuation was partially offset by an increase in research and development in process of $591,570 and an increase in interest expense of $727,961, all as explained above.

Results of Operations for the Years Ended December 31, 2007 and December 31, 2006

Net Sales

We realized net sales of $4,297,784 for the year ended December 31, 2007 compared to net sales of $13,894,383 for the year ended December 31, 2006, which represents a decrease of approximately 223% for the year.  The net decrease in revenues of $9,596,599 was the result of a decrease of $9,168,761 in equipment sales and installation services, a decrease in satellite fees of $304,098, and a decrease in studio and video production services of $237,165 partially offset by an increase in other income of $128,540.  Of the decrease of $9,168,761 in equipment sales and installation revenue, $8,104,482 was the result of decreased revenue from one customer.

Cost of Sales

The cost of sales for the year ended December 31, 2007 aggregated $4,273,490 as compared to the cost of sales of $13,153,261 for the year ended December 31, 2006, which represents a decrease in cost of sales of 208%.  The decrease in cost of sales of $8,879,771 was primarily a result of the decrease in equipment sales and installation services with their attendant costs.  Cost of equipment sales and installation services decreased $8,014,576, which accounted for 90% of the decrease in costs.  The remainder of the decrease in cost of sales was the result of a decrease in operating department costs of $673,017 and a decrease of $139,408 in satellite distribution costs resulting from decreased satellite usage by customers and decreased depreciation of $52,771.

Operating Expenses

We incurred total operating expenses of $11,729,469 for the year ended December 31, 2007 compared to total operating expenses of $9,333,178 for the year ended December 31, 2006.  The increase of $2,396,291 was primarily due to an increase in our general and administrative expenses of $4,172,197, as explained below, partially offset by a decrease in research and development in process expenses of $1,049,051 and a decrease in the expense resulting from the impairment of a technology license of $590,200.  In addition, sales and marketing expenses decreased by $136,655.

Our general and administrative expenses increased $4,172,197 from $4,583,512 for the year ended December 31, 2006 to $8,755,709 for the year ended December 31, 2007.  The increase resulted principally from increases of $2,169,043 in outside consulting expenses, which included consultants working with us to position our company to raise additional funds, to restructure business operations departments, perform investor relations services, and to locate business partners for deployment of our technology.  We also incurred increased expenses of $1,623,712 related to the issuance of options and warrants granted to employees, directors and others.

Our sales and marketing expenses for the year ended December 31, 2007 were $556,568 compared to sales and marketing expenses of $693,223 for the year ended December 31, 2006.  The decrease of $136,655 is due to minor decreases in most expense categories, the largest of which was advertising and promotion.

Interest Expense

We recorded an increase in interest expense of $225,595 from interest of $1,894,620 in 2006 to $2,120,215 in 2007.  Of the total interest expense, we incurred non-cash interest expense of $1,940,710, which included $979,687 of interest related to accretion of notes as notes are recorded on our consolidated balance sheet, $605,337 from extinguishment of debt upon conversion of 6% senior secured convertible notes and amortization of debt issuance expense of $355,686.  In addition, we recorded cash interest expense of $179,505 primarily on our convertible notes.

Net Loss

We had a net loss of $26,287,344 for the year ended December 31, 2007 compared to a net loss of $15,597,909 for the year ended December 31, 2006.  The net loss increased by $10,689,435 which resulted from recording losses or increased expenses of (i) $2,396,291 from operations, as discussed above; (ii) $716,828 resulting from decreased gross margin; and (iii) an increase of $7,576,316 in other expenses, which consisted of an increase of $11,259,960 in the valuation of derivatives related to our senior secured convertible notes and the unsecured convertible note and $225,595 of additional interest expense, as noted above, offset by a decrease of $4,152,591 on securities available for sale related to shares of an unrelated company held by us until December 31, 2006.

Results of Operations for the Years Ended December 31, 2006 and December 31, 2005

Net Sales

We realized net sales of $13,894,383 for the year ended December 31, 2006 compared to net sales of $5,380,869 for the year ended December 31, 2005, which represents an increase of approximately 158% for the year.  We experienced the majority of our revenues from equipment sales and installation which generally have a lower margin than license fees and studio and production fees.  The net increase in revenues of $8,513,514 was the result of an increase of $8,743,311 in equipment sales and installation services and an increase in studio and video production services of $337,861.  These revenues were offset by a decrease of $307,746 in license fees primarily from the loss of one customer and a decrease of $167,343 in satellite fees.  Of the increase of $8,743,311 in equipment sales and installation revenue, $7,334,581 was the result of increased revenue from one customer.

Cost of Sales

The cost of sales for the year ended December 31, 2006 aggregated $13,153,261 as compared to the cost of sales of $5,434,433 for the year ended December 31, 2005, which represents an increase in cost of sales of 142%.  The increase in cost of sales of $7,718,828 was primarily a result of the increase in equipment sales and installation services with their attendant costs.  Cost of equipment sales and installation services increased $7,564,963, which accounted for 98% of the increase in costs.  The remainder of the increase in cost of sales was the result of  an increase in operating department costs of $420,103 offset by a decrease of $163,725 in satellite distribution costs resulting from decreased satellite usage by customers and decreased depreciation of $102,513.

Operating Expenses

We incurred total operating expenses of $9,333,178 for the year ended December 31, 2006, compared to total operating expenses of $4,491,654 for the year ended December 31, 2005.  The increase of $4,841,524 was primarily due to an increase in our general and administrative expenses of $1,625,280, as explained below, an increase in research and development in process expenses of $1,511,262, and the expense resulting from the impairment of our e-publishing technology license of $1,732,600.  Of the increase in research and development in process expenditures, $1,363,126 resulted from recording an expense equal to the excess of cost over book value for the acquisition of VPTI.  These expenses were partially offset by a small decrease in sales and marketing expenses.

Our general and administrative expenses increased $1,625,280 from $2,958,232 for the year ended December 31, 2005 to $4,583,512 for the year ended December 31, 2006.  The increase resulted principally from increases of $1,108,835 in outside consulting expenses, which included consultants working with us to position our company to raise additional funds, to restructure business operations departments, and to locate business partners for deployment of our technology.  We also incurred increased expenses of $937,436 related to the issuance of options and warrants granted to employees, directors and others.

Our sales and marketing expenses for the year ended December 31, 2006 were $693,223 compared to sales and marketing expenses of $720,841 for the year ended December 31, 2005.  The decrease of $27,618 is due to minor decreases in most expense categories, the largest of which was advertising and promotion.

Interest Expense

We recorded an increase in interest expense of $745,411 from interest of $1,149,209 in 2005 to $1,894,620 in 2006.  We incurred interest expense of $1,825,755 on our senior secured convertible notes, which included $888,892 of interest related to accretion of the notes as the notes are recorded on our consolidated balance sheet and amortization of debt issuance expense of $371,452.  In addition, we recorded interest of $67,891 on our unsecured convertible note which included $59,140 related to the accretion of the note as it is recorded on our consolidated balance sheet.

Net Loss

We had a net loss of $15,597,909 for the year ended December 31, 2006 compared to a net loss of $5,581,679 for the year ended December 31, 2005.  The net loss before taxes increased by $10,016,230 which resulted from recording losses or increased expenses of (i) $4,841,524 from operations, which included $1,732,600 for the impairment of our e-publishing technology license discussed above; (ii) $4,152,591 on securities available for sale related to shares of Sun New Media, Inc. held by us until termination of the YLS transaction effective on December 31, 2006, which shares declined in value during the time held by us; (iii) $1,266,300 in the valuation of derivatives related to our senior secured convertible notes and the unsecured convertible note; and (iv) $745,411 of additional interest expense as noted above.

Quarterly Financial Data

Summarized unaudited quarterly financial data for 2006 and 2007 is as follows:

	2006
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Net sales	$2,780,398	$4,283,115	$3,914,108	$2,916,762
Gross margin (loss)	42,447	283,709	132,517	282,449
Net income (loss)	(4,353,413)	(483,699)	(2,116,838)	(8,643,959)
Basic income (loss) per share	(0.19)	(0.02)	(0.07)	(0.28)
Diluted income (loss) per share	(0.19)	(0.02)	(0.07)	(0.28)
	2007
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Net sales	$1,599,066	$763,784	$834,320	$1,100,614
Gross margin (loss)	4,291	(37,051)	14,499	42,555
Net income (loss)	(4,314,597)	(1,219,799)	(6,981,166)	(13,771,782)
Basic income (loss) per share	(0.15)	(0.04)	(0.23)	(0.43)
Diluted income (loss) per share	(0.15)	(0.04)	(0.23)	(0.43)

Contractual Obligations

The following table summarizes our contractual obligations as of December 31, 2007:

	Payments Due
	Within One Year	One Year to Three Years	Three Years to Five Years	After Five Years	Total

Long-term debt obligations (1)	$54,505	$16,000,000	$-	$-	$16,054,505
Capital lease obligations	-	-	-	-	-
Operating lease obligations	413,719	580,715	-	-	994,432
Purchase obligations	-	-	-	-	-
Other obligations	-	-	-	-	-
Total contractual obligations	$468,224	$16,580,715	$-	$-	$17,048,937

(1)

Included in long-term debt are our senior secured convertible note at the principal value of $15,000,000 and our unsecured convertible note at the principal value of $1,000,000.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Liquidity and Capital Resources

At March 31, 2008, we had cash of $3,302,725, total current assets of $10,133,229, total current liabilities of $8,302,471 and total stockholders' equity of $7,448,972.  Included in current liabilities is $6,958,200 which relates to the value of the embedded derivatives for the 6.25% senior secured convertible note and related warrants and the unsecured convertible notes and related warrants.  Our current liabilities, without considering the derivative liability, were $1,344,271 at March 31, 2008

As of March 31, 2008, we held approximately $11,039,816 of auction rate preferred securities, of which $4,075,000 was classified as current assets and $6,964,813 was classified as non-current assets.  Beginning in February 2008, many of these auction rate preferred securities became illiquid because their scheduled auctions failed to settle.  As a result, we may have limited or no opportunities to liquidate a portion of these investments and fully recover their stated value in the near term.  An auction failure occurs when the parties wishing to sell securities at auction cannot effect a sale.  When an auction fails, the affected securities begin to pay interest under their default interest rate terms.  As a result of this illiquidity caused by the lack of an active market, $6,964,813 of these investments were classified as non-current.  However, some of the issuers of the auction rate preferred securities held by us have announced a definitive plan for redemption of these securities in the near term.  As a result, $4,075,000 of these investments were classified as current.  A temporary unrealized loss of $560,187 was recorded in the first quarter of 2008.  We utilized a discounted cash flow analysis in determining the fair value of these securities, which used significant unobservable inputs at March 31, 2008.

We believe the impairment of these securities is temporary because they are backed by more than 200% collateral.  Substantially all of our auction rate preferred securities are currently rated AAA, the highest rating by a rating agency.  We believe we will ultimately be able to liquidate these investments without significant loss through successful auctions or redemptions of securities by the issuers.  However, it could take a long period of time to realize the investments’ full value for a portion of the investments.  Based on our expected operating cash flows, and our other sources of cash, we do not anticipate that the current illiquidity of $6,964,813 of these investments will adversely affect our operations.

We experienced negative cash flow used in operations during the three months ending March 31, 2008 of $1,878,480 compared to negative cash flow used in operations for the three months ended March 31, 2007 of $534,387.  The negative cash flow was met by cash reserves.  We experienced negative cash flow used in operations during the fiscal year ended December 31, 2007 of $6,112,473 compared to negative cash flow used in operations for the year ended December 31, 2006 of $3,144,370.  The negative cash flow was met by sales of our common stock  and related warrants to investors pursuant to a private placement offering and by issuance of the senior secured convertible note and related securities.  We expect to continue to experience negative operating cash flow as long as we continue our technology commercialization and development program or until we begin to receive licensing revenue from licenses of our CodecSys technology or increase our sales by adding new customers.

On December 24, 2007, we entered into a securities purchase agreement described above in which we raised $15,000,000 (less $937,000 of prepaid interest).  We intend to use the proceeds from this financing to support our CodecSys commercialization and development and for general working capital purposes.  The senior secured convertible note is due December 21, 2010 and bears interest at 6.25% per annum.  Interest for the first year was prepaid at closing.  Interest-only payments thereafter in the amount of $234,375 are due quarterly and commence in April 2009.  Interest payments may be made through issuance of common stock in certain circumstances.  The note is convertible into 2,752,294 shares of our common stock at a conversion price of $5.45 per share, convertible any time during the term of the note.  We have granted a first priority security interest in all of our property and assets and of our subsidiaries to secure our obligations under the note and related transaction agreements.

In connection with the financing, the senior secured convertible note holder received warrants to acquire 1,875,000 shares of our common stock exercisable at $5.00 per share.  The warrants are exercisable any time for a five-year period beginning on the date of grant.  We also issued to the convertible note holder 1,000,000 shares of our common stock valued at $3,750,000 and incurred an additional $1,377,000 for commissions, finders fees and other transaction expenses, including the grant of a three-year warrant to purchase 112,500 shares of our common stock to a third party at an exercise price of $3.75 per share, valued at $252,000.  A total of $1,377,000 was included in debt offering costs and is being amortized over the term of the note.

The $5.45 conversion price of the senior secured convertible note and the $5.00 exercise price of the warrants are subject to adjustment pursuant to standard anti-dilution rights.  These rights include (i) equitable adjustments in the event we effect a stock split, dividend, combination, reclassification or similar transaction; (ii) “weighted average” price protection adjustments in the event we issue new shares of common stock or common stock equivalents in certain transactions at a price less than the then current market price of our common stock; and (iii) “full ratchet” price protection adjustments in the event we issue new shares of common stock or common stock equivalents in certain transactions at a price less than $5.45 per share.

The senior secured convertible note contains a prepayment provision allowing us to prepay, in certain limited circumstances, all or a portion of the note.  The portion of the note subject to prepayment must be purchased at a price equal to the greater of (i) 135% of the amount to be purchased and (ii) the company option redemption price, as defined in the note.  Even if we elect to prepay the note, the note holder may still convert any portion of the note being prepaid pursuant to the conversion feature thereof.

We also entered into a registration rights agreement with the holder of the senior secured convertible note pursuant to which we agreed to provide certain registration rights with respect to the shares of common stock, the shares of common stock issuable upon conversion of the note, the shares of common stock issuable as interest shares under the note and shares of common stock issuable upon exercise of the warrant under the Securities Act of 1933, as amended.  The holder is entitled to demand registration of the above-mentioned shares of common stock after six months from the closing of the securities purchase agreement in certain circumstances.

The securities purchase agreement under which the senior secured convertible note and related securities were issued contains, among other things, covenants that may restrict our ability to obtain additional capital, to declare or pay a dividend or to engage in other business activities.  A breach of any of these covenants could result in a default under our senior secured convertible note, in which event the holder of the note could elect to declare all amounts outstanding to be immediately due and payable, which would require us to secure additional debt or equity financing to repay the indebtedness or to seek bankruptcy protection or liquidation.  The securities purchase agreement provides that we cannot do any of the following without the prior written consent of the holder:

•

directly or indirectly, redeem, or declare or pay any cash dividend or distribution on, our common stock;

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issue any additional notes or issue any other securities that would cause a breach or default under the senior secured convertible note;

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issue or sell any rights, warrants or options to subscribe for or purchase common stock or directly or indirectly convertible into or exchangeable or exercisable for common stock at a price which varies or may vary with the market price of the common stock, including by way of one or more reset(s) to any fixed price unless the conversion, exchange or exercise price of any such security cannot be less than the then applicable conversion price with respect to the common stock into which any note is convertible or the then applicable exercise price with respect to the common stock into which any warrant is exercisable;

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enter into or affect any dilutive issuance (as defined in the note) if the effect of such dilutive issuance is to cause us to be required to issue upon conversion of any note or exercise of any warrant any shares of common stock in excess of that number of shares of common stock which we may issue upon conversion of the note and exercise of the warrants without breaching our obligations under the rules or regulations of the principal market or any applicable eligible market;

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liquidate, wind up or dissolve (or suffer any liquidation or dissolution);

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convey, sell, lease, license, assign, transfer or otherwise dispose of all or any substantial portion of our properties or assets, other than transactions in the ordinary course of business consistent with past practices, and transactions by non-material subsidiaries, if any;

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cause, permit or suffer, directly or indirectly, any change in control transaction as defined in the senior secured convertible note.

On November 2, 2006, we closed on a convertible note securities agreement dated October 28, 2006 with an individual that provided we issue to the convertible note holder (i) an unsecured convertible note in the principal amount of $1,000,000 representing the funding received by us from an affiliate of the convertible note holder on September 29, 2006, and (ii) four classes of warrants (A warrants, B warrants, C warrants and D warrants) which gave the convertible note holder the right to purchase a total of 5,500,000 shares of our common stock as described below.  The unsecured convertible note is due October 16, 2009 and bears an annual interest rate of 5%, payable semi-annually in cash or in shares of our common stock if certain conditions are satisfied.  The unsecured convertible note is convertible into shares of our common stock at a conversion price of $1.50 per share, convertible any time during the term of the note, and is subject to standard anti-dilution rights.

The A warrants and B warrants expire December 3, 2008.  The original expiration date was to be one year after the effective date of a registration statement filed under the Securities Act registering the subsequent sale of shares received from exercise of the A warrants and B warrants, but was extended in connection with the exchange agreement described below.  The A warrants grant the convertible note holder the right to purchase up to 750,000 shares of common stock at an exercise price of $1.60 per share and the B warrants grant the convertible note holder the right to purchase up to 750,000 shares of common stock at an exercise price of $1.75 per share.  The convertible note holder also received C warrants to purchase 2,000,000 shares of common stock and D warrants to purchase 2,000,000 shares of common stock, all of which have been cancelled as discussed below.  The A warrants and B warrants are exercisable at any time until their expiration date and are subject to adjustment pursuant to standard anti-dilution rights.  As of March 15, 2008, the convertible note holder had exercised 475,000 A warrants and no B warrants.

In October 2007, we entered into an exchange agreement with the convertible note holder.  Pursuant to the exchange agreement, we cancelled the C warrant holder’s right to acquire up to 2,000,000 shares of our common stock at $2.10 per share and the D warrant holder’s right to acquire up to 2,000,000 shares of our common stock at $3.00 per share in exchange for the issuance of 650,000 shares of our common stock.

In 2005, we secured a new customer contract, which resulted in revenues of approximately $1,400,000 for 2005 and $8,775,000 for 2006 and was our largest customer in 2007.  We realized revenues of only $668,771 from this customer in 2007.  We have, however, recently secured an additional customer that  could partially replace the revenues lost from our largest customer in 2006, but we do not yet know the extent of the work or services that we will be providing for this customer.  We anticipate that our negative cash flow will diminish as our new customers makes projects and equipment available and as we are able to perform under their respective contracts.

Our monthly operating expenses currently exceed our monthly net sales by approximately $500,000 per month.  This amount could increase significantly.  We expect our operating expenses will continue to outpace our net sales until we are able to generate additional revenue.  Our business model contemplates that sources of additional revenue include (i) sales from our private communication network services, (ii) sales resulting from new customer contracts , and (iii) sales, licensing fees and/or royalties related to commercial applications of our CodecSys technology, including from our IBM license agreement.

Our long-term liquidity is dependent upon execution of our business model and the realization of additional revenue and working capital as described above, and upon capital needed for continued commercialization and development of the CodecSys technology.  Commercialization and future applications of the CodecSys technology are expected to require additional capital estimated to be approximately $2.0 million annually for the foreseeable future.  This estimate will increase or decrease depending on specific opportunities and available funding.

To date, we have met our working capital needs primarily through funds received from sales of our common stock and from convertible debt financings.  Until our operations become profitable, we must continue to rely on external funding.

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”), which establishes specific criteria for the fair value measurements of financial and nonfinancial assets and liabilities that are already subject to fair value under current accounting rules.  SFAS 157 also requires expanded disclosures related to fair value measurements.  In February 2008, the FASB approved FASB Staff Position (“FSP”) FAS 157-2, “Effective Date of FASB Statement No. 157” (“FSP 157-2”) which allows companies to elect a one-year delay in applying SFAS 157 to certain fair value measurements of non-financial instruments, except for those recognized or disclosed at fair value on at least an annual basis.  We elected the delayed adoption date for the portions of SFAS 157 impacted by FSP 157-2 and, as a result, we partially adopted SFAS 157 on January 1, 2008.  The partial adoption of SFAS 157 was prospective and did not have a significant effect on our condensed consolidated financial statements for the three months ended March 31, 2008.  See Note 7 of our unaudited financial statements for the three months ended March 31, 2008 for information about fair value measurements.  We are currently evaluating the impact of applying the deferred portion of SFAS 157 to the nonrecurring fair value measurements of our nonfinancial assets and nonfinancial liabilities.  In accordance with FSP 157-2, the fair value measurements for these items will be adopted effective January 1, 2009.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of SFAS 115” (“SFAS 159”).  SFAS 159 permits a company to voluntarily elect to use fair value, instead of historic or original cost, to account for certain financial assets and liabilities.  The fair value option is designated on an item-by-item basis, is irrevocable and requires that changes in fair value in subsequent periods be recognized in earnings in the period of change.  We adopted SFAS 159 on January 1, 2008.  The adoption had no impact on our condensed consolidated financial statements for the three months ended March 31, 2008 as we did not make a fair value election for any of our existing financial assets and liabilities.  Any election to use the fair value method for future eligible transactions will be made on a case-by-case and instrument-by-instrument basis.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141R”).  Under SFAS 141R, an entity is required to recognize the assets acquired, liabilities assumed, contractual contingencies, and contingent consideration at their fair value on the acquisition date.  SFAS 141R further requires that acquisition-related costs be recognized separately from the acquisition and expensed as incurred, restructuring costs generally be expensed in periods subsequent to the acquisition date, and changes in accounting for deferred tax asset valuation allowances and acquired income tax uncertainties after the measurement period impact income tax expense.  In addition, acquired in-process research and development is capitalized as an intangible asset and amortized over its estimated useful life.  The adoption of SFAS 141R will change our accounting treatment for business combinations on a prospective basis beginning in the first quarter of fiscal year 2009.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of Accounting Research Bulletin No. 51” (“SFAS 160”), which establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest, and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated.  SFAS 160 also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners.  SFAS 160 is effective for fiscal years beginning after December 15, 2008.  We do not expect that the adoption of SFAS 160 will have a significant impact on our consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133” (“SFAS 161”), which requires enhanced disclosures about an entity’s derivative and hedging activities and thereby improves the transparency of financial reporting.  SFAS 161 is effective for fiscal years beginning after November 15, 2008.  We are currently evaluating the impact of SFAS 161 on our consolidated financial statements.

We have reviewed all other recently issued, but not yet adopted, accounting pronouncements in order to determine their effects, if any, on our consolidated financial statements.  Based on that review, we believe that none of these pronouncements will have a significant effect on our current or future consolidated financial statements.

Quantitative and Qualitative Disclosures about Market Risk

Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates.  We do not issue financial instruments for trading purposes or have any derivative financial instruments.  As discussed above, however, the embedded conversion feature and prepayment option of our senior secured convertible note and related warrants and our unsecured convertible note and related warrants are deemed to be derivatives and are subject to quarterly “mark-to-market” valuations.

We have investments in auction rate preferred securities, which are classified as available-for-sale securities and reflected at fair value.  Due primarily to instability in the credit markets, we have classified $6,964,813 of these investments as non current assets in the unaudited condensed consolidated balance sheet as of March 31, 2008 included elsewhere herein.  The remaining investment in auction rate preferred securities totaling $4,075,000 is classified as current assets since the issuers of these securities have announced definitive plans for redemption, which will happen in the near future.  For a complete discussion on auction rate preferred securities, including our methodology for estimating their fair value, see Note 7 to the unaudited condensed consolidated financial statements included elsewhere herein.

Our cash and cash equivalents are also exposed to market risk.  However, because of the short-term maturities of our cash and cash equivalents, we do not believe that an increase in market rates would have any significant impact on the realized value of our cash and cash equivalent investments.  We currently do not hedge interest rate exposure and are not exposed to the impact of foreign currency fluctuations.

BUSINESS

Background

We were organized as a Utah corporation under the name “Laser Corporation” in 1983.  Laser Corporation completed a public offering and registered its class of common stock under Section 12(g) of the Securities Exchange Act of 1934, as amended.  In July 2003, Laser Corporation discontinued its laser equipment business and ceased active operations.

On October 1, 2003, Laser Corporation completed the acquisition of BI Acquisitions, Inc., or BI, pursuant to a stock exchange agreement among Laser Corporation, BI and the shareholders of BI.  Under the stock exchange agreement, Laser Corporation issued shares of its common stock to the shareholders of BI in exchange for all of the issued and outstanding shares of BI.  As a result of the transaction, (i) the BI shareholders acquired, in the aggregate, 98% of the equity ownership of Laser Corporation, (ii) BI became a wholly-owned subsidiary of Laser Corporation, and (iii) Laser Corporation recommenced active operations by continuing BI’s business of managing private satellite communication networks and providing video and audio production services.  For accounting purposes, the transaction was treated as a reverse acquisition of Laser Corporation by BI.

On January 13, 2004, pursuant to the stock exchange agreement, the name of our corporation was changed from Laser Corporation to “Broadcast International, Inc.” and a 10:1 reverse stock split of our common stock was effected.  References used herein to “we,” “our,” “us” and “Broadcast International” refer to Broadcast International, Inc. and our consolidated subsidiaries.

On May 18, 2004, we acquired a majority ownership interest in IDI pursuant to the confirmation of IDI’s plan of reorganization under the federal bankruptcy laws.  Prior to the plan of reorganization, we had assumed operating control of IDI and its business of developing and commercializing the CodecSys technology.  Under the plan of reorganization, we agreed to issue shares of our common stock and pay cash to creditors of IDI in exchange for shares of the common stock of IDI representing majority ownership of IDI.  Since confirmation of the plan of reorganization, the operations of IDI have been consolidated with those of Broadcast International.

Prior to the IDI plan of reorganization, Broadcast International and IDI entered into various transactions with Streamware Solutions AB, a licensee of the CodecSys technology.  These transactions were effected in February 2004 in order to clarify IDI’s rights to such technology and limit Streamware’s license.  Pursuant to the transactions with Streamware, we issued shares of our common stock and stock options to certain Streamware principals and shareholders.

Following the IDI plan of reorganization, we entered into settlement agreements with the IDI co-founders and certain entities affiliated with the co-founders.  These agreements were effected in September 2004 in order to consolidate the ownership and control of the CodecSys technology, to settle outstanding disputes and to satisfy certain obligations of the parties reflected in the plan of reorganization.

Pursuant to the settlement agreements, we cancelled a prior agreement with the co-founders, terminated various obligations to the affiliates of the co-founders, and issued stock options and made a cash payment to the IDI co-founders.  In return, the co-founders surrendered their stock in IDI for cancellation.

The plan of reorganization and consolidation of IDI, including the related transactions with Streamware and the settlement agreement with the co-founders of IDI, as summarized above, were material transactions affecting Broadcast International in 2004.  Each of these transactions is more fully described in Note 5 of the audited financial statements, notes to consolidated financial statements included elsewhere in this prospectus.

Overview

We install, manage and support private communication networks for large organizations that have widely-dispersed locations or operations.  Our enterprise clients use these networks to deliver training programs, product announcements, entertainment and other communications to their employees and customers.  We use a variety of delivery technologies, including satellite, Internet streaming and WiFi, depending on the specific needs and applications of our clients.  All of the communication networks we work with utilize industry standard products and equipment sold by other companies.  We sell a limited number of proprietary network products in connection with the services we provide.  We also offer audio and video production services for our clients.

We own proprietary video compression technology that we have trademarked “CodecSys.”  Video compression is the process by which video content is converted into a digital data stream for transmission over satellite, cable, Internet or wireless networks.  Today, video compression is generally accomplished by using a single technique or computer formula to create a particular data stream.  Our CodecSys technology is a video operating system that uses multiple techniques or computer formulas to create a particular data stream.  With CodecSys, video content may be transmitted over decreased bandwidth while maintaining media quality.  We believe our CodecSys technology will offer significant efficiencies and cost savings associated with video content transmission and storage.

On November 15, 2007, we entered into a two-year license agreement with IBM pursuant to which we will license our patented CodecSys technology for use by IBM in video encoders that IBM intends to manufacture and sell.  The IBM video encoder is not completed in a commercially deployable form.  The IBM agreement is our first significant license of the CodecSys technology for use in a commercial application.  We believe this agreement may hold substantial revenue opportunities for our business.  Although IBM has commenced marketing and sales activities with respect to products incorporating our CodecSys technology, no sales of products have been made and we have not derived any material revenue from our CodecSys technology to date.

We continue to develop the CodecSys technology for a variety of applications, including Internet streaming, satellite encoding and transmitting video content to cellular phones and other hand-held electronic devices.  Commercialization and future applications of the CodecSys technology are expected to require additional capital estimated to be approximately $2.0 million annually.  This estimate may increase or decrease depending on specific opportunities and available funding.

Services

Following are some of the ways in which businesses utilize our services.

Internal Business Applications

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Deliver briefings from the CEO or other management

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Launch new products or services

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Present new marketing campaigns

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Train employees

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Announce significant changes or implement new policies and procedures

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Respond to crisis situations

External Business Applications

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Make promotional presentations to prospective customers or recruits

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Provide product/service training to customers

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Train and communicate with sales agents, dealers, VARs, franchisees, association members, etc.

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Sponsor satellite media tours

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Provide video/audio news releases

Satellite-Based Services

We utilize satellite technology for various business training and communication applications.  The list that follows describes the comprehensive offering of products and services that attracts companies in need of a satellite solution.

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Network design and engineering

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Receiving equipment and installation

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Network management

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24/7 help desk services

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On-site maintenance and service

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Full-time or occasional transponder purchases (broadcast time)

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Uplink facilities or remote SNG uplink trucks

Streamed Video Hosting Services

Until the last few years, satellite was the only technology that could deliver quality point to multi point video for business applications.  Now, with the advancement of streaming technologies and the increase of bandwidth, the Internet provides an effective platform for video-based business training and communications.  Our management believes that the Internet will become a major means of broadband business video delivery.  Consequently, we have invested in the infrastructure and personnel needed to be a recognized provider of Internet-based services.  Following are the services we currently provide:

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Dedicated server space

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High-speed, redundant Internet connection

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Secure access

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Seamless links from client's website

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Customized link pages and media viewers

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Testing or self-checks

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Interactive discussion threads

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Participation/performance reports for managers/administrators

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Notification of participants via email

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Pay-per-view or other e-commerce applications

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Live events

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24/7 technical support

Production and Content Development Services

To support both satellite and Internet-based delivery platforms, we employ professional production and content development teams and operate full service video and audio production studios.  A list of support services follows:

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In-studio or on-location video/audio production

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Editing/post-production

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Instructional design

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Video/audio encoding for Internet delivery

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Conversion of text or PowerPoint to HTML

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Alternative language conversion

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Access to “off-the-shelf” video training content

Service Revenue

We generate revenue by charging fees for the services we provide, and/or by selling equipment and satellite time.  A typical satellite network generates one-time revenues from the sale and installation of satellite receivers and antennas and monthly revenues from network management services.  On-site maintenance/service, production fees, and occasional satellite time are charged as they are used.

For Internet-based services, we charge customers monthly fees for hosting content, account management, quality assurance and technical support, if requested.  For delivery of content, we generally charge a fee every time a person listens to or watches a streamed audio or video presentation.  Encoding, production and content creation or customization are billed as these services are performed.  We have also entered into content development partnerships with professional organizations that have access to subject matter experts.  In these cases, we produce web-based training presentations and sell them on a pay-per-view basis, sharing revenues with the respective partner.

In the process of creating integrated technology solutions, we have developed proprietary software systems such as our content delivery system, incorporating site, user, media and template controls to provide a powerful mechanism to administer content delivery across multiple platforms and to integrate into any web-based system.  We use our content delivery system to manage networks of thousands of video receiving locations for enterprise clients.

The percentages of revenues derived from our different services fluctuate depending on the customer contracts entered into and the level of activity required by such contracts in any given period.  Of our net sales in 2007, approximately 85% were derived from satellite–based services and approximately 15% were derived from product and content development and all other services.

Our network management and support services are generally provided to customers by our operations personnel located at our corporate headquarters.  Our production and content development services are generally provided by our personnel from our production studio.  We generally contract with independent service technicians to perform our installation and maintenance services at customer locations throughout the United States.

E-Publishing Reader Technology

We own proprietary rights to use certain flash based e-publishing reader technology.  This technology gives us an opportunity to sell a software application to existing and new customers.  The software allows a customer to produce an e-magazine for easy, fast and inexpensive Internet delivery to its employees, distributors and customers.  It contains unique characteristics giving the user the look and feel of a printed magazine, but allows for in depth descriptions and pricing of products when requested by the customer.  In addition, we anticipate incorporating our CodecSys technology with this technology to provide low bandwidth video as a part of our product offering.

CodecSys Technology

We own proprietary video compression technology that we trademarked as “CodecSys.”  Video compression is the process by which video content is converted into a digital data stream for transmission over satellite, cable, Internet or wireless networks.  Today, video compression is generally accomplished by using a single technique or computer formula to create a particular data stream.  Our CodecSys technology uses multiple techniques or computer formulas to create a particular data stream.  With CodecSys, video content may be transmitted over decreased bandwidth while maintaining media quality.

In today's market, any video content designed to be distributed via satellite, cable, the Internet and other methods must be encoded into a digital stream using any one of numerous codecs.  The most commonly used codecs are now MPEG2, MPEG4, and H.264.  When new codecs are developed that perform functions better than the current standards, all of the video content previously encoded in the old format must be re-encoded to take advantage of the new codec.  Our CodecSys technology eliminates obsolescence in the video compression marketplace by integrating new codecs into its library.  Using a CodecSys switching system to utilize the particular advantages of each codec, we may utilize any new codec as it becomes available by including it in the application library.  Codec switching can happen on a scene-by-scene or even a frame-by-frame basis.

We believe the CodecSys technology represents an unprecedented shift from using only a single codec to compress video content to using multiple codecs and algorithms in the compression and transmission of content.  The CodecSys system selects dynamically the most suitable codecs available from the various codecs stored in its library to compress a single video stream.  As a video frame, or a number of similar frames (a scene), is compressed, CodecSys applies the codec from the library that best compresses that content.  CodecSys repeats the selection throughout the video encoding process, resulting in the use of numerous codecs on a best performance basis.  The resulting file is typically substantially smaller than when a single codec compression method is used.

New Products and Services

In November 2007, we entered into a two-year license agreement with IBM pursuant to which we will license our patented CodecSys technology for use by IBM in video encoders that IBM intends to manufacture and sell.  The IBM video encoder is not completed in a commercially deployable form.  The IBM agreement is our first significant license of the CodecSys technology for use in a commercial application.  We believe this agreement may hold substantial revenue opportunities for our business.  Although IBM has commenced marketing and sales activities with respect to an encoder incorporating our CodecSys technology, no sales of products have been made, and we have not derived any material revenue from our CodecSys technology to date.

We continue to develop the CodecSys technology for a variety of applications, including Internet streaming, satellite encoding and transmitting video content to cellular phones and other hand-held electronic devices.  Commercialization and future applications of the CodecSys technology are expected to require additional capital estimated to be approximately $2.0 million annually.  This estimate may increase or decrease depending on specific opportunities and available funding.

Following are examples with brief descriptions of various applications of the CodecSys technology that have been identified by management.

Video Conferencing Product

Our first product utilizing the CodecSys technology is an Internet-based video conferencing product.  This product provides point-to-point and multi-party video conferencing at significantly reduced bandwidth and accompanying costs with video quality equal to or better than other commercially available equipment.  Because of the benefits associated with this product, we believe there are revenue opportunities to sell this product to enterprise customers desiring a competitively priced videoconference product that utilizes existing Internet connections.

Internet Streaming

Using CodecSys, customers are expected to be able to customize and optimize different streams, platforms and channels, including broadband, dial-up connections, landline, satellite and wireless.  Commercial quality video and stereo audio at low bandwidths is anticipated to provide a compelling competitive advantage in applications such as video-on-demand, distance learning and remote monitoring.  We anticipate realizing licensing fees and revenue from vendors of video-on-demand, distance learning and remote monitoring products and services who desire to reduce their distribution costs associated with such products and services while maintaining or improving the quality of their transmissions.  We have commenced providing Internet streaming of live sporting events for college athletic conferences as well as some professional sports teams. To date, we have not derived significant revenue from these services, but the limited number of events we have streamed were done profitably.  We intend to expand our marketing efforts for these services in 2008.

Satellite Encoding

We are currently developing a satellite encoder product that utilize the CodecSys technology.  We expect to use the product in connection with satellite transmissions over our private communication networks, thereby providing customers with reduced satellite transmission time and corresponding cost savings.  We plan to generate additional revenue by selling our private communication network satellite services to enterprise clients who are particularly cost-sensitive to such services.  We may also sell the satellite encoder product to other satellite transmission vendors and service providers who desire to reduce satellite transmission time and resulting costs.

Transmitting video content to cellular phones and other hand-held electronic devices

Video content that is currently being transmitted to cellular phones, PDAs and other hand-held electronic devices is currently limited by bandwidth and quality constraints.  We believe that our CodecSys technology will mitigate these constraints and offer higher quality transmissions with lower bandwidth requirements, thereby allowing enhanced video content, including full motion music videos, advertisements, sporting highlights and movie trailers.  We intend to generate additional revenue by licensing our technology to video content providers in these applications.

Research and Development

We have spent substantial amounts in connection with our research and development efforts.  These efforts have been dedicated to the development and commercialization of the CodecSys technology.  For the year ended December 31, 2007, we recorded research and development in process expenses of approximately $1,275,000.  Because of our recently completed funding, our cash resources are expected to be sufficient to support future research and development activities.  Management estimates we will incur approximately $2.0 million annually in research and development expenses as we pursue commercialization applications for our technology as described above.  This estimate will increase or decrease depending on specific opportunities and available funding.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources.”

Intellectual Property Protection

Because much of our future success and value depends on the CodecSys technology, our patent and intellectual property strategy is of critical importance.  Two provisional patents describing the technology were filed on September 30, 2001.  We have filed for patent protection in the United States and various foreign countries.  Our initial U.S. patent related to the CodecSys technology was granted by the U.S. Patent and Trademark Office, or PTO, in August 2007.  An additional patent dealing with switching of a single codec as contrasted with switching among codecs was granted by the PTO in November 2007.  As of March 15, 2008, we also had seven issued foreign patents and 20 pending patent applications, of which five were U.S. applications and 15 were foreign counterpart applications.

We have identified additional applications of the technology, which represent potential patents that further define specific applications of the processes that are covered by the original patents.  We intend to continue building our intellectual property portfolio as development continues.

We have registered the “CodecSys” trademark with the PTO, and seek to protect our know-how, trade secrets and other intellectual property through a variety of means, including confidentiality agreements with our employees, customers, vendors, and others.

Major Customers

A small number of customers account for a large percentage of our revenue.  Sales revenues from our three largest customers accounted for approximately 57% of total revenues for 2007 and 60% of revenues for the three months ended March 31, 2008.  One of the three customers for the three months ended March 31, 2008 was not the same customer as in 2007.  Any material reduction in revenues generated from any one of our largest customers could harm our results of operations, financial condition and liquidity.  Our largest customers may not continue to purchase our services and may decrease their level of purchases. We do not expect that our largest customer will purchase as much of our services in 2008 as in 2007.  To the extent that our largest customer reduces its reliance on us or terminates its relationship with us, revenues will decline substantially, which would harm our business, unless we can replace that customer with another similarly large customer.  We have recently secured such a customer, but we do not yet know the extent of the work or services that we will be providing for this customer.

Competition

The communications industry is extremely competitive.  In the private satellite network market, there are many firms that provide some or all of the services we provide.  Many of these competitors are larger than us and have significantly greater financial resources.  In the bidding process for potential customers, many of our competitors have a competitive advantage in the satellite delivery of content because many own satellite transponders or otherwise have unused capacity that gives them the ability to submit lower bids than we are able to make.  In the satellite network and services segment, we compete with Convergent Media Systems, Globecast, IBM, Cisco, TeleSat Canada and others.  With respect to video conferencing, we compete with Sony, Polycom, Tandberg and others.

There are several additional major market sectors in which we plan to compete with our CodecSys technology, all with active competitors.  These sectors include the basic codec technology market, the corporate enterprise and small business streaming media market, and the video conferencing market.  These are sectors where we may compete by providing direct services.  Competition in these new market areas will also be characterized by intense competition with much larger and more powerful companies, such as Microsoft and Yahoo, that are already in the video compression and transmission business.  Many of these competitors already have an established customer base with industry standard technology, which we must overcome to be successful.

The video encoder to be sold by IBM for which we have licensed our technology will compete directly against video encoders manufactured and sold by a number of competitors, including Tandberg, Harmonic Scientific Atlanta, Motorola, and Thomson.  IBM has never produced a video encoder to compete in this market.  To the extent IBM is unsuccessful in entering this new market, we will not derive the amount of licensing revenue currently anticipated by management.

On a technology basis, CodecSys competition varies by market sector, with codecs and codec suppliers like Microsoft Windows Media Player, Real Networks' Real Player, Apple QuickTime, MPEG2, MPEG4, On2, DivX and many others.  There are several companies, including Akamai, Inktomi, Activate and Loudeye, that utilize different codec systems.  These companies specialize in encoding, hosting and streaming content services primarily for news/entertainment clients with large consumer audiences.  All are larger and have greater financial resources than we have.

Employees

We currently employ 42 full-time personnel at our executive offices and studio facilities in Salt Lake City, Utah, 3 employees at the Staples, Inc. studios in Framingham, Massachusetts, and 4 employees in Folsom, California at IDI.  In addition, we engage voice and production talent on an “as needed” basis at our recording studios and employ the services of independent sales representatives.

Government Regulation

We have seven licenses issued by the Federal Communications Commission for satellite uplinks, Ethernet, radio connections and other video links between our facilities and third-party uplinks.  Notwithstanding these licenses, all of our activities could be performed outside these licenses with third-party vendors.  All material business activities are subject to general governmental regulations with the exception of actual transmission of video signals via satellite.

Properties

Our executive offices are located at 7050 Union Park Ave., Suite 600, Salt Lake City, Utah 84047.  We occupy the space at the executive offices under a 36 month lease, the term of which ends October 31, 2010.  The lease covers approximately 13,880 square feet of office space leased at a rate of $25,159 per month.  Our production studio is located at 6952 South 185 West, Unit C, Salt Lake City, Utah 84047, and consists of approximately 15,200 square feet of space leased under a multi-year contract at a rate of $8,797 per month.  The studio lease expires on November 30, 2008.  We also occupy 1,630 square feet of office space located at 160 Blue Ravine, Folsom, California 95630, on a month-to-month basis, at a cost of $2,600 per month.  We use this space for development of our CodecSys technology.  We have no other properties.

Legal Proceedings

There are no legal proceedings pending against us, and, to the knowledge of management, no material litigation has been threatened.

MANAGEMENT

Executive Officers and Directors

The following table sets forth the names, ages and positions of our executive officers and directors:

Name	Age	Position
William Davidson, Ph.D.	56	Chairman of the Board
Rodney M. Tiede	46	Chief Executive Officer, President and Director
Reed L. Benson	61	Chief Financial Officer, Secretary, and General Counsel
James E. Solomon	57	Director
Kirby D. Cochran	53	Director
Richard Benowitz	57	Director
William Boyd	65	Director

William Davidson, Ph.D. has been our chairman of the board and a director since February 2006.  Since 1984, Dr. Davidson has been president of MESA Research, a management consulting firm which he founded.  From 1985 to 1998, he served as a tenured Professor of Management at the Marshall School of Business, University of Southern California.  Dr. Davidson held leadership responsibilities in Deloitte & Touche LLP's telecom and media management consulting practice from 1996 to 1998.  Dr. Davidson earned an A.B. in Economics, a Masters in Business Administration Degree and a Doctorate Degree in Business Administration, all from Harvard University.

Rodney M. Tiede has been our chief executive officer, president and a director since the BI acquisition in October 2003.  From August 2000 to the present, Mr. Tiede has been the president, chief executive officer and a director of BI, a wholly-owned subsidiary.  From April 2003 to the present, Mr. Tiede has also been the chief executive officer and a director of Interact Devices, Inc., or IDI, a consolidated subsidiary.  From November 1987 to August 2000, Mr. Tiede was employed as director of sales, vice president and general manager of Broadcast International, Inc., the predecessor of BI.  Mr. Tiede received a Bachelor of Science Degree in Industrial Engineering from the University of Washington in 1983.

Reed L. Benson has been our vice president, secretary and general counsel since the BI acquisition in October 2003.  Mr. Benson has been our chief financial officer since December 2006.  He was also a director of ours from October 2003 until August 2006.  Mr. Benson has been in the private practice of law from April 2000 to the present and consulted directly with BI during that period.  From August 1987 to April 2000, he was Vice President, Secretary and General Counsel of Broadcast International, Inc., the predecessor of BI, and from June 1995 to April 2000, he served as Vice President, Secretary and General Counsel of Data Broadcasting Corporation, the former parent company of BI.  From April 2003 to the present, Mr. Benson has also been the General Counsel and a director of IDI.  Mr. Benson is President and a director of Xvariant, Inc., a public company.  Mr. Benson received a Bachelor of Science Degree in Accounting from the University of Utah in 1971 and a Juris Doctor Degree from the University of Utah College of Law in 1976.  Mr. Benson became a certified public accountant in 1974 and is currently an attorney licensed to practice in Utah.

James E. Solomon has been a director of ours since September 2005.  From 1995 to January 2002, Mr. Solomon was a business consultant primarily for emerging growth companies.  In January 2002, he formed Corporate Development Services, Inc., a business consulting firm, and has served as

President since its formation.  From June 1993 to the present, Mr. Solomon has been an adjunct professor at the Graduate School of Business at the University of Utah.  Mr. Solomon serves on the Board of Directors of Nevada Chemicals, Inc., a public company, as well as several privately-held companies. Mr. Solomon received a Bachelor of Science Degree in Finance from the University of Utah in 1972.  Mr. Solomon became a certified public accountant in 1974.

Kirby D. Cochran has been a director of ours since February 2006.  For the past six years, Mr. Cochran has been an angel investor and business consultant, assisting growth stage companies with their strategy and operations.  From May 1999 to May 2005, he taught graduate school as an adjunct professor in the Business and Finance Departments at the University of Utah.  Mr. Cochran holds a Masters in Business Administration Degree from North Dakota State University.

Richard Benowitz has been a director of ours since June 2007.  Mr. Benowitz has served as managing director of Culver Studios in Culver City, California since June 2006.  In addition, he has been engaged in private real estate development as an independent consultant since December 2000.

William Boyd has been a director of ours since November 2007.  Mr. Boyd has served as the Chairman of the Board of Agility Recovery Solutions, a privately held disaster recovery and business continuity company since 2006.  He was CEO of Muzak Corporation from 1996 to 2000 and continued with Muzak in an advisory executive position and on the Board until August 2006.  He became associated with Muzak Corporation in 1968 as a sales representative and continued as a manager and franchise owner until he became CEO in 1996.  Mr. Boyd received a Bachelor of Arts degree in political science in 1963 from Beloit College in Wisconsin.

Our directors generally serve until the next annual or special meeting of shareholders held for the purpose of electing directors.  Our officers generally serve at the discretion of the board of directors.  One of our directors, Mr. Tiede, is an employee who serves as our chief executive officer and president.  The employment service of Mr. Tiede and Mr. Benson is governed by the terms of their respective employment contracts discussed under the caption “Employment Contracts” below.

As noted above, several of our current and former executive officers and directors have served as officers and directors of BI since August 2000 and as officers and directors of IDI since April 2003.  During 2001 and 2002, BI entered into various licensing agreements with IDI and purchased shares of convertible preferred stock of IDI.  Management of BI determined that the CodecSys technology being developed by IDI represented a significant opportunity for BI and its future business prospects.  By April 2003, the financial condition of IDI had deteriorated significantly and BI provided a line of credit to IDI to sustain its operations.  At such time, BI also assumed operational control of IDI.  By October 2003, management of BI realized that IDI could not survive on its own notwithstanding the financial support provided by BI.  Accordingly, IDI filed for bankruptcy protection under chapter 11 of the federal bankruptcy code on October 23, 2003.  Over the next seven months, IDI continued its limited operations and designed a bankruptcy plan of reorganization which was confirmed on May 18, 2004.  Under the plan of reorganization, Broadcast International issued shares of our common stock to creditors of IDI and assumed certain liabilities of IDI in exchange for shares of the common stock of IDI representing majority ownership of IDI.  Since confirmation of the plan of reorganization, the operations of IDI have been consolidated with ours.

Board and Committee Matters

During 2007, the board of directors held five meetings and took four separate actions by unanimous written consent resolution.  Each serving director attended at least 75% of the board meetings.  The board of directors is accountable to our shareholders to build long-term financial performance and value.  The board of directors’ responsibilities include overseeing the business and affairs of our company, hiring and evaluating our chief executive officer; providing guidance, counsel and direction to management in formulating and evaluating operational strategies; monitoring our company’s performance and capital requirements; and ensuring adherence to ethical practices and compliance with federal and state laws, including providing full and fair disclosure to shareholders pursuant to SEC regulations.  We encourage, but do not require, directors and director nominees to attend shareholder meetings.  We did not hold an annual or special meeting of shareholders in 2007.

We maintain an audit committee of the board and a compensation committee of the board, each of which is discussed below.  We have not established a nominating committee of the board.  Our entire board of directors participates in the selection and nomination of candidates to serve as directors.  Our board has determined that each of our current directors is “independent” under the definition of independence in Rule 4200(a)(15) of the NASDAQ listing standards, except for Mr. Tiede, our chief executive officer and president.

In making its determination of director independence for Messrs. Benowitz and Boyd, the board considered (i) the warrants that were granted to these individuals pursuant to consulting agreements prior to the time they were appointed to the board, (ii) the nature of the services rendered pursuant to the consulting agreements, and (iii) the value of the warrants at the times the warrants were granted.  See “Related Party Transactions.”  The exercise prices of the warrants were equal to the respective market prices of our common stock on the dates of grant.  Given this factor, the treatment of the grants under applicable tax law, and the speculative nature of any potential value, the board determined that the fair values of the warrants, for evaluating director independence, did not begin to approach the values recognized by the company for financial statement reporting purposes, in accordance with FAS 123(R).  Under the NASDAQ definition of independence, a director is not deemed to be independent if the director has accepted any compensation from the company in excess of $100,000 during any twelve-month period within the three years preceding the determination of independence, other than compensation for board services and certain other exceptions.  The board concluded that the warrants did not constitute compensation in excess of $100,000 in its determination of independence for Messrs. Benowitz and Boyd.

Regarding the determination of director independence for Messrs. Davidson and Cochran, the board evaluated (i) the special award of stock options made during 2007, (ii) the nature of the director services provided by these directors, and (iii) the value of the stock options at the times the options were granted.  See “Director Compensation.”  The exercise prices of the options were equal to the respective market prices of our common stock on the dates of grant.  Although the board’s analysis with respect to the stock options granted to Messrs. Davidson and Cochran was similar to the analysis summarized above for the warrants issued to Messrs. Benowitz and Boyd, the board recognized the specific exception for board service compensation under the NASDAQ definition.  The board concluded that the special award of stock options did not constitute non-exempt compensation in excess of $100,000 in its determination of independence for Messrs. Davidson and Cochran.

When formulating its recommendations for director nominees, the board of directors will consider advice and recommendations offered by our executive officers, shareholders and outside advisors.  All candidates for membership on the board are evaluated on the basis of business experience, financial acumen, professional accomplishments and contacts, educational background, ability to make independent analytical inquiries, understanding of our business environment and willingness to devote adequate time to board duties.

We do not have a formal policy concerning shareholder recommendations of candidates for board of director membership.  Our board views that such a formal policy is not necessary at the present time given the board’s willingness to consider candidates recommended by shareholders.  Shareholders may recommend candidates by writing to our Secretary at our principal offices: 7050 Union Park Avenue, Suite 600, Salt Lake City, Utah 84047, giving the candidate’s name, contact information, biographical data and qualifications.  A written statement from the candidate consenting to be named as a candidate and, if nominated and elected, to serve as a director should accompany any such recommendation.  Shareholders who wish to nominate a director for election are generally advised to submit a shareholder proposal no later than December 31, 2008 for the next year’s annual meeting of shareholders.

Audit Committee and Financial Expert

Our audit committee was established in September 2005 and currently includes Messrs. Solomon, Cochran and Boyd.  Mr. Solomon serves as chairman of the audit committee.  The functions of the audit committee include recommending an independent registered public accounting firm to audit our annual financial statements, reviewing the independence of our auditors, the financial statements and the auditors’ report, and reviewing management’s administration of our system of internal control over financial reporting and disclosure controls and procedures.  The board of directors has adopted a written audit committee charter.  A current copy of the audit committee charter is available to security holders on our website at www.brin.com.  The audit committee met four times during 2007 with each serving committee member attending at least 75% of the meetings.  Our board has determined that each of the members of the audit committee is “independent” under the definition of independence in Rule 4200(a)(15) of the NASDAQ listing standards.  For a description of certain factors considered by the board in making its determination of independence, see the discussion under “Board and Committee Matters” above.

Our board of directors has determined that James E. Solomon meets the requirements of an “audit committee financial expert” as defined in applicable SEC regulations.

Compensation Committee

Our compensation committee was established in October 2005 and currently includes Messrs. Cochran, Davidson and Benowitz.  Mr. Cochran serves as chairman of the compensation committee.  The functions of the compensation committee include reviewing and approving corporate goals relevant to compensation for executive officers, evaluating the effectiveness of our compensation practices, evaluating and approving the compensation of our chief executive officer and other executives, recommending compensation for board members, and reviewing and making recommendations regarding incentive compensation and other employee benefit plans.  The board of directors has not yet adopted a written compensation committee charter or similar document.  The compensation committee met five times during 2007 with each serving committee member having attended every meeting.  Our board has determined that each of the members of the compensation committee is “independent” under the definition of independence in Rule 4200(a)(15) of the NASDAQ listing standards.  For a description of certain factors considered by the board in making its determination of independence, see the discussion under “Board and Committee Matters” above.

Conflict of Interest Policy

On an annual basis, each director and executive officer is obligated to complete a director and officer questionnaire that requires disclosure of any transactions with our company, including related person transactions reportable under SEC rules, in which the director or executive officer, or any member of her or her immediate family, have a direct or indirect material interest.  Under our company’s standards of conduct for employees, all employees, including the executive officers, are expected to avoid conflicts of interest.  Pursuant to our code of ethics for the chief executive officer and senior finance officers (as discussed below), such officers are prohibited from engaging in any conflict of interest unless a specific exception has been granted by the board.  All of our directors are subject to general fiduciary standards to act in the best interests of our company and our shareholders.  Conflicts of interest involving an executive officer or a director are generally resolved by the board.

Code of Ethics

We have adopted a code of ethics for our principal executive officer, principal financial officer, controller, or persons performing similar functions.  A copy of the code of ethics was filed with the SEC as an exhibit to our Annual Report on Form 10-KSB for the year ended December 31, 2003, and is included on our website at www.brin.com.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

Throughout this prospectus, the individuals who served as our chief executive officer and chief financial officer during 2007 are collectively referred to as the “named executive officers.”

The compensation committee has overall responsibility to review and approve our compensation structure, policy and programs and to assess whether the compensation structure establishes appropriate incentives for management and employees.  The compensation committee annually reviews and determines the salary and any bonus and equity compensation that may be awarded to our chief executive officer, or CEO, and our chief financial officer, or CFO.  The compensation committee oversees the administration of our long-term incentive plan and employee benefit plans.

The compensation committee’s chairman regularly reports to the board on compensation committee actions and recommendations.  The compensation committee has authority to retain, at our expense, outside counsel, experts, compensation consultants and other advisors as needed.

2007 Company Performance.  Because of the stage of our company’s development, the compensation committee looks at various factors in evaluating the progress the company has made and the services provided by the named executive officers. In considering executive compensation, the compensation committee noted our financial performance and accomplishments in 2007.  Because we are still developing our CodecSys technology, revenues decreased 220% from approximately $13,800,000 in 2006 to approximately $4,300,000 in 2007, which principally resulted from the expiration of one customer contract.  We did, however renew one of our larger network customers and have just commenced work on a new customer contract that is expected to contribute to our revenue growth in 2008.  More importantly, the executive officers were instrumental in bringing substantial new investment capital to us to fund our ongoing operations and in securing a significant license with IBM to employ CodecSys in a video encoder to be introduced by IBM.  Finally, we made substantial progress on the development of our technology, which is essential to our long-term viability and profitability.

Compensation Philosophy. Our general compensation philosophy is designed to link an employee’s total cash compensation with our performance, the employee’s department goals and individual performance.  Given our stage of operations and limited capital resources, we are subject to various financial restraints in our compensation practices.  As an employee’s level of responsibility increases, there is a more significant level of variability and compensation at risk.  The compensation committee believes linking incentive compensation to our performance creates an environment in which our employees are stakeholders in our success and, thus, benefits all shareholders.

Executive Compensation Policy.  Our executive compensation policy is designed to establish an appropriate relationship between executive pay and our annual performance, our long-term growth objectives, individual performance of the executive officer and our ability to attract and retain qualified executive officers.  The compensation committee attempts to achieve these goals by integrating competitive annual base salaries with bonuses based on corporate performance and on the achievement of specified performance objectives, and to a lesser extent, awards through our long-term incentive plan, since the executive officers are founders and already large shareholders.  The compensation committee believes that cash compensation in the form of salary and bonus provides our executives with short-term rewards for success in operations.

In making compensation decisions, the compensation committee compares each element of total compensation against companies referred to as the “compensation peer group.”  The compensation peer group is a group of companies that the compensation committee selected from readily available information about small companies engaged in similar businesses and with similar resources.  The compensation committee selected these companies from research on its own and with limited consultation with outside consultants given the size of the company and its resources to retain such experts.

Role of Executive Officers in Compensation Decisions

The compensation committee makes all compensation decisions for the named executive officers and approves recommendations regarding equity awards to all of our other senior management personnel. The CEO annually reviews the performance of the CFO and other senior management.  The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the compensation committee.  The compensation committee may exercise its discretion in modifying any recommended adjustments or awards to executives.

2007 Executive Compensation Components

For the fiscal year ended December 31, 2007, the principal components of compensation for the named executive officers were:

•

base salary; and

•

performance-based bonus compensation.

Base Salary.  The compensation committee determined that the executive officers had been under compensated relative to similarly situated executives and approved the 2007 increase to the base salary of the CEO and CFO.  In determining the base salary of each executive officer, the compensation committee relied on publicly available information gathered by the compensation committee related to salaries paid to executive officers of similarly situated small public companies.

Performance-based Incentive Compensation.  Annual incentives for the executive officers are intended to recognize and reward those employees who contribute meaningfully to an increase in shareholder value and move the company toward profitability.  For 2007, the CEO and CFO were awarded bonus amounts payable in 2008 and were awarded based on the achievement of specific benchmarks related to progress in development of the commercialization of our CodecSys technology and in completion of funding activities which allowed increased resources to be devoted to CodecSys development and business operations.  Actual bonuses payable for 2008 will depend on the level of achievement of specified performance objectives established for each executive officer for the coming year.

Long-term Equity Incentive Compensation.  Long-term incentive compensation encourages participants to focus on our long-term performance and provides an opportunity for executive officers and certain designated key employees to increase their stake in our company through grants of options to purchase our common stock.  No stock options were granted during 2007 to any of the named executive officers.  The board did, however, make awards of stock options to other employees under our long-term incentive plan.

All awards made under our long-term incentive plan are made at the market price at the time of the award.  Annual awards of stock options to executives are made at the discretion of the compensation committee at such times throughout the year at it deems most desirable.  Newly hired or promoted executives, other than executive officers, generally receive their award of stock options on the first business day of the month following their hire or promotion.  Grants of stock options to newly hired executive officers who are eligible to receive them are made at the next regularly scheduled compensation committee meeting following their hire date.

Perquisites and Other Personal Benefits.  We provide no perquisites to our named executive officers other than matching 401(k) contributions described below and other group benefits offered generally to all salaried employees.

Retirement and Related Plans.  We maintain a 401(k) profit sharing plan for all non-temporary employees.  Employee contributions are matched by us in an amount of 100% of employee contributions up to 3% of employee salaries and 50% of employee contributions up to an additional 2% of their salaries. Participants vest immediately in the company matching contributions.

Compensation of Chief Executive Officer.  For the fiscal year ended December 31, 2007, we paid Rodney M. Tiede, CEO, a salary of $120,000 until November 1, 2007 when it was increased to $180,000 per year.  He received a bonus of $200,000, in light of the company’s significant funding and license achievements discussed above.  The compensation committee met with Mr. Tiede once during 2007 to review his performance and individual objectives and goals versus results achieved.  The compensation committee reviewed all components of the CEO’s compensation, including salary, bonus, and equity incentive compensation, and under potential severance and change-in-control scenarios.  Mr. Tiede’s compensation package was determined to be reasonable and not excessive by the compensation committee based on compensation surveys for chief executive officers of small public companies.

Employment Contracts

In April 2004, we and Mr. Tiede entered into an employment agreement covering Mr. Tiede’s employment for a term commencing upon the execution thereof and continuing until December 31, 2006.  The contract continues for additional terms of one year each until terminated by us.  The agreement calls for payment of a gross annual salary of not less than $120,000, payable in equal bi-weekly installments for the year ended December 31, 2004, subject to such increases as the board of directors may approve.  The employment agreement further provides that Mr. Tiede shall receive a performance bonus on an annual basis equal to up to 100% of his base salary for the fiscal year then ended, the exact percentage to be determined in the sole discretion of the board of directors (or the compensation committee thereof) based upon an evaluation of the performance of Mr. Tiede during the previous fiscal year.  The agreement also provides for participation in our stock option plan, the payment of severance pay, and other standard benefits such as vacation, participation in our other benefit plans and reimbursement for necessary and reasonable business expenses.  In the event of a change in control of the company, defined as the purchase of shares of our capital stock enabling any person or persons to cast 20% or more of the votes entitled to be voted at any meeting to elect directors, Mr. Tiede shall have the right to terminate the employment agreement and receive severance pay equal to the base salary and a bonus equal to 50% of the salary for the remainder of the employment term or two years, whichever is longer.  In addition, if the change of control event results in our shareholders exchanging their shares for stock or other consideration, Mr. Tiede shall receive an amount equal to the per share price paid to the shareholders less the pre-announcement price multiplied by 50,000.

In April 2004, we and Mr. Benson entered into an employment agreement covering Mr. Benson employment for a term commencing upon the execution thereof and continuing until December 31, 2006.  The contract continues for additional terms of one year each until terminated by us.  The agreement calls for payment of a gross annual salary of not less than $84,000, payable in equal bi-weekly installments for the year ended December 31, 2004, subject to such increases as the board of directors may approve.  The employment agreement further provides that Mr. Benson shall receive a performance bonus on an annual basis equal to up to 100% of his base salary for the fiscal year then ended, the exact percentage to be determined in the sole discretion of the board of directors (or compensation committee thereof) based upon an evaluation of the performance of Mr. Benson during the previous fiscal year.  The agreement also provides for participation in our stock option plan, the payment of severance pay, and other standard benefits such as vacation, participation in our other benefit plans and reimbursement for necessary and reasonable business expenses.  In the event of a change in control of the company, defined as the purchase of shares of our capital stock enabling any person or persons to cast 20% or more of the votes entitled to be voted at any meeting to elect directors, Mr. Benson shall have the right to terminate the employment agreement and receive severance pay equal to the base salary and a bonus equal to 50% of the salary for the remainder of the employment term or two years, whichever is longer.  In addition, if the change of control event results in our shareholders exchanging their shares for stock or other consideration, Mr. Benson shall receive an amount equal to the per share price paid to the shareholders less the pre-announcement price multiplied by 50,000.

Stock Option Plan

Our long-term incentive plan provides for the granting of stock options to employees, directors and consultants to acquire our common stock at prices equal to the stock price on the date of grant.  Under the plan, we may issue up to 6,000,000 shares of our common stock.  To date, options have been granted to acquire approximately 5,059,788 shares.

The purpose of the long-term incentive plan is to advance the interests of our shareholders by enhancing our ability to attract, retain and motivate persons who are expected to make important contributions to us by providing them with both equity ownership opportunities and performance-based incentives intended to align their interests with those of our shareholders.  The plan is designed to provide us with flexibility to select from among various equity-based compensation methods, and to be able to address changing accounting and tax rules and corporate governance practices by optimally utilizing stock options and shares of our common stock.

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the named executive officers in their respective capacities for the fiscal years ended December 31, 2007 and 2006.  When setting total compensation for each of the named executive officers, the compensation committee reviewed tally sheets which show the executive’s current compensation, including equity and non-equity based compensation.  We have omitted in this prospectus certain tables and columns otherwise required to be included because there was no compensation made with respect to such tables and columns, as permitted by applicable SEC regulations.

(a)	(b)	(c)	(d)	(e)	(f)	(g)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)

Rodney M. Tiede President & Chief Executive Officer	2007 2006	$ 149,986 120,000	$ 200,000 --	$ 4,265 23,449	$ 6,889 4,800	$ 361,140 148,249
Reed L. Benson Vice President, Secretary, General Counsel & Chief Financial Officer (3)	2007 2006	125,643 84,000	200,000 --	26,780 65,149	2,818 2,727	355,241 151,876

(1)

The amounts in column (e) reflect the dollar amount recognized for financial statement reporting purposes for each of the years ended December 31, 2007 and 2006, in accordance with FAS 123(R), of stock options and thus include amounts from stock options granted in and prior to such years.  For information and assumptions related to the calculation of these amounts, see Note 2 (stock compensation) of our audited financial statements for the fiscal year ended December 31, 2006 and 2007, included elsewhere in this prospectus.

(2)

The amounts shown in column (f) reflect for each named executive officer matching contributions made by us to our 401(k) employee retirement plan.  The amounts shown in column (f) do not reflect premiums paid by us for any group health or other insurance policies that apply generally to all salaried employees on a nondiscriminatory basis.

(3)

Effective December 28, 2006, Mr. Benson became chief financial officer.

OTHER COMPENSATION

The named executive officers did not exercise any stock options during the year ended December 31, 2007.  We do not have any non-qualified deferred compensations plan.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Option Awards
(a)	(b)	(c)	(d)	(e)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date
Rodney M. Tiede	50,000	--	2.25	04/28/2014
Reed L. Benson	100,000 16,667	-- 8,333	2.25 2.55	04/28/2014 10/02/2015

(1)

Options generally vest in equal annual installments over three years from the date of grant.

Potential Payments Upon Termination Or Change Of Control

The amount of compensation payable to the named executive officers upon voluntary termination, retirement, involuntary not-for-cause termination, termination following a change of control and in the event of disability or death of the executive is shown below. The amounts shown assume that such termination was effective as of December 31, 2007, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation.

Payments Made Upon Termination

Regardless of the manner in which a named executive officer’s employment is terminated, he is entitled to receive amounts earned during his term of employment.  Such amounts include:

•

salary;

•

grants under our stock option plan, subject to the vesting and other terms applicable to such grants;

•

amounts contributed and vested under our 401(k) plan; and

•

unused vacation pay.

Payments Made Upon Death or Disability

In the event of the death or disability of a named executive officer, in addition to the benefits listed under the headings “Payments Made Upon Termination”, the named executive officers will receive benefits under any group life or disability insurance plan, as appropriate, we may have in effect from time to time.  We currently maintain a group term life insurance plan that generally pays a death benefit equal to two times base salary up to a maximum of $250,000.

Payments Made Upon a Change of Control

If there is a change of control, which is defined as the purchase of shares of capital stock of the company enabling any person or persons to cast 20% or more of the votes entitled to be voted at any meeting to elect directors, the named executives may elect to terminate employment and would receive under the terms of their respective employment agreements:

•

a lump sum severance payment of the sum of base salary plus 50% thereof;

•

any bonus compensation earned, if any; and

•

If the change of control event results in the shareholders exchanging their shares for stock, the executive would receive an amount equal to the per share price paid to shareholders, less the pre-announcement share price, multiplied by 50,000.  For example and illustration purposes only, if the share price paid to shareholders were $3.00 and the pre-announcement share price were $1.50, each named executive officer would receive an amount equal to $75,000 under this provision.

In the event of a change in control as defined above, the named executive officers would receive a lump sum payment as follows:  Mr. Tiede, $470,000 and Mr. Benson, $375,000.  In addition, Mr. Tiede and Mr. Benson would be entitled to receive the share price differential, if any, as discussed above.

Non-compete Agreement

Included in each of the named executive officer’s employment agreement is a two year non-compete agreement.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

None of our executive officers served as a member of the compensation committee or as a director of any other company, one of whose executive officers served as a member of the compensation committee of the board or as a director of ours during 2007.

Director Compensation

We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the board.  In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties as well as the skill-level required by us of members of the board.

Our non-employee directors receive fees of $20,000 per year, paid quarterly, and an initial grant of stock options to purchase 100,000 shares (thereafter annual grants of 25,000 options) of our common stock with an exercise price equal to the fair market value of the stock on the date of grant.  In addition, non-employee directors may be entitled to receive special awards of stock options from time to time as determined by the board.  In addition to the standard director compensation mentioned above, the chairman of the board and the chairman of each of the audit and compensation committees receive an annual fee of $5,000 for serving in such capacities.  Directors who are employees of Broadcast International receive no additional compensation for serving as directors. All stock options granted to outside directors are immediately exercisable and expire ten years from the date of grant.  Directors are reimbursed for ordinary expenses incurred in connection with attending board and committee meetings.

Director Summary Compensation Table

The table below summarizes the compensation paid by us to our directors for the fiscal year ended December 31, 2007.

(a)	(b)	(c)	(d)
Name	Fees Earned or Paid in Cash ($)	Options Awards ($)(1)	Total ($)
Kirby Cochran	$25,000	$162,000	$187,000
William Davidson	25,000	703,000	728,000
Rodney M. Tiede (2)	--	--	--
James E. Solomon	25,000	--	25,000
Richard Benowitz (3)	10,000	94,000	104,000
William Boyd (4)	3,333	240,000	243,333

(1)

The amounts shown in column (c) reflect for each director the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2007, in accordance with FAS 123(R), of stock options and thus include amounts from stock options granted in 2007.  For information and assumptions related to the calculation of these amounts, see Note 2 (stock compensation) of the notes to audited financial statements included elsewhere in this prospectus.  For the year ended December 31, 2007, none of the directors received the standard annual grant of options to purchase 25,000 shares of our common stock, but two of our directors received special awards of stock options as discussed below.  At December 31, 2007, the directors held unexercised stock options to purchase the following number of shares of our common stock: Kirby Cochran, 300,000; William Davidson, 925,000; Rodney M. Tiede, 50,000; James E. Solomon, 100,000; Richard Benowitz, 100,000; and William Boyd, 100,000.

(2)

Mr. Tiede receives no compensation for serving as a director, but is compensated in his capacity as our president and CEO.

(3)

Mr. Benowitz was appointed as a director effective June 26, 2007.  The amount in column (c) reflects the grant of an option to purchase 100,000 shares of our common stock incident to Mr. Benowitz becoming a director.  The amount in column (c) does not include a warrant to purchase 500,000 shares of our common stock, valued at $325,000 in accordance with FAS 123(R), granted to Mr. Benowitz pursuant to a consulting agreement entered into prior to Mr. Benowitz becoming a director.  See “Related Party Transactions.”

(4)

Mr. Boyd was appointed as a director effective November 9, 2007.  The amount in column (c) reflects the grant of an option to purchase 100,000 shares of our common stock incident to Mr. Boyd becoming a director.  The amount in column (c) does not include a warrant to purchase 100,000 shares of our common stock, valued at $175,000 in accordance with FAS 123(R), granted to Mr. Boyd pursuant to a consulting agreement entered into prior to Mr. Boyd becoming a director.  See “Related Party Transactions.”

During the year ended December 31, 2007, the board made special awards of stock options to Messrs. Davidson and Cochran for their service as directors.  These awards were in addition to our standard director compensation practices discussed above.  We granted to Mr. Davidson a stock option to purchase 300,000 shares of our common stock at an exercise price of $0.95 per share, the market price of the stock on the date of grant.  For financial statement reporting purposes, in accordance with FAS 123(R), the fair value of the option was determined to be $243,000.  We also granted to Mr. Davidson a stock option to purchase 500,000 shares of our common stock at an exercise price of $1.06 per share, the market price of the stock on the date of grant.  For financial statement reporting purposes, in accordance with FAS 123(R), the fair value of the option was determined to be $460,000.  We granted to Mr. Cochran a stock option to purchase 200,000 shares of our common stock at an exercise price of $0.95 per share, the market price of the stock on the date of grant.  For financial statement reporting purposes, in accordance with FAS 123(R), the fair value of the option was determined to be $162,000.  All of the stock options granted to Messrs. Davidson and Cochran vested immediately and expire in ten years from the date of grant.  For information and assumptions related to the calculation of the amounts recognized for financial statement purposes, see Note 2 (stock compensation) of the notes to audited financial statements included elsewhere herein.

RELATED PARTY TRANSACTIONS

On October 31, 2007, we entered into an exchange agreement with Mr. Leon Frenkel, who currently holds our unsecured convertible note in the principal amount of $1.0 million and related warrants.  Pursuant to the exchange agreement, we cancelled Mr. Frenkel’s C warrants to acquire up to 2,000,000 shares of our common stock at $2.10 per share and Mr. Frenkel’s D warrants to acquire up to 2,000,000 additional shares of our common stock at $3.00 per share in exchange for the issuance of 650,000 shares of our common stock to Mr. Frenkel.  In connection with the exchange agreement, we extended the expiration date applicable to certain A warrants and B warrants held by Mr. Frenkel from January 11, 2008 to December 3, 2008.

Mr. Richard Benowitz entered into a consulting agreement with us effective June 14, 2007 under the terms of which he received a warrant to acquire 500,000 shares of our common stock at an exercise price of $1.07 per share for services rendered in making available to us sales opportunities for deployment of our CodecSys technology.  The exercise price of $1.07 per share was equal to the market price of our common stock on the date of grant.  The warrant is exercisable for a period of three years and may be subject to cancellation under certain conditions.  On June 26, 2007, our board of directors unanimously voted to appoint Mr. Benowitz to the board.  Subsequent to Mr. Benowitz becoming a director, we cancelled the consulting agreement with him.  For financial statement reporting purposes, in accordance with FAS 123(R), the fair value of the warrant on the date of grant was determined to be $325,000.  For information and assumptions related to the calculation of the amounts recognized for financial statement purposes, see Note 2 (stock compensation) of the notes to audited financial statements included elsewhere in this prospectus.  As of December 31, 2007, the value of the warrant, as measured by the difference between the market price of our common stock and the exercise price of the warrant, was $1,315,000.

Mr. William Boyd entered into a consulting agreement with us dated November 7, 2007 under the terms of which he received a warrant to acquire 100,000 shares of our common stock at an exercise price of $2.90 per share for services rendered in making available to us sales opportunities in our satellite networking business.  The exercise price of $2.90 was equal to the market price of our common stock on the date of grant.  The warrant is exercisable for a period of three years.  On November 9, 2007, our board of directors unanimously voted to appoint Mr. Boyd to the board, at which time his consulting agreement was terminated. For financial statement reporting purposes, in accordance with FAS 123(R), the fair value of the warrant on the date of grant was determined to be $175,000.  For information and assumptions related to the calculation of the amounts recognized for financial statement purposes, see Note 2 (stock compensation) of the notes to audited financial statements included elsewhere in this prospectus.  As of December 31, 2007, the value of the warrant, as measured by the difference between the market price of our common stock and the exercise price of the warrant, was $80,000.

Applicable SEC rules require that we make certain disclosures regarding the independence of our directors pursuant to either the New York Stock Exchange or Nasdaq Stock Market rules governing independent board members.  In determining whether our directors and director nominees are considered to be independent, we have adopted the definition of independence as contained in the listing standards of the Nasdaq Stock Market.  The board has determined that all of our current directors are independent in accordance with such standards, except for Rodney M. Tiede, our president and chief executive officer.

For a description of certain factors considered by the board in making its determination of independence, see the discussion included in “Board and Committee Matters” above.

For a description of our policies and procedures related to the review, approval or ratification of related person transactions, see “Conflict of Interest Policy.”

PRINCIPAL AND SELLING SHAREHOLDERS

The following table sets forth the following information as of June 1, 2008:

•

the number and percent of shares of our common stock that are beneficially owned by each director and executive officer and by each person known by us to own beneficially more than 5% of our common stock;

•

the names of the selling shareholders;

•

the number and percent of shares of our common stock that the selling shareholders beneficially owned prior to the offering for resale of the shares under this prospectus;

•

the number of shares of our common stock that may be offered for resale for the account of the selling shareholders under this prospectus; and

•

the number and percent of shares of our common stock to be beneficially owned by the selling shareholders after the offering of the resale shares (assuming all of the offered resale shares are sold by the selling shareholders).

None of the selling shareholders are executive officers, directors or affiliates of ours.  All of the selling security holders are investors pursuant to our 2006 private placement offering, except for Leon Frenkel who completed his own investment transaction (see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources”).  The information set forth below regarding the identity of the selling shareholders and the number of shares of our common stock owned by the selling shareholders does not include those shareholders and shares originally included in the registration statement of which this prospectus forms a part due to prior sale transactions, the cancellation of securities issued in connection with previously reported transactions, and the availability for resale of certain shares pursuant to Rule 144 under the Securities Act.

The number of shares in the column “Number of Shares Being Offered” represents all of the shares that each selling shareholder may offer under this prospectus.  We do not know how long the security holders will hold the shares before selling them or how many, if any, shares they will sell.  We currently have no agreements, arrangements or understandings with any of the security holders regarding the sale of any of the resale shares.  The table below assumes the sale of all of the resale shares, including those issuable upon conversion of the outstanding unsecured convertible note and upon exercise of the outstanding warrants.

Shareholder	Shares Beneficially Owned Prior to Offering		Number of Shares Being Offered	Shares Beneficially Owned After Offering
	Number	Percent		Number	Percent
Castlerigg Master Investments Ltd.(1) c/o Sandell Asset Mgt. 40 West 57th St., 26th Fl. New York, NY 10019	5,627,294	13.0%	–	5,627,294	12.3%
Rodney M. Tiede (2) c/o Broadcast International, Inc. 7050 Union Park Avenue, Suite 600 Salt Lake City, UT 84047	3,413,649	8.8%	–	3,413,649	8.3%
Leon Frenkel (3) 401 City Avenue, Suite 802 Bala Cynwyd, PA 19004	2,298,267	5.7%	1,648,267	650,000	1.6%
Reed L. Benson (4)	937,615	2.4%	–	937,615	2.3%
William Davidson (5)	925,000	2.3%	–	925,000	2.2%
Richard Benowitz (6)	733,334	1.9%	–	733,334	1.8%
Kirby D. Cochran (7)	500,000	1.3%	–	500,000	1.2%
William Boyd (8)	350,000	*	–	350,000	*
James E. Solomon (9)	200,000	*	–	200,000	*
Rodney Baber (10)	100,000	*	100,000	0	–
Janet Zobrist (11)	76,667	*	76,667	0	–
R. Phil & Janet Zobrist Family Trust (12)	66,667	*	66,667	0	–
Tanamera, LTD (13)	66,623	*	66,623	0	–
Hooper Group (14)	40,000	*	40,000	0	–
Larry C. Holman (15)	33,334	*	33,334	0	–
Bayhill Capital (16)	33,334	*	33,334	0	–
Bennett Anderson (15)	33,334	*	33,334	0	–
Benson Trust (17)	33,333	*	33,333	0	–
Deep Springs Holdings (18)	33,333	*	33,333	0	–
Infinity Plus, LLC (19)	33,333	*	33,333	0	–
Nevada Trust Company, as custodian for the Bradley C. Shultis IRA (20)	33,333	*	33,333	0	–

R. Scott Hoffman (20)	33,333	*	33,333	0	–
Granite Park Cove (21)	30,000	*	30,000	0	–
Foreign Trading Investments (22)	25,000	*	25,000	0	–
The Sterling Group (23)	25,000	*	25,000	0	–
Bluefishce, Inc. (24)	16,667	*	16,667	0	–
Jeff & Brad Austin Trust (25)	16,667	*	16,667	0	–
Sylvester, LLC (26)	16,667	*	16,667	0	–
Pro-active Trading, Inc. (27)	16,667	*	16,667	0	–
Andrew Watling (28)	12,500	*	12,500	0	–
Bradley Wallace (29)	10,000	*	10,000	0	–
Kyle Larson DDS PC (29)	10,000	*	10,000	0	–
Jerry Halterman (30)	9,000	*	9,000	0	–
Martyn Powell (31)	5,000	*	5,000	0	–
Michael Zobrist (31)	5,000	*	5,000	0	–
Martin Wiesbrock (32)	4,000	*	4,000	0	–
All directors and executive officers as a group (7 persons) (33)	7,059,598	17.2%	–	7,059,598	16.2%

*  Represents less than 1% of the issued and outstanding common stock.

(1)

Includes 1,000,000 shares of common stock, a senior secured convertible note that is convertible into 2,752,294 shares of common stock and warrants to purchase 1,875,000 shares of common stock.

(2)

Includes 328,440 shares held by Mr. Tiede as custodian under the Uniform Gift to Minors Act for the benefit of his children and presently exercisable options to acquire 50,000 shares of common stock.

(3)

Includes 650,000 shares of common stock, warrants to purchase 981,600 shares of common stock and an unsecured convertible note that is convertible into 666,667 shares of common stock.

(4)

Includes 820,948 shares held by a limited liability company of which Mr. Benson and his spouse own a 40% equity interest.  Mr. Benson is the manager of the limited liability company and, as such, has voting and investment power with respect to all such shares.  Mr. Benson disclaims beneficial ownership of all such shares except to the extent of his equity interest therein.  Also includes presently exercisable options to acquire 116,667 shares of common stock.

(5)

Includes presently exercisable options to acquire 925,000 shares of common stock.

(6)

Includes warrants to acquire 566,667 shares of common stock and presently exercisable options to acquire 100,000 shares of common stock.

(7)

Includes presently exercisable options to acquire 300,000 shares of common stock.

(8)

Includes warrants to acquire 175,000 shares of common stock and presently exercisable options to acquire 100,000 shares of common stock.

(9)

Includes presently exercisable options to acquire 100,000 shares of common stock.

(10)

Includes a warrant to purchase 100,000 shares of common stock.

(11)

Includes a warrant to purchase 76,667 shares of common stock.

(12)

Includes a warrant to purchase 66,667 shares of common stock.

(13)

Includes a warrant to purchase 66,623 shares of common stock.  The control person of Tanamera, LTD is Hugh O'Neill.

(14)

Includes a warrant to purchase 40,000 shares of common stock.  The control person of Hooper Group is Keith Hooper.

(15)

Includes a warrant to purchase 33,334 shares of common stock.

(16)

Includes a warrant to purchase 33,334 shares of common stock.  The control person of Bayhill Capital is Joe Hanson.

(17)

Includes a warrant to purchase 33,333 shares of common stock.  The control person of Benson Trust is Lloyd Benson.

(18)

Includes a warrant to purchase 33,333 shares of common stock.  The control person of Deep Springs Holdings is John Lewis.

(19)

Includes a warrant to purchase 33,333 shares of common stock.  The control person of Infinity Plus, LLC is Juli Koentopp.

(20)

Includes a warrant to purchase 33,333 shares of common stock.

(21)

Includes a warrant to purchase 30,000 shares of common stock.  The control person of Granite Park Cove is Roger Knight.

(22)

Includes a warrant to purchase 25,000 shares of common stock.  The control person of Foreign Trading Investments is Paul Bennett.

(23)

Includes a warrant to purchase 25,000 shares of common stock.  The control person of The Sterling Group is Cris Gray.

(24)

Includes a warrant to purchase 16,667 shares of common stock.  The control person of Bluefishce, Inc. is Joe Hanson.

(25)

Includes a warrant to purchase 16,667 shares of common stock.

(26)

Includes a warrant to purchase 16,667 shares of common stock.  The control person of Sylvester, LLC is Joe Hanson.

(27)

Includes a warrant to purchase 16,667 shares of common stock.  The control person of Pro-active Trading, Inc. is Jeff Ramson.

(28)

Includes a warrant to purchase 12,500 shares of common stock.

(29)

Includes a warrant to purchase 10,000 shares of common stock.

(30)

Includes a warrant to purchase 9,000 shares of common stock.

(31)

Includes a warrant to purchase 5,000 shares of common stock.

(32)

Includes a warrant to purchase 4,000 shares of common stock.

(33)

Includes presently exercisable options to acquire a total of 2,433,334 shares of common stock held by all directors and executive officers.

PLAN OF DISTRIBUTION

This prospectus relates to the resale of up to 2,467,059 shares of our common stock owned by the selling shareholders, including:

•

up to 1,800,392 shares of our common stock upon exercise of certain warrants held by the selling shareholders; and

•

up to 666,667 shares of our common stock upon conversion of outstanding unsecured convertible note held by a selling shareholder.

The selling security holders may sell the resale shares for cash, from time to time, in one or more transactions at:

•

fixed prices,

•

market prices at the time of sale,

•

varying prices and terms to be determined at the time of sale, or

•

negotiated prices.

The selling security holders will act independently of us in making decisions regarding the timing, manner and size of each sale.  The security holders may effect these transactions by selling the resale shares to or through broker-dealers.  Broker-dealers engaged by the security holders may arrange for other broker-dealers to participate in the resales.  The resale shares may be sold in one or more of the following types of transactions:

•

block trade(s) in which a broker-dealer attempts to sell the shares as agent but may resell a portion of the block as principal to facilitate the transaction,

•

purchase(s) by a broker-dealer as principal and resale(s) by the broker-dealer for its account under this prospectus,

•

an exchange distribution in accordance with the rules of the exchange,

•

ordinary brokerage transactions and transactions in which a broker solicits purchasers,

•

privately negotiated transactions between the selling security holders and purchasers, without a broker-dealer, and

•

a combination of any of the above transactions.

We may amend or supplement this prospectus from time to time to describe a specific or additional plan of distribution.  If the plan of distribution involves an arrangement with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution, or a purchase by a broker-dealer, the supplement will disclose:

•

the name of the selling security holder and the participating broker-dealer,

•

the number of shares involved,

•

the price at which the shares were sold,

•

the commissions paid or discounts or concessions allowed to the broker-dealer,

•

that the broker-dealer did not conduct any investigation to verify the information contained in this prospectus, and

•

any other facts material to the transaction.

In addition, if a selling security holder notifies us that a donee, pledgee or other transferee of the security holder intends to sell more than 500 shares, we will file a supplement to this prospectus.  In addition, if a security holder notifies us of any material change with respect to the plan of distribution of the resale shares described herein, we will file a post-effective amendment to the registration statement of which this prospectus forms a part.

The security holders may enter into hedging transactions with broker-dealers in connection with distributions of the resale shares.  In these transactions, broker-dealers may engage in short sales of the shares to offset the positions they assume with the security holders.  The security holders also may sell shares short and redeliver the shares to close out their short positions.  The security holders may enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the resale shares. The broker-dealer may then resell or otherwise transfer the shares under this prospectus.  The security holders also may loan or pledge the resale shares to a broker-dealer.  The broker-dealer may sell the loaned or pledged shares under this prospectus.

Broker-dealers or agents may receive compensation from security holders in the form of commissions, discounts or concessions.  Broker-dealers or agents may also receive compensation from the purchasers of the resale shares for whom they act as agents or to whom they sell as principals, or both.  A broker-dealer’s compensation will be negotiated in connection with the sale and may exceed the broker-dealer’s customary commissions.  Broker-dealers, agents or the security holders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with sales of the resale shares.  Any commission, discount or concession received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act.

Because the security holders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act.  In addition, any securities covered by this prospectus that qualify for resale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.

The selling security holders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares.  There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the security holders.

The resale shares will be sold only through registered or licensed brokers or dealers if so required under applicable state securities laws.  In addition, in certain states the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution.  In addition, the security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the security holders or any other person.  We will make copies of this prospectus available to the selling security holders and we have informed them of the requirement to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

We will pay all costs, expenses and fees associated with the registration of the resale shares.  The security holders will pay all commissions and discounts, if any, associated with the sale of the resale shares.  The security holders may agree to indemnify any broker-dealer or agent that participates in sales of the resale shares against specified liabilities, including liabilities arising under the Securities Act.  The security holders have agreed to indemnify certain persons, including us and broker-dealers and agents, against specified liabilities in connection with the offering of the resale shares, including liabilities arising under the Securities Act.

DESCRIPTION OF OUR CAPITAL STOCK

Our authorized capital stock presently consists of 180,000,000 shares of common stock, par value $0.05 per share and 20,000,000 shares of preferred stock, no par value.  As of March 31, 2008, we had 38,501,296 shares of common stock outstanding, and no shares of preferred stock outstanding.  The following is a summary of the terms of our capital stock.

Common Stock

Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of the shareholders and do not have cumulative voting rights.  Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election.  Holders of common stock are entitled to receive ratably any dividends, as may be declared by the board of directors out of funds legally available therefor, subject to the rights of the holders of preferred stock.  Upon the liquidation, dissolution or winding up of our company, the holders of common stock, subject to the rights of the holders of preferred stock, are entitled to receive ratably our net assets available after the payment of our debts and other liabilities.  Holders of common stock have no preemptive, subscription, redemption or conversion rights.  The outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

Our board of directors has the authority, without further action by the shareholders, to issue up to 20,000,000 shares of preferred stock in one or more series and to fix the designations, powers, preferences, privileges and relative participating, option, or special rights and the qualifications, limitations, or restrictions of those series, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock.  The board of directors, without shareholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock.  Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control or make removal of management more difficult.  The issuance of preferred stock may have the effect of decreasing the market price of our common stock and may adversely affect the voting and other rights of the holders of our common stock.

Senior Secured Convertible Notes and Related Warrants

On December 24, 2007, we completed a $15.0 million private placement of securities with an institutional investor.  Pursuant to the financing, we entered into various agreements with the investor, including (i) a 6.25% senior secured convertible promissory note in the principal amount of $15.0 million which is convertible into shares of our common stock at a conversion price of $5.45 per share and (ii) a five-year warrant that is exercisable to purchase up to 1,875,000 shares of common stock at an exercise price of $5.00 per share.  The warrants are exercisable any time for a five-year period beginning on the date of grant.

The senior secured convertible note is due December 21, 2010 and bears interest at 6.25% per annum.  Interest for the first year was prepaid at closing.  Interest-only payments thereafter in the amount of $234,375 are due quarterly and commence in April 2009.  Interest payments may be made through issuance of common stock in certain circumstances.  The note is convertible into 2,752,294 shares of our common stock at a conversion price of $5.45 per share, convertible any time during the term of the note.  We have granted a first priority security interest in all of our property and assets and of our subsidiaries to secure our obligations under the note and related transaction agreements.

The $5.45 conversion price of the senior secured convertible note and the $5.00 exercise price of the warrants are subject to adjustment pursuant to standard anti-dilution rights.  These rights include (i) equitable adjustments in the event we effect a stock split, dividend, combination, reclassification or similar transaction; (ii) “weighted average” price protection adjustments in the event we issue new shares of common stock or common stock equivalents in certain transactions at a price less than the then current market price of our common stock; and (iii) “full ratchet” price protection adjustments in the event we issue new shares of common stock or common stock equivalents in certain transactions at a price less than $5.45 per share.

The senior secured convertible note contains a prepayment provision allowing us to prepay, in certain limited circumstances, all or a portion of the note.  The portion of the note subject to prepayment must be purchased at a price equal to the greater of (i) 135% of the amount to be purchased and (ii) the company option redemption price, as defined in the note.  Even if we elect to prepay the note, the note holder may still convert any portion of the note being prepaid pursuant to the conversion feature thereof.

Unsecured Convertible Note and Related Warrants

On November 2, 2006, we closed on a convertible note securities agreement dated October 28, 2006 with an individual that provided we issue to the convertible note holder (i) an unsecured convertible note in the principal amount of $1,000,000 representing the funding received by us from an affiliate of the convertible note holder on September 29, 2006, and (ii) four classes of warrants (A warrants, B warrants, C warrants and D warrants) which gave the convertible note holder the right to purchase a total of 5,500,000 shares of our common stock as described below.  The unsecured convertible note is due October 16, 2009 and bears an annual interest rate of 5%, payable semi-annually in cash or in shares of our common stock if certain conditions are satisfied.  The unsecured convertible note is convertible into shares of our common stock at a conversion price of $1.50 per share, convertible any time during the term of the note, and is subject to standard anti-dilution rights.

The A warrants and B warrants expire December 3, 2008.  The original expiration date was to be one year after the effective date of a registration statement filed under the Securities Act registering the subsequent sale of shares received from exercise of the A warrants and B warrants, but was extended in connection with the exchange agreement described below.  The A warrants grant the convertible note holder the right to purchase up to 750,000 shares of common stock at an exercise price of $1.60 per share and the B warrants grant the convertible note holder the right to purchase up to 750,000 shares of common stock at an exercise price of $1.75 per share.  The convertible note holder also received C warrants to purchase 2,000,000 shares of common stock and D warrants to purchase 2,000,000 shares of common stock, all of which have been cancelled as discussed below.  The A warrants and B warrants are exercisable at any time until their expiration date and are subject to adjustment pursuant to standard anti-dilution rights.  As of March 31, 2008, the convertible note holder had exercised 454,000 A warrants and no B warrants.

In October 2007, we entered into an exchange agreement with the convertible note holder.  Pursuant to the exchange agreement, we cancelled the C warrant holder’s right to acquire up to 2,000,000 shares of our common stock at $2.10 per share and the D warrant holder’s right to acquire up to 2,000,000 shares of our common stock at $3.00 per share in exchange for the issuance of 650,000 shares of our common stock.

The securities purchase agreement entered into with Mr. Frenkel contains, among other things, covenants that may restrict our ability to obtain additional capital or to conduct our business.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources.”

Equity Compensation Plans

The following table sets forth, as of December 31, 2007, information regarding our compensation plans under which shares of our common stock are authorized for issuance.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding outstanding securities)
Equity compensation plans approved by security holders	0	0	0
Equity compensation plans not approved by security holders (1)	4,826,755	$1.18	940,212
Total	4,826,755	$1.18	940,212

(1)

Our long-term incentive plan provides for the grant of stock options, stock appreciation rights and restricted stock to our employees, directors and consultants.  The plan covers a total of 6,000,000 shares of our common stock.  As of December 31, 2007, options to purchase 233,033 shares of common stock had been exercised.  All awards must be granted at fair market value on the date of grant.  The plan is administered by our board of directors or compensation committee of the board.  Awards may be vested on such schedules determined by the plan administrator.  Other than the long-term incentive plan, we do not maintain any other equity compensation plan.

Other Warrants

We have previously issued additional warrants in several private transactions.  Under the terms of these warrants, as of March 31, 2008, an aggregate of 7,786,264 shares of our common stock may be purchased at exercise prices ranging from $0.04 to $6.25 per share.  The warrants may be exercised anytime prior to their expiration dates which range from March 2009 to December 2012.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our amended and restated articles of incorporation provide for limitation of liability of our directors and for indemnification of our directors and officers to the fullest extent permitted under Utah law.  Our directors and officers may be liable for a breach or failure to perform their duties in accordance with Utah law only if their breach or failure to perform constitutes gross negligence, willful misconduct or intentional harm on our company or our shareholders.  Our directors may not be personally liable for monetary damages for action taken or failure to take action as a director except in specific instances established by Utah law.

In accordance with Utah law, we may generally indemnify a director or officer against liability incurred in a proceeding if he or she acted in good faith, and believed that his or her conduct was in our best interest and that he or she had no reason to believe his or her conduct was unlawful.  We may not indemnify a director or officer if the person was adjudged liable to us or in the event it is adjudicated that the director or officer received an improper personal benefit.

Under Utah law, we will indemnify a director or officer who is successful on the merits or otherwise in defense of any proceeding, or in the defense of any claim, issue or matter in the proceeding, to which he or she was a party because he or she is or was a director or an officer, as the case may be, against reasonable expenses incurred by him or her in connection with the proceeding or claim with respect to which he or she has been successful.

We maintain a directors’ and officers’ liability insurance policy which, subject to the limitations and exclusions stated therein, covers our directors and officers for certain actions or inactions they may take or omit to take in their capacities as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

EXPERTS

HJ & Associates, LLC, an independent registered public accounting firm, has audited our consolidated financial statements for the years ended December 31, 2007, 2006 and 2005 as set forth in their report dated April 2, 2008 which is included in this prospectus.  Our financial statements are included herein in reliance on HJ & Associates, LLC and its respective report, given its authority as an expert in accounting and auditing matters.

LEGAL OPINION

The validity of the securities offered by this prospectus will be passed upon by Reed L. Benson, Esq., the Chief Financial Officer, Secretary and General Counsel of Broadcast International, Salt Lake City, Utah.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-1 that we have filed with the Securities and Exchange Commission relating to the issuance of shares of our common stock covered by this prospectus.  As described below, you may obtain from the SEC a copy of the registration statement and exhibits that we filed with the SEC when we registered our securities.  The registration statement may contain additional information that may be important to you.  Statements made in this prospectus about legal documents may not necessarily be complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC.

We also file annual, quarterly and periodic reports, proxy statements and other information with the SEC.  Such reports, proxy statements and other information can be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at Room 1580, 100 F Street N.E., Washington, D.C. 20549.  Please call the SEC at 1-888-SEC-0330 for further information on the public reference room.  Our SEC filings are also available to the public on the SEC’s website at http://www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

Audited Consolidated Financial Statements

Unaudited Condensed Consolidated Financial Statements

Unaudited Condensed Consolidated Balance Sheets as of March 31, 2008 and December 31, 2007	F-35
Unaudited Condensed Consolidated Statements of Operations for the three months ended March 31, 2007 and 2008	F-37
Unaudited Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2007 and 2008	F-38
Notes to Condensed Consolidated Financial Statements	F-39

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders of

Broadcast International, Inc.

Salt Lake City, Utah

We have audited the accompanying consolidated balance sheets of Broadcast International, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for each of the years ended December 31, 2007, 2006 and 2005. These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Broadcast International, Inc. and subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the years ended December 31, 2007, 2006 and 2005 in conformity with U.S. generally accepted accounting principles.

We were not engaged to examine management’s assertion about the effectiveness of Broadcast International, Inc.’s internal control over financial reporting as of December 31, 2007 and, accordingly, we do not express an opinion.

/s/ HJ & Associates, LLC

HJ & Associates, LLC

Salt Lake City, Utah

April 2, 2008

BROADCAST INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2006	2007
ASSETS

Current assets
Cash and cash equivalents	$807,741	$16,598,300
Accounts receivable, net	851,473	220,834
Inventory	46,341	57,218
Prepaid expenses	1,400,361	2,449,236

Total current assets	3,105,916	19,325,588

Property and equipment
Furniture and fixtures	77,846	88,370
Leasehold improvements	237,108	247,010
Machinery and equipment	1,838,067	2,210,241
Accumulated depreciation and amortization	(1,765,963)	(1,904,307)

Property and equipment, net	387,058	641,314

Other assets
Patents, at cost	200,306	197,346
Debt offering costs	346,269	1,367,583
Technology licenses (net of $1,632,600 and $0 allowance, respectively)	1,142,400	--
Deposits and other assets	8,795	8,795

Total other assets	1,697,770	1,573,724

Total assets	$5,190,744	$21,540,626

See accompanying notes to consolidated financial statements

BROADCAST INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS (Continued)

	December 31,
	2006	2007
LIABILITIES:

Current liabilities
Accounts payable	$705,099	$640,292
Payroll and related expenses	202,335	460,236
Other accrued expenses	130,798	55,356
Unearned revenue	491,252	169,359
Current portion of long-term obligations (net of discount
Of $0 and $6,813, respectively)	666,637	47,692
Derivative valuation	4,631,500	14,267,600

Total current liabilities	6,827,621	15,640,535

Convertible debt (net of discount of $2,086,692 and
$13,068,755, respectively)	1,413,308	2,931,245
Other long-term obligations	35,093	--
Deferred bonus payable	600,000	--

Total liabilities	8,876,022	18,571,780

Commitments and contingencies

STOCKHOLDERS’ EQUITY (DEFICIT):

Preferred stock, no par value, 20,000,000 shares
authorized; none issued	--	--
Common stock, $.05 par value, 180,000,000 shares
authorized; 26,953,262 and 37,775,034 shares issued
and outstanding, respectively	1,347,663	1,888,752
Additional paid-in capital	35,715,634	65,289,354
Unexercised options and warrants	937,436	3,789,095
Subscriptions receivable	--	(25,000)
Accumulated deficit	(41,686,011)	(67,973,355)

Total stockholders’ equity (deficit)	(3,685,278)	2,968,846

Total liabilities and stockholders’ equity (deficit)	$5,190,744	$21,540,626

See accompanying notes to consolidated financial statements

BROADCAST INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2005	2006	2007

Net sales	$5,380,869	$13,894,383	$4,297,784

Cost of sales	5,434,433	13,153,261	4,273,490

Gross margin (loss)	(53,564)	741,122	24,294

Operating expenses
Administrative and general	2,958,232	4,583,512	8,755,709
Selling and marketing	720,841	693,223	556,568
Production and maintenance	--	--	--
Research and development in process	812,581	2,323,843	1,274,792
Impairment of license rights	--	1,732,600	1,142,400

Total operating expenses	4,491,654	9,333,178	11,729,469

Total operating loss	(4,545,218)	(8,592,056)	(11,705,175)

Other income (expense)
Interest income	29,745	34,398	50,417
Interest expense	(1,149,209)	(1,894,620)	(2,120,215)
Derivative valuation loss	(12,000)	(1,266,300)	(12,526,260)
Loss on securities available for sale	--	(4,152,591)	--
Gain on forgiveness of debt	68,547	284,000	22,005
Other income (expense)	26,456	(10,740)	(8,116)

Total other income (expense)	(1,036,461)	(7,005,853)	(14,582,169)

Loss before income taxes	(5,581,679)	(15,597,909)	(26,287,344)

Provision for income taxes
Current tax expense	--	--	--

Total provision for income taxes	--	--	--

Net loss	$(5,581,679)	$(15,597,909)	$(26,287,344)

Loss per share – basic and diluted	$(0.27)	$(0.56)	$(0.85)

Weighted average shares basic and diluted	20,844,000	27,962,000	30,942,000

See accompanying notes to consolidated financial statements

BROADCAST INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS EQUITY (DEFICIT)
Years ended December 31, 2007, 2006 and 2005

			Additional Paid-in Capital	Unexercised Options & Warrants	Stock Subscriptions Receivable	Retained Earnings (Deficit)	Equity (Deficit)
	Common Stock
	Shares	Amount

Balance, December 31, 2004	20,653,986	$1,032,699	$19,458,897	$--	$--	$(20,506,423)	$(14,827)
Common stock issued for cash	41,666	2,083	122,897	--	--	--	124,980
Common stock issued for services	307,000	15,350	1,061,820	--	--	--	1,077,170

Common stock issued to IDI debt holders	(22,801)	(1,140)	1,140	--	--	--	--

Common stock retained by debt conversion	844,966	42,248	802,718	--	--	--	844,966

Common stock issued on exercise of warrants	47,272	2,364	(2,364)	--	--	--	--
Warrants issued for services	--	--	315.600	--	--	--	315,600

Warrants issued for technology R & D	--	--	288,018	--	--	--	288,018
Beneficial conversion feature	--	--	4,832	--	--	--	4,832
Extinguishment of debt	--	--	(68,547)	--	--	--	(68,547)

Net loss	--	--	--	--	--	(5,581,679)	(5,581,679)
Balance, December 31, 2005	21,872,089	$1,093,604	$21,985,011	$--	$--	$(26,088,102)	$(3,009,487)

See the accompanying notes to consolidated financial statements.

BROADCAST INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS EQUITY (DEFICIT)
Years ended December 31, 2007, 2006 and 2005
(Continued)

			Additional Paid-in Capital	Unexercised Options & Warrants	Stock Subscriptions Receivable	Retained Earnings (Deficit)	Equity (Deficit)
	Common Stock
	Shares	Amount

Balance, December 31, 2005	21,872,089	$1,093,604	$21,985,011	$--	$--	$(26,088,102)	$(3,009,487)
Common stock issued for cash	1,162,110	58,106	1,685,060	--	--	--	1,743,166
Common stock issued for services	1,091,666	54,583	2,124,416	--	--	--	2,178,999

Common stock issued from debt conversion	333,334	16,667	1,130,133	--	--	--	1,146,800

Common stock issued in acquisition	994,063	49,703	1,938,423	--	--	--	1,988,126

Common stock issued for technology licenses	6,000,000	300,000	10,800,000	--	--	--	11,100,000

Common stock returned for termination of technology licenses	(4,500,000)	(225,000)	(8,100,000)	--	--	--	(8,325,000)

Loss on common stock issued on securities exchange	--	--	4,152,591	--	--	--	4,152,591

Unexercised options and warrants	--	--	--	937,436	--	--	937,436

Net loss	--	--	--	--	--	(15,597,909)	(15,597,909)
Balance, December 31, 2006	26,953,262	$1,347,663	$35,715,634	$937,436	$--	$(41,686,011)	$(3,685,278)

See the accompanying notes to consolidated financial statements.

BROADCAST INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS EQUITY (DEFICIT)
Years ended December 31, 2007, 2006 and 2005
(Continued)

			Additional Paid-in Capital	Unexercised Options & Warrants	Stock Subscriptions Receivable	Retained Earnings (Deficit)	Equity (Deficit)
	Common Stock
	Shares	Amount

Balance, December 31, 2006	26,953,262	$1,347,663	$35,715,634	$937,436	$--	$(41,686,011)	$(3,685,278)
Common stock issued for cash	4,215,569	210,778	6,112,558	--	(25,000)	--	6,298,336
Common stock issued for services and prepaid services	2,201,000	110,050	2,157,650	--	--	--	2,267,700

Common stock issued from debt conversion	1,630,332	81,517	4,193,028	--	--	--	4,274,545

Common stock issued in debt offering	1,000,000	50,000	3,700,000	--	--	--	3,750,000

Common stock issued from option exercises	3,573	179	1,692	--	--	--	1,871

Common stock issued for warrant exercises	1,771,298	88,565	13,408,792	--	--	--	13,497,357

Unexercised options and warrants	--	--	--	2,851,659	--	--	2,851,659

Net loss	--	--	--	--	--	(26,287,344)	(26,287,344)
Balance, December 31, 2007	37,775,034	$1,888,752	$65,289,354	$3,789,095	$(25,000)	$(67,673,355)	$2,968,846

See the accompanying notes to consolidated financial statements.

BROADCAST INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2005	2006	2007
Cash flows from operating activities:

Net loss	$(5,581,679)	$(15,597,909)	$(26,287,344)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	367,841	264,090	204,194
Loss (gain) on retirement of assets	24,050	2,656	(5,100)
Common stock issued for services	235,170	100,000	77,700
Common stock issued for cashless exercise of warrants	--	--	1,885,000
Common stock and options issued for research and development in process	288,018	--	--
Common stock issued for acquisition in excess of asset valuation	--	1,363,126	--
Unexercised options and warrant expense	--	937,436	2,599,659
Beneficial conversion expense	4,832	--	--
Extinguishment of debt	(68,547)	340,278	605,337
Accretion of senior convertible notes payable	624,998	888,892	646,351
Accretion of Frankel convertible note payable	--	59,140	333,336
Loss on disposition of securities	--	4,152,591	--
Derivative liability valuation	12,000	1,266,300	12,526,260
Allowance for doubtful accounts	62,660	38,564	(3,218)
Impairment of investment in license rights	--	1,732,600	1,142,400
Gain on forgiveness of debt	--	(284,000)	(22,005)
Changes in assets and liabilities:
Accounts receivable	(769,911)	296,597	633,858
Inventories	(215,213)	188,937	(10,877)
Prepaid and other assets	(145,489)	1,292,037	1,141,124
Debt offering costs	188,879	371,452	(769,314)
Accounts payable	1,036,332	(586,428)	(64,807)
Accrued liabilities	286,245	314,960	(423,134)
Deferred revenues	571,863	(285,689)	(321,893)
Net cash used in operating activities	(3,077,951)	(3,144,370)	(6,112,473)

Cash flows from investing activities:
Purchase of equipment	(131,003)	(148,383)	(455,490)
Proceeds from sale of assets	--	--	5,100
Related party note receivable (net)	--	(500,000)	--
Patents	(22,760)	--	--
Net cash used in investing activities	$(153,763)	$(648,383)	$(450,390)

See accompanying notes to consolidated financial statements

BROADCAST INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

	Years Ended December 31,
	2005	2006	2007
Cash flows from financing activities:
Principal payments – debt	$(70,187)	$(89,163)	$(974,081)
Stock issued from equity offering	124,980	1,743,166	6,298,337
Proceeds from the sale of stock	--	1,000,000	--
Proceeds from the exercise of stock options	--	--	1,871
Proceeds from the exercise of warrants	--	--	1,727,347
Loan financing	3,449,876	1,000,000	15,299,948
Cash received in acquisition	--	500,000	--
Net cash provided by financing activities	3,504,669	4,154,003	22,353,422

Net increase in cash and cash equivalents	272,955	361,250	15,790,559
Cash and cash equivalents, beginning of year	$173,536	$446,491	$807,741
Cash and cash equivalents, end of year	$446,491	$807,741	$16,598,300
Supplemental disclosure of cash flow information:
Interest paid	$90,000	$163,857	$1,111,345
Income taxes paid	$--	$--	$--

See accompanying notes to consolidated financial statements

BROADCAST INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
DECEMBER 31, 2007 AND 2006

Note 1 – Organization and Basis of Presentation

Broadcast International, Inc. (the Company) is the consolidated parent company of BI Acquisitions, Inc. (BI), a wholly-owned subsidiary, and Interact Devices, Inc. (IDI), an 86% owned subsidiary.

BI was incorporated in Utah in December 1999 and began operations in January 2000.  BI provides satellite uplink services and related equipment services, communication networks, and video and audio production services primarily to large retailers, other businesses, and to a third-party provider of in-store music and video.

On October 1, 2003, the Company (formerly known as Laser Corporation) acquired BI by issuing shares of its common stock representing 98% of the total equity ownership in exchange for all of the issued and outstanding BI common stock.  The transaction was accounted for as a reverse acquisition, or recapitalization of BI, with BI being treated as the accounting acquirer. Effective January 13, 2004, the company changed its name from Laser Corporation to Broadcast International, Inc.

On May 18, 2004, the Debtor-in-Possession’s Plan of Reorganization for IDI was confirmed by the United States Bankruptcy Court. As a result of this confirmation, for the years ended December 31, 2007 and 2006, the Company owned, on a fully diluted basis, approximately 51,177,218 common share equivalents of IDI, representing approximately 86% of the equity of IDI.

The audited consolidated financial statements herein include operations from January 1, 2005 to December 31, 2007. IDI produced losses from operations during the period; therefore, 100% of the results from operations have been included in the Company’s consolidated statements.

Note 2 - Significant Accounting Policies

Management Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.  Actual results could differ from those estimates.

Cash and Cash Equivalents

We consider all cash on hand and in banks, and highly liquid investments with maturities of three months or less, to be cash equivalents. At December 31, 2007 and 2006, we had bank balances in the excess of amounts insured by the Federal Deposit Insurance Corporation. We have not experienced any losses in such accounts, and believe we are not exposed to any significant credit risk on cash and cash equivalents.

Current financial market conditions have had the effect of restricting liquidity of cash management investments and have increased the risk of even the most liquid investments and the viability of some financial institutions.  We do not believe, however, that these conditions will materially affect our business or our ability to meet our obligations or pursue our business plans.

Account Receivables

Trade account receivables are carried at original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis. Management determines the allowance for doubtful accounts by identifying troubled accounts and by using historical experience applied to an aging of accounts. Trade receivables are written off when deemed uncollectible. Recoveries of trade receivables previously written off are recorded when received.

A trade receivable is considered to be past due if any portion of the receivable balance is outstanding for more than 90 days. After the receivable becomes past due, it is on non-accrual status and accrual of interest is suspended.

Inventories

Inventories consisting of electrical and computer parts are stated at the lower of cost or market determined using the first-in, first-out method.

Property and Equipment

Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the property, generally from three to five years.  Repairs and maintenance costs are expensed as incurred except when such repairs significantly add to the useful life or productive capacity of the asset, in which case the repairs are capitalized.

Patents

Patents represent initial legal costs incurred to apply for United States and international patents on the CodecSys technology, and are amortized on a straight-line basis over their useful life of approximately 20 years.  We have filed several patents in the United States and foreign countries. As of December 31, 2007, the United States Patent and Trademark Office had approved 2 patents.  Additionally, five foreign countries had approved patent rights.  While we are unsure whether we can develop the technology in order to obtain the full benefits, the patents themselves hold value and could be sold to companies with more resources to complete the development. On-going legal expenses incurred for patent follow-up have been expensed from July 2005 forward.

Amortization expense recognized on all patents totaled $2,960 and $1,259 for the year ended December 31, 2007 and 2006, respectively.

Estimated amortization expense, if all patents were issued at the beginning of 2008, for each of the next five years is as follows:

Year ending December 31:
2008	$10,652
2009	10,652
2010	10,652
2011	10,652
2012	10,652

Long-Lived Assets

We review our long-lived assets, including patents, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability of assets held and used is measured by a comparison of the carrying amount of an asset to future un-discounted net cash flows expected to be generated by the asset.  If such assets are considered to be impaired, then the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets.  Fair value is determined by using cash flow analyses and other market valuations.

Stock Compensation

Beginning on January 1, 2006, we began accounting for stock-based compensation under the provisions of Financial Accounting Standards No. 123R (revised 2004), “Share-Based Payment” (FAS 123R), which requires the recognition of the fair value of stock-based compensation. We have used the modified prospective application. Under the fair value recognition provisions for FAS 123R, stock-based compensation cost is estimated at the grant date based on the fair value of the awards expected to vest and recognized as expense ratably over the requisite service period of the award.  We have used the Black-Scholes valuation model to estimate fair value of our stock-based awards, which requires various judgmental assumptions including estimated stock price volatility, forfeiture rates, and expected life.  Our computation of expected volatility is based on a combination of historical and market-based implied volatility.  Financial statements for periods prior to 2006 have not been restated.  Had compensation cost for our stock option plans been determined based on the fair value at the grant date for awards in fiscal year 2005, consistent with the provisions of SFAS No. 123, our approximate net loss and loss per share would have been the pro forma amounts indicated below:

2005

Net loss, as reported	$(5,581,679)
Addback:
Stock-based employee compensation expense determined under intrinsic value based method for all awards, net of related tax effects	--
Deduct:
Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(815,548)

Pro forma net loss	$(6,397,227)

(Loss) earnings per share:
Basic and diluted – as reported	$(0.26)

Basic and diluted – pro forma	$(0.31)

The weighted average fair value of options granted during the year ended December 31, 2007 was $1.31 per share.  The fair values for the options granted in 2007 were estimated at the date of grant using a Black-Scholes option-pricing model with the following weighted average assumptions:

Risk free interest rate	4.58%
Expected life (in years)	9.9
Expected volatility	83.71%
Expected dividend yield	0.00%

For the year ended December 31, 2007, we recognized $2,599,659 as non-cash compensation expense with $242,309 and $2,357,350 recorded in our research and development and general and administrative departments, respectively, for granted options vesting during the period. Options issued to directors are immediately vested, all other options and warrants are subject to applicable vesting schedules. Expense is recognized proportionally as each grant vests.  Included is (i) $1,199,000 resulting from 1,200,000 options granted to four directors, (ii) $446,197 resulting from the vesting of unexpired options and warrants issued prior to January 1, 2007, (iii) $299,275 resulting from 565,000 warrants issued to four consultants, (iv) $500,000 for 600,000 warrants issued to two current members of our board of directors, prior to them becoming members of the board, (v) $118,327 resulting from the issuance of 507,500 options issued to non-executive management employees, (vi) $26,500 resulting from the issuance of 25,000 options to an individual for consulting services, and (vii) $10,360 for repriced options previously granted to executive management.

Additionally, warrants to acquire 7,203,056 shares of our common stock were granted as follows; (i) 4,215,556 to certain equity investors, (ii) 1,875,000 associated with our senior secured convertible 6.25% note, (iii) 112,500 as debt acquisition costs for our senior secured convertible 6.25% note and, (iv) 1,000,000 warrants were issued to an additional consultant, however, no services were rendered and the warrants were forfeited by the consultant.

The weighted average fair value of options granted during year ended December 31, 2006 was $1.25 per share.  The fair values for the options granted in 2006 were estimated at the date of grant using a Black-Scholes option-pricing model with the following weighted average assumptions:

Risk free interest rate	4.69%
Expected life (in years)	10
Expected volatility	85.27%
Expected dividend yield	0.00%

For the year ended December 31, 2006 we recognized $937,436 as non-cash compensation expense with $203,798 and $733,638 recorded in our research and development and general and administrative departments, respectively, for granted options vesting during the period. Included is $538,300 resulting from 325,000 options granted to four outside directors, $331,640 for the vesting of unexercised options issued prior to January 1, 2006, and, $41,446 (of a total of $51,808) for repriced options previously granted to executive management which is being recognized over the remaining vesting period, and $26,049 for repriced options previously granted to non-executive management employees. No common stock or options to purchase common stock were issued to employees for compensation during the year ended December 31, 2006.

Due to unexercised options and warrants outstanding at December 31, 2007, we will recognize a total of $843,339 of additional compensation expense over the next three years for employees and consultants as a result of the adoption of FAS 123R based upon vesting parameters as shown below:

2008	$ 489,883
2009	242,300
2010	111,156
Total	$ 843,339

Income Taxes

We account for income taxes in accordance with the asset and liability method of accounting for income taxes prescribed by Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes.  Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to the taxable income in the years in which those temporary differences are expected to be recovered or settled.

Revenue Recognition

We recognize revenue when evidence exists that there is an arrangement between us and our customers, delivery of equipment sold or service has occurred, the selling price to our customers is fixed and determinable with required documentation, and collectability is reasonably assured. We recognize as deferred revenue, payments made in advance by customers for services not yet provided.

When we enter into a multi-year contract with a customer to provide installation, network management, satellite transponder and help desk, or combination of these services, we recognize this revenue as services are performed and as equipment is sold.  These agreements typically provide for additional fees, as needed, to be charged if on-site visits are required by the customer in order to ensure that each customer location is able to receive network communication. As these on-site visits are performed the associated revenue and cost are recognized in the period the work is completed. If we install, for an additional fee, new or replacement equipment to an immaterial number of new customer locations, and the equipment immediately becomes the property of the customer, the associated revenue and cost are recorded in the period in which the work is completed.

Research and Development

Research and development costs are expensed when incurred.  We expensed $812,581, $2,323,843 and $1,274,792 of research and development costs for the years ended December 31, 2005, 2006 and 2007, respectively.

Concentration of Credit Risk

Financial instruments, which potentially subject us to concentration of credit risk, consist primarily of trade accounts receivable. In the normal course of business, we provide credit terms to our customers. Accordingly, we perform ongoing credit evaluations of our customers and maintain allowances for possible losses which, when realized, have been within the range of management’s expectations.

In 2007, we had 3 customers that individually constituted greater than 10% of our total revenues, which represented 21%, 21% and 16% of our revenues, respectively.  In 2006, we had 2 customers that individually constituted greater than 10% of our total revenues, which represented 63% and 11% of our revenues, respectively.  In 2005, we had 3 customers that individually constituted greater than 10% of our total revenues, which represented 27%, 18% and 17% of our revenues, respectively.

Loss per Common Share

The computation of basic loss per common share is based on the weighted average number of shares outstanding during each year.

The computation of diluted earnings per common share is based on the weighted average number of shares outstanding during the year, plus the dilutive common stock equivalents that would rise from the exercise of stock options and warrants outstanding during the year, using the treasury stock method and the average market price per share during the year. Options and warrants to purchase 16,034,019, 12,652,597, and 8,122,747, shares of common stock at prices ranging from $.02 to $45.90 per share were outstanding at December 31, 2007, 2006 and 2005, respectively. As we experienced a net loss during the years ended December 31, 2007, 2006 and 2005, no common stock equivalents have been included in the diluted earnings per common share calculation as the effect of such options would be anti-dilutive.

Fair Value of Financial Instruments

Our financial instruments consist of cash, receivables, notes receivables, payables, and notes payable.  The carrying amount of cash, receivables and payables approximates fair value because of the short-term nature of these items.  The aggregate carrying amount of the notes receivable and notes payable approximates fair value as the individual notes bear interest at market interest rates.

Advertising Expenses

We follow the policy of charging the costs of advertising to expense as incurred.  Advertising expense for the years ended December 31, 2007, 2006 and 2005 was $9,633, $28,127 and $48,339, respectively.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Reclassifications

Certain reclassifications have been made to the 2006 financial statements in order for them to conform to the classifications used for the 2007 year.

Note 3 – Accounts Receivable

Included in our $220,834 and $851,473 net accounts receivable for the years ending December 2007 and 2006, respectively, were (i) $192,831 and $658,102 for billed trade receivables, respectively; (ii) $35,106 and $238,580 of unbilled trade receivables, respectively; (iii) $5,421 and $3,035 for employee travel advances and other receivables, respectively; and (iv) $12,524 and $48,244 for allowance for uncollectible accounts, respectively.

Our accounts receivable include three customers whose combined balances represent approximately 67%, 54% and 68% of trade receivables as of December 31, 2007, 2006 and 2005, respectively, and whose related sales revenues account for approximately 19%, 80%, and 62% of total revenues for the years ended December 31, 2007, 2006 and 2005, respectively.  The three largest customers in 2007 are not the same as the three largest customers in 2006 and 2005; specifically during 2006 we lost one of our larger customers.

Included in the numbers above is our single largest customer for the year ended December 31, 2007, 2006 and 2005, which provided 21%, 63% and 27% of total revenue and represented 10%, 38% and 52% of our trade receivables on December 31, 2007, 2006 and 2005, respectively. The largest customer in 2007 is not the same as the largest customer in 2006 and 2005. Any material reduction in revenues generated from any one of our largest customers could harm our results of operations, financial condition and liquidity.

In 2007, we had 3 customers that individually constituted greater than 10% of our total revenues, which represented 21%, 21% and 16% of our revenues, respectively.  In 2006, we had 2 customers that individually constituted greater than 10% of our total revenues, which represented 63% and 11% of our revenues, respectively.  In 2005, we had 3 customers that individually constituted greater than 10% of our total revenues, which represented 27%, 18% and 17% of our revenues, respectively.

Note 4 – Investment in Interact Devices, Inc (IDI)

We began investing in and advancing monies to IDI in 2001.  IDI was developing technology which became CodecSys.  The following describes the various transactions for our investment in IDI.

During 2001 and 2002, we entered into various licensing agreements with IDI to license its technology. In addition to these license agreements, we purchased convertible preferred stock of IDI. On April 1, 2003, we entered into a stock purchase agreement (“Agreement”) with three of the co-founders of IDI to purchase shares of IDI owned by such co-founders. Amounts paid by us for such shares were capitalized as part of our investment in IDI.  Coincident to the Agreement, our President was granted the right to vote the remaining shares owned by the founders for a one year period, which resulted in us having the right to vote in excess of 60% of the voting stock of IDI.  Pursuant to the Agreement, the founders resigned as officers and members of the board of directors of IDI. Our management assumed operational control of IDI and was appointed to the IDI board.  To date, members of our management occupy 3 of the 5 IDI board seats.

On October 23, 2003, IDI filed for Chapter 11 Federal Bankruptcy protection. We desired that the underlying patent process proceed and that the development of CodecSys technology continue. Therefore, we participated in IDI’s plan of reorganization, whereby we would satisfy the debts of the creditors and obtain certain licensing rights, which had previously been sold to Streamware Solutions, AB by IDI.  On May 18, 2004, the debtor-in-possession’s plan of reorganization for IDI was confirmed by the United States Bankruptcy Court. As a result of this confirmation, we issued to the creditors of IDI approximately 111,842 shares of our common stock, valued at approximately $682,222, and assumed cash liabilities of approximately $312,768 to be paid over a 4-year period in exchange for approximately 50,127,218 shares of the common stock of IDI.

During the year ended December 31, 2007, we paid $105,280, which satisfied our obligation to the creditors of IDI. For each of the years ended December 31, 2006 and 2005, we had paid approximately  $70,187 of the $312,768 original obligation. The accounts payable balance remaining as of December 31, 2006 and 2005 was approximately $105,280, and $175,467 of which $70,187 and had been recorded as the current portion (for each year) with $35,093 and $105,280, respectively, as long-term debt.

Since May 2004, we have advanced additional cash to IDI for the payment of operating expenses, which continues development of the CodecSys technology. As of December 31, 2007, 2006 and 2005, we have advanced an aggregate amount of  $1,572,453, $1,111,675 and $704,404, respectively, pursuant to a promissory note that is secured by assets and technology of IDI.

Note 5 – Long Term Obligations

Senior Secured 6.25% Convertible Note

On December 24, 2007, we entered into a securities purchase agreement in which we raised $15,000,000 (less $937,000 of prepaid interest).  We intend to use the proceeds from this financing to support our CodecSys commercialization and development and for general working capital purposes.  Pursuant to the financing, we issued a senior secured convertible note in the principal amount of $15,000,000 which is due December 21, 2010 and bears interest at 6.25% per annum.  Interest for the first year was prepaid at closing.  Interest-only payments thereafter in the amount of $234,375 are due quarterly and commence in April 2009.  Interest payments may be made through issuance of common stock in certain circumstances.  The note is convertible into 2,752,294 shares of our common stock at a conversion price of $5.45 per share, convertible any time during the term of the note.  We have granted a first priority security interest in all of our property and assets and of our subsidiaries to secure our obligations under the note and related transaction agreements.

In connection with the financing, the senior secured convertible note holder received warrants to acquire 1,875,000 shares of our common stock exercisable at $5.00 per share.  The warrants are exercisable any time for a five-year period beginning on the date of grant.  We also issued to the convertible note holder 1,000,000 shares of our common stock valued at $3,750,000 and incurred an additional $1,377,000 for commissions, finders fees and other transaction expenses, including the grant of a three-year warrant to purchase 112,500 shares of our common stock to a third party at an exercise price of $3.75 per share, valued at $252,000.  A total of $1,377,000 was included in debt offering costs and is being amortized over the term of the note.  The warrants and the embedded conversion feature and prepayment provision of the senior secured convertible notes have been accounted for as derivatives pursuant to EITF 00-19 and SFAS No. 133.

The $5.45 conversion price of the senior secured convertible note and the $5.00 exercise price of the warrants are subject to adjustment pursuant to standard anti-dilution rights.  These rights include (i) equitable adjustments in the event we effect a stock split, dividend, combination, reclassification or similar transaction; (ii) “weighted average” price protection adjustments in the event we issue new shares of common stock or common stock equivalents in certain transactions at a price less than the then current market price of our common stock; and (iii) “full ratchet” price protection adjustments in the event we issue new shares of common stock or common stock equivalents in certain transactions at a price less than $5.45 per share.

The conversion feature and the prepayment provision of the notes were accounted for as embedded derivatives and valued on the transaction date using a Black-Scholes pricing model.  The warrants were accounted for as derivatives and were valued on the transaction date using a Black-Scholes pricing model as well.  At the end of each quarterly reporting date, the values of the derivatives are evaluated and adjusted to current fair value.  The note conversion feature and the warrants may be exercised at any time and, therefore, have been reported as current liabilities.

The senior secured convertible note contains a prepayment provision allowing us to prepay, in certain limited circumstances, all or a portion of the note.  The portion of the note subject to prepayment must be purchased at a price equal to the greater of (i) 135% of the amount to be purchased and (ii) the company option redemption price, as defined in the note.  Even if we elect to prepay the note, the note holder may still convert any portion of the note being prepaid pursuant to the conversion feature thereof.

We also entered into a registration rights agreement with the holder of the senior secured convertible note pursuant to which we agreed to provide certain registration rights with respect to the shares of common stock, the shares of common stock issuable upon conversion of the note, the shares of common stock issuable as interest shares under the note and shares of common stock issuable upon exercise of the warrant under the Securities Act of 1933, as amended.  The holder is entitled to demand registration of the above-mentioned shares of common stock after six months from the closing of the securities purchase agreement in certain circumstances.

The securities purchase agreement under which the senior secured convertible note and related securities were issued contains, among other things, covenants that may restrict our ability to obtain additional capital, to declare or pay a dividend or to engage in other business activities.  A breach of any of these covenants could result in a default under our senior secured convertible note, in which event the holder of the note could elect to declare all amounts outstanding to be immediately due and payable, which would require us to secure additional debt or equity financing to repay the indebtedness or to seek bankruptcy protection or liquidation.  The securities purchase agreement provides that we cannot do any of the following without the prior written consent of the holder:

•

directly or indirectly, redeem, or declare or pay any cash dividend or distribution on, our common stock;

•

issue any additional notes or issue any other securities that would cause a breach or default under the senior secured convertible note;

•

issue or sell any rights, warrants or options to subscribe for or purchase common stock or directly or indirectly convertible into or exchangeable or exercisable for common stock at a price which varies or may vary with the market price of the common stock, including by way of one or more reset(s) to any fixed price unless the conversion, exchange or exercise price of any such security cannot be less than the then applicable conversion price with respect to the common stock into which any note is convertible or the then applicable exercise price with respect to the common stock into which any warrant is exercisable;

•

enter into or affect any dilutive issuance (as defined in the note) if the effect of such dilutive issuance is to cause us to be required to issue upon conversion of any note or exercise of any warrant any shares of common stock in excess of that number of shares of common stock which we may issue upon conversion of the note and exercise of the warrants without breaching our obligations under the rules or regulations of the principal market or any applicable eligible market;

•

liquidate, wind up or dissolve (or suffer any liquidation or dissolution);

•

convey, sell, lease, license, assign, transfer or otherwise dispose of all or any substantial portion of our properties or assets, other than transactions in the ordinary course of business consistent with past practices, and transactions by non-material subsidiaries, if any;

•

cause, permit or suffer, directly or indirectly, any change in control transaction as defined in the senior secured convertible note.

As of December 31, 2007, we recorded an aggregate derivative liability of $8,620,100, and a derivative valuation gain of $203,800 to reflect the change in value of the aggregate derivate liability since December 21, 2007.  The aggregate derivative liability of $8,620,100 included $4,513,800 for the conversion feature and $4,106,300 for the warrants.  These values were calculated using the Black-Scholes pricing model with the following assumptions: (i) risk-free interest rate between 3.07% and 3.35%, (ii) expected life (in years) of 3.00 for the conversion feature and 5.00 for the warrants; (iii) expected volatility of 80.76% for the conversion feature and 78.00% for the warrants; (iv) expected dividend yield of 0.00%; and (v) stock trading price of $3.70.

The principal value of $15,000,000 of the 6.25% senior secured convertible note is being accreted over the term of the obligation, for which $112,669 was included in interest expense for the year ended December 31, 2007. The note bears a 6.25% annual interest rate payable quarterly, and for the year ended December 31, 2007,  $23,438 included in interest expense. On December 21, 2007, we paid $937,500 as interest for the first year of the note and at December 31, 2007 have recorded $914,062 as prepaid interest.

Unsecured Convertible Note

On September 29, 2006, we entered into a letter of understanding with Triage Capital Management, or Triage, dated September 25, 2006.  The letter of understanding provided that Triage loan $1,000,000 to us in exchange for us entering into, on or prior to October 30, 2006, a convertible note securities agreement.  It was intended that the funding provided by Triage be replaced by a convertible note and accompanying warrants, as described below.  Effective November 2, 2006, we entered into securities purchase agreement, a 5% convertible note, a registration rights agreement, and four classes of warrants to purchase our common stock, all of which were with an individual note holder, the controlling owner of Triage, who caused our agreement with Triage to be assigned to him, which satisfied our agreement with Triage.

Pursuant to the securities purchase agreement, (i) we sold to the convertible note holder a three-year convertible note in the principal amount of $1,000,000 representing the funding received by us on September 29, 2006; (ii) the convertible note bears an annual interest rate of 5%, payable semi-annually in cash or shares of our common stock; (iii) the convertible note is convertible into shares of our common stock at a conversion price of $1.50 per share; and (iv) we issued to the convertible note holder four classes of warrants (A Warrants, B Warrants, C Warrants and D Warrants), which give the convertible note holder the right to purchase a total of 5,500,000 shares of our common stock as described below.  The A and B Warrants originally expired one year after the effective date of a registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”), to register the subsequent sale of shares received from exercise of the A and B Warrants. The C Warrants and D Warrants originally expired eighteen months and twenty four months, respectively, after the effective date of a registration statement to be filed under the Securities Act.  The A Warrants grant the convertible note holder the right to purchase up to 750,000 shares of common stock at an exercise price of $1.60 per share, the B Warrants grant the convertible note holder the right to purchase up to 750,000 shares of common stock at an exercise price of $1.75 per share, the C Warrants grant the convertible note holder the right to purchase up to 2,000,000 shares of common stock at an exercise price of $2.10 per share, and the D Warrants grant the convertible note holder the right to purchase up to 2,000,000 shares of common stock at an exercise price of $3.00 per share.

During the fourth quarter of the year ended December 31, 2007, the convertible note holder exercised 454,000 A Warrants at an exercise price of $1.60 per share providing $726,400 in funding to us. Additionally, we entered into an exchange agreement dated October 31, 2007 in which the convertible note holder received 650,000 shares of our common stock in exchange for cancellation of the C and the D Warrants.  The expiration date of the A Warrants and the B Warrants was extended from January 11, 2008 to December 3, 2008.

As of December 31, 2007 and 2006, we recorded an aggregate derivative liability of $4,148,700 and $3,270,800, and derivative valuation losses of $8,883,531 and $2,270,800, respectively, to reflect the change in value of the aggregate derivate liability since December 31, 2006 and October 28, 2006, respectively.  The aggregate derivative liability of $4,148,700 included $1,726,700 for the conversion feature and $2,422,000 for the warrants.  These values were calculated using the Black-Scholes pricing model with the following assumptions: (i) risk-free interest rate between 3.05% and 3.34%, (ii) expected life (in years) of 1.80 for the conversion feature and 0.90 for the warrants; (iii) expected volatility of 91.47% for the conversion feature and 104.91% for the warrants; (iv) expected dividend yield of 0.00%; and (v) stock trading price of $3.70.

The principal value of $1,000,000 of the unsecured convertible note is being accreted over the term of the obligation, for which $333,336 and $59,140 was included in interest expense for the years ended December 31, 2007 and 2006, respectively. The note bears a 5% annual interest rate payable semi-annually, and for the years ended December 31, 2007 and 2006, $50,000 and $8,751, respectively, was included in interest expense.

Senior Secured 6% Convertible Notes

On May 16, 2005, we consummated a private placement of $3,000,000 principal amount of 6% senior secured convertible notes and related securities, including common stock warrants and additional investment rights, to four institutional funds.  The senior secured convertible notes were originally due May 16, 2008 and were originally convertible into 1,200,000 shares of our common stock at a conversion price of $2.50 per share.  On March 16, 2006, we entered into a waiver and amendment agreement (discussed below), which adjusted the conversion rate to $1.50 per share.  The warrants and the embedded conversion feature of the senior secured convertible notes have been accounted for as derivatives pursuant to EITF 00-19 and SFAS No. 133.

We issued to the note holders a total of 600,000 A warrants and 600,000 B warrants to purchase common stock with an exercise price of $2.50 and $4.00, respectively.  The $2.50 conversion price of the senior secured convertible notes and the $2.50 and $4.00 exercise price of the A Warrants and the B Warrants, respectively, are subject to adjustment pursuant to standard anti-dilution rights. On March 16, 2006, we entered into a waiver and amendment agreement (discussed below), which adjusted the exercise price of both the A and B warrants to $2.00 per share.  These anti-dilution rights include (i) equitable adjustments in the event we effect a stock split, dividend, combination, reclassification or similar transaction; (ii) “weighted average” price protection adjustments in the event we issue new shares of common stock or common stock equivalents in certain transactions at a price less than the then current market price of the common stock; and (iii) “full ratchet” price protection adjustments in the event we issue new shares of common stock or common stock equivalents in certain transactions at a price less than $1.50 per share. In no event, however, will the conversion price or exercise price be adjusted below $0.50 per share for the reset provision.

The conversion feature and the prepayment provision of the notes were accounted for as embedded derivatives and valued on the transaction date using a Black-Scholes pricing model.  The warrants were accounted for as derivatives and were valued on the transaction date using a Black-Scholes pricing model as well.  At the end of each quarterly reporting date, the values of the  derivatives are evaluated and adjusted to current fair value.  The note conversion feature and the warrants may be exercised at any time and, therefore, have been reported as current liabilities.  The prepayment provision was not exercisable by us until May 16, 2007, and then only in certain limited circumstances.  For all periods since the issuance of the senior secured convertible notes, the derivative value of the prepayment provision has been nominal and has not had any offsetting effect on the valuation of the conversion feature of the notes.

The senior secured convertible notes required that we secure an effective registration statement with the Securities and Exchange Commission within 120 days from May 16, 2005 (September 13, 2005). Section 4(a) of the senior secured convertible notes enumerated circumstances that are considered an event of default. The remedies for default provide that if an event of default occurs and is continuing, the holders may declare all of the then outstanding principal amount of the notes and any accrued and unpaid interest thereon to be immediately due and payable in cash.  In the event of an acceleration, the amount due and owing to the holders is 125% of the outstanding principal amount of the notes and interest on such amount is calculated using the default rate of 18% per annum if the full amount is not paid within one business day after acceleration.  We were in default under Section 4(a)(viii), related to the effective date of our registration statement, beginning October 13, 2005 until February 3, 2006, at which time the event of default was cured and is no longer continuing.  For the years ended December 31, 2006 and 2005, we recorded $66,000 and $218,000, respectively, as additional interest expense for this default.

On March 16, 2006, we entered into a waiver and amendment agreement with the four institutional funds regarding our default discussed above.  Under the terms of the waiver, the institutional funds terminated a forbearance agreement and waived any and all defaults under the senior secured convertible notes and related transaction agreements.  In consideration of the waiver, we and the funds agreed to amend the transaction agreements as follows: (i) Section 3.12 of the securities purchase agreement was deleted, which provision gave the funds a preemptive right to acquire any new securities issued by us; (ii) Section 3.15(c) of the securities purchase agreement was deleted, which provision prohibited us from completing a private equity or equity-linked financing; (iii) the conversion price, at which the notes are convertible into shares of our common stock, was amended to be $1.50 instead of $2.50; (iv) the exercise price, at which all warrants (A warrants and B warrants) held by the funds are exercisable, was changed to $2.00 (which exercise price was subsequently reduced to $1.50 due to applicable antidilution provisions); and (v) the notes were amended by adding a new event of default, which is that if we fail to raise and receive at least $3,000,000 in cash net proceeds through one or more private or public placements of its securities by September 30, 2006, we would have been in default under the notes.

On April 21, 2006, two of the institutional funds converted an aggregate of $500,000 of their convertible notes into 333,334 shares of our common stock. Upon completion of this conversion, the principal amount of the senior secured convertible notes was reduced from $3,000,000 to $2,500,000.

On March 18, 2007, two of the institutional funds converted an aggregate of $750,000 of their convertible notes into 500,000 shares of our common stock. Upon completion of this conversion, the principal amount of the senior secured convertible notes was reduced from $2,500,000 to $1,750,000.

On April 4, 2007, one of the institutional funds converted an aggregate of $100,000 of its convertible notes into 66,667 shares of our common stock. Upon completion of this conversion, the principal amount of the senior secured convertible notes was reduced from $1,750,000 to $1,650,000.

On September 13, 2007, one of the institutional funds assigned $54,505 of its convertible note and certain associated warrants to a third party.

On September 25, 2007, two of the institutional funds converted an aggregate of $225,000 of their convertible notes into 150,000 shares of our common stock. Upon completion of this conversion, the principal amount of the senior secured convertible notes was reduced from $1,650,000 to $1,425,000.

During October 2007, four of the institutional funds converted an aggregate of $1,091,944 of their convertible notes into 727,963 shares of our common stock. Upon completion of this conversion, the principal amount of the senior secured convertible notes was reduced from $1,425,000 to $333,056.

During November 2007, one of the institutional funds converted an aggregate of $278,551 of its convertible notes into 185,701 shares of our common stock. Upon completion of this conversion, the principal amount of the senior secured convertible notes was reduced from $333,056 to $54,505.

During the fourth quarter of the year ended December 31, 2007, four of the institutional funds exercised an aggregate of 667,298 of their A and B warrants at an exercise price of $1.50 providing $1,000,947 in funding to us.  As of December 31, 2007, there were 532,702 remaining warrants outstanding.

As of December 31, 2007 and 2006, we recorded an aggregate derivative liability of $1,498,800 and $1,360,700 and a derivative valuation loss of $3,846,529 and a valuation gain of $1,004,500 to reflect the change in value of the aggregate derivate liability since December 31, 2006 and 2005, respectively.  The aggregate derivative liability of $1,498,800 included $81,800 for the conversion feature and $1,417,000 for the warrants.  These values were calculated using the Black-Scholes pricing model with the following assumptions: (i) risk-free interest rate of 3.49% for conversion feature and 3.06% for warrants; (ii) expected life (in years) of 0.40 for the conversion feature and 2.40 for the warrants; (iii) expected volatility of 87.99% for the conversion feature and 85.37% for the warrants; (iv) expected dividend yield of 0.00%; and (v) stock trading price of $3.70.

The principal value of $54,505 of the senior secured convertible notes outstanding since September 13, 2007 is being accreted over the term of the obligations, for which $533,682, $888,892 and $624,998 was included in interest expense for the years ended December 31, 2007, 2006 and 2005, respectively.  The notes bear a 6% annual interest rate payable semi annually, and for the years ended December 31, 2007, 2006 and 2005, $90,805, $159,083 and $112,500, respectively, was included in interest expense.

Convertible Line of Credit Promissory Note

On December 23, 2003, we entered into a convertible line of credit for up to $1,000,000 with Meridel LTD and Pascoe Holdings LTD, both foreign corporations. We could obtain advances as needed to fund operating expenses. On June 30, 2004, the line of credit was amended to increase the limit from $1,000,000 to $2,000,000 with the original due date of the line of credit extended from March 31, 2005 to April 1, 2006. Any portion of the note under the line of credit is convertible at the lenders’ sole discretion, for shares of our common stock at the rate of $1.00 per share. During the years ended December 31, 2004 and 2003, we borrowed $1,095,110 and $99,980, respectively, making the aggregate amount borrowed at December 31, 2004, $1,195,090.  On September 30, 2004, the lenders exercised their conversion rights and converted a total of $800,000 ($400,000 each) of the $1,195,090 into 800,000 shares of common stock. The remaining balance of the note at December 31, 2004 was $395,090.

During the year ended December 31, 2005, we borrowed $449,876 and on December 30, 2005 the lenders exercised their conversion rights and converted the aggregate total of the note of $844,966 ($422,483 each) into 844,966 shares of our common stock.  As of December 31, 2005, all amounts borrowed pursuant to the convertible line of credit have been converted to common stock.

The note bore an annual interest rate of 6%, however, accrued interest was forgiven upon conversion pursuant to the terms of the line of credit. During the year ending December 31, 2005 we recorded $68,547 as gain on early extinguishment of debt in other income and $4,832 for the beneficial conversion feature as an increase in interest expense. For the year ended December 31, 2004, we recorded $1,095,110 as a convertible beneficial conversion feature associated with the advances made under the line of credit. This amount was included in interest expense.

IDI Bankruptcy Settlement

On May 18, 2004, the debtor-in-possession’s plan of reorganization for IDI was confirmed by the United States Bankruptcy Court. As a result of this confirmation, we issued to the creditors of IDI approximately 111,842 shares of our common stock, valued at approximately $682,222, and assumed cash liabilities of approximately $312,768 to be paid over a 4-year period in exchange for approximately 50,127,218 shares of the common stock of IDI.

During the year ended December 31, 2007, we paid $105,280, which satisfied our obligation to the creditors of IDI. For each of the years ended December 31, 2006 and 2005, we had paid approximately  $70,187 of the $312,768 original obligation. The accounts payable balance remaining as of December 31, 2006 and 2005 was approximately $105,280, and $175,467 of which $70,187 and had been recorded as the current portion (for each year) with $35,093 and $105,280, respectively, as long-term debt. See Note 4 – Investment in Interact Devices, Inc.

Note 6 – Operating Leases

Our executive offices are located at 7050 Union Park Avenue, Suite 600, Salt Lake City, Utah 84047.  We occupy the space at the executive offices under an 36-month lease, the term of which ends October 31, 2010.  The lease covers approximately 13,880 square feet of office space leased at a rate of $25,159 per month.  Our production studio is located at 6952 South 185 West, Unit C, Salt Lake City, Utah 84047, and consists of approximately 15,200 square feet of space leased under a multi-year contract at a rate of $8,797 per month.  The studio lease expires on November 30, 2008.  We also occupy 1,630 square feet of office space located at 160 Blue Ravine, Folsom, California 95630, on a month-to-month basis, at a cost of $2,600 per month.  We use this space for development of our CodecSys technology.  We have no other properties.  We recognized rent expense of approximately $472,106, $456,300, and $446,600, in 2007, 2006 and 2005, respectively.

We also lease copy machines on multi-year leases that expire in February 2009 and February 2010 at a minimum rate of $918 per month.

Future minimum payments under non-cancelable operating leases at December 31, 2007 are as follow:

2008	$ 413,717
2009	317,002
2010	263,713
$ 994,432

Note 7 – Income Taxes

The (expense) benefit for income taxes differs from the amount computed at the federal statutory rates as follows:

	Year Ended December 31,
	2005	2006	2007

Federal income tax (expense) benefit at statutory rates:	$1,869,500	$2,459,053	$2,483,790
State income tax (expense) benefit at statutory rates	98,395	361,931	130,725
Options issued in contract terminations	--	--	--
Other	--	--	--
Change in valuation allowance	(1,967,895)	(2,820,984)	(2,614,515)
	$--	$--	$--

Deferred tax assets (liabilities) consist of the following:

	December 31,
	2006	2007

Assets
Net operating loss carry forwards	$10,210,485	$9,875,445
General business and AMT credit carry forwards	629,915	129,494
Deferred compensation	325,700	179,492
Impairment of investment	--	4,885
Depreciation	4,155	39,235
Total deferred tax assets	11,170,255	10,228,551

Liabilities	--	--

Total deferred tax liabilities	--	--

Net deferred tax assets and liabilities	11,170,255	10,228,551

Valuation allowance	(11,170,255)	(10,228,551)

Total, net deferred tax assets	$--	$--

We have net operating loss carry forwards for tax purposes of approximately $25,000,000 at December 31, 2007 available to offset future taxable income, which begin to expire in 2007.  Should a change of more than 50 percent in our ownership occur, any future benefits from such carry forwards might be substantially lost.  During the year ended December 31, 2003, we had a change of over 50% ownership due to the reverse acquisition of Laser Corporation. Therefore, net operating losses of approximately $2,253,000 were excluded from future use and are excluded from the $26,000,000 noted above.  At December 31, 2006, a valuation allowance has been established for the net deferred tax asset due to the uncertainty of realization.

Effective January 1, 2007, we adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”).  FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes . FIN 48 requires a company to determine whether it is more likely than not that a tax position will be sustained upon examination based upon the technical merits of the position. If the more-likely-than-not threshold is met, a company must measure the tax position to determine the amount to recognize in the financial statements. The application of income tax law is inherently complex. Laws and regulation in this area are voluminous and are often ambiguous. As such, we are required to make many subjective assumptions and judgments regarding the income tax exposures.  Interpretations of and guidance surrounding income tax laws and regulations change over time.  As such, changes in the subjective assumptions and judgments can materially affect amounts recognized in the balance sheets and statements of income.

At the adoption date of January 1, 2007, we had no unrecognized tax benefit which would affect the effective tax rate if recognized.  There has been no significant change in the unrecognized tax benefit during the year ended December 31, 2007.

We classify interest and penalties arising from the underpayment of income taxes in the statement of income under general and administrative expenses.  As of December 31, 2007, we had no accrued interest or penalties related to uncertain tax positions.  The tax years 2005, 2006 and 2007 federal returns remain open to examination by the Internal Revenue Service and by other taxing jurisdictions to which we are subject.

Note 8 – Preferred and Common Stock

We have authorized two classes of stock, preferred stock with no par value and common stock with a $0.05 par value. No preferred stock has been issued, while 37,775,034 shares of common stock were issued and outstanding at December 31, 2007. Holders of shares of common stock are entitled to receive dividends if and when declared and are entitled to one vote for each share on all matters submitted to a vote of the shareholders.

During the period 2000 through 2004, we sold an aggregate of 4,500,000 shares of common stock to a British Virgin Islands corporation.  On January 31, 2002, we amended a purchase agreement with this corporation, which required us to create a bonus pool of $600,000 payable to employee/shareholders at our discretion.  Distribution of the $600,000 bonus pool was made during the year ended December 31, 2007, to five members of the management team and two executive officers.

On October 16, 2006, we held a special meeting of our shareholders.  At the meeting, we approved and adopted an amendment to our authorized capital that increased our authorized common stock from 40,000,000 shares to 180,000,000 shares and our authorized preferred stock from 10,000,000 shares to 20,000,000 shares.

Private Placement Memoranda

On March 1, 2007, the board of directors approved a private placement offering in anticipation of raising up to $4,500,000 by selling 3,000,000 shares of our common stock at a price of $1.50 per share, which was subsequently amended to allow us to raise up to $6,000,000 on the same terms.  Each purchaser in the offering received a warrant to acquire one share of our common stock for each share of common stock purchased.  The warrants have a three-year exercise period and are exercisable at a $2.00 exercise price.  As of December 31, 2007, we had raised proceeds of $5,975,317 from the sale of 3,983,557 shares of stock.

On February 27, 2006, the board of directors approved a private placement offering in anticipation of raising up to $4,500,000 by selling 3,000,000 shares of common stock at a price of $1.50 per share. Each purchaser in the offering received a warrant to acquire one share of our common stock for each share of common stock purchased.  The warrants have a three-year exercise period and are exercisable at a $2.00 exercise price.  As of December 31, 2006, we had raised aggregate proceeds of $1,743,166 from the sale of 1,743,166 shares of our common stock.  In the first quarter of 2007, prior to commencement of the offering described above, we raised proceeds of $348,020 from the sale of 232,012 shares of our common stock.

At different times during the year ended December 31, 2005, we entered into various private placement transactions with qualified investors pursuant to which we sold 41,666 shares of common stock resulting in $124,980 in proceeds.  In each of the transactions, each purchased share included an attached warrant to acquire one share of our common stock within one year at a purchase price of $0.50 per share greater than the subscription price of the share purchased.

Note 9 – Stock Option Plan

We have adopted a stock option plan available to our employees. Options to purchase shares of our common stock are granted at a price not less than 100% of the estimated market price on the date granted. Options generally may not be exercised until twelve months after the date granted and expire ten years after being granted except to stockholders who own greater than 10% of our outstanding shares, for whom options expire 5 years after being granted. Options granted generally vest on a three-year vesting schedule, after the first year vesting at the rate of one-third each year. Should an employee terminate before the vesting period is completed, the unvested portion of each grant is forfeited.  The following table summarizes option and warrant activity during the years ended December 31, 2005, 2006 and 2007.

	Options and Warrants Outstanding	Options or Warrants Price Per Share

Outstanding at January 1, 2005	6,415,650	$ 0.02	–	$ 45.90
Options granted	605,000	2.25	–	3.30
Warrants issued	1,361,667	2.50	–	4.00
Expired	(134,107)	3.50	–	45.90
Forfeited	(5,463)	0.33	–	4.00
Exercised	(120,000)	2.50	–	2.50

Outstanding at December 31, 2005	8,122,747	0.02	–	45.90
Options granted	325,000	1.17	–	2.30
Warrants issued	12,562,123	1.17	–	3.00
Expired	(2,854,967)	3.50	–	36.25
Forfeited	(5,502,306)	0.55	–	4.00
Exercised	--	--	–	--

Outstanding at December 31, 2006	12,652,597	0.02	–	45.90
Options granted	1,732,500	0.95	–	3.70
Warrants issued	8,368,056	1.06	–	5.00
Expired	(400)	9.50	–	9.50
Forfeited	(1,593,863)	0.02	–	4.00
Exercised	(5,124,871)	0.33	–	3.00

Outstanding at December 31, 2007	16,034,019	$ 0.02	–	$ 45.90

The following table summarizes information about stock options and warrants outstanding at December 31, 2007.

	Outstanding			Exercisable
		Weighted Average Remaining	Weighted Average		Weighted Average
Range of Exercise Prices	Number Outstanding	Contractual Life (years)	Exercise Price	Number Exercisable	Exercise Price

$0.02-0.04	1,264,495	2.32	$0.03	1,264,495	$0.03
0.33-0.95	1,681,543	6.82	0.72	1,431,543	0.68
1.06-6.25	13,084,381	3.44	2.47	12,709,548	2.47
9.50-11.50	2,000	3.52	10.65	2,000	10.65
36.25-45.90	1,600	2.67	41.08	1,600	41.08

$0.02-45.90	16,034,019	3.71	$2.10	15,409,186	$2.11

Note 10 – Retirement Plan

We have implemented a 401(k) employee retirement plan. Under the terms of the plan, participants may elect to contribute a portion of their compensation, generally up to 60%, to the plan. We match contributions up to 100% of the first 3% of a participant’s compensation contributed to the plan and 50% of the next 2%. Employees are eligible to participate in the plan after three months of service as defined by the plan. For the years ended December 31, 2007, 2006 and 2005, we made matching contributions totaling $76,212, $77,379, and $65,209, respectively.

Note 11 – First Securities ASA

We entered into an engagement agreement dated October 11, 2005 with First Securities ASA, a leading Norwegian investment-banking firm, to provide investment-banking services regarding a potential initial public offering of our common stock on the Oslo Stock Exchange.  The agreement contemplated, among other things, that we would raise between $10 and $25 million by the end of the first quarter of 2006, subject to development of our revenues and profitability, market conditions in general, acceptance for listing by the Oslo Stock Exchange and the interest for our shares in the capital markets.  We paid a retainer of $200,000 to First Securities and incurred $222,951 of additional expenses. All expenses have been included in general and administrative expense. We have not been able to secure any funding through First Securities and have ceased efforts to do so.

Note 12 – Video Processing Technologies Inc. Acquisition

On January 27, 2006, we acquired 100% of the common stock of Video Processing Technologies Inc. (“VPTI”) in exchange for an aggregate of 994,063 shares of our common stock.  VPTI had no revenues in 2005 or 2006 prior to the acquisition. Prior to this acquisition, VPTI had entered into a license agreement with the University of California, San Diego, related to certain patent pending technology which our management anticipated incorporating into the CodecSys technology. In this transaction, we recognized $1,363,126 as non-cash research and development in process expense. On December 31, 2006, management conducted a recoverability evaluation of the technology and recorded a $100,000 non-cash expense as impairment of technology license.

The following pro forma condensed combined balance sheets have been prepared using the historical financial statements of Broadcast International, Inc. (audited) and VPTI (unaudited).  VPTI was formed on December 12, 2005 and had no revenues or expenses in 2006 prior to the acquisition and, therefore, no proforma combined statement of operations is presented.

Consolidated Condensed Balance Sheets

	Broadcast International as of Dec. 31, 2005	Video Processing Technologies as of Dec. 31, 2005	Pro Forma Adjustments	Pro Forma Combined BI and VPTI
		(Unaudited)

Cash	$446,491	$500,000	$-	$946,491
Other current assets	2,011,253	25,000	-	2,036,253
Total current assets	2,457,744	525,000		2,982,744
Total non-current assets	1,431,302	100,000	-	1,531,302
Total assets	$3,889,046	$625,000	$-	$4,514,046

Total current liabilities	$5,568,255	$-	$-	$5,568,255

Total liabilities	6,898,533	-	-	6,898,533

STOCKHOLDERS DEFICIT

Owners’ equity	23,078,615	625,000	1,363,126	25,066,741
Accumulated deficit	(26,088,102)	-	(1,363,126)	(27,451,228)

Total liabilities and stockholders’ deficit	$3,889,046	$625,000	$-	$4,514,046

Pro Forma Adjustments represent retirement of VPTI owners’ equity and excess between the fair value of assets acquired and market value of equity exchanged.

Note 13 – Sun New Media and Yang Lan Studio Agreements

On August 15, 2006, we entered into various material agreements with certain foreign corporations related to the acquisition of investment capital and licensing of technology.  These agreements are identified and summarized below, all of which were simultaneously terminated on August 15, 2006, except for the e-publishing license as noted below.

(i)

We entered into a stock exchange agreement with Sun Media Investment Holdings Ltd., or Sun Media, a British Virgin Islands corporation dated August 15, 2006, pursuant to which we issued 3,000,000 restricted shares of our common stock to Sun Media in exchange for 1,515,544 restricted shares of common stock of Sun New Media, Inc., a Minnesota corporation traded on the OTCBB.  The stock exchange agreement also contained a covenant on our part to cause the appointment of Mr. Bruno Wu to our board of directors. Mr. Wu is a principal and controlling shareholder of Sun Media and the Chairman of the Board of Sun New Media, Inc. We and Sun Media have each agreed, pursuant to lock up agreements executed as part of the transaction, not to sell the shares of stock received in the transaction before January 1, 2008.

(ii)

We entered into a technology license agreement with Yang Lan Studio Ltd., or YLS, a Hong Kong corporation, dated August 15, 2006, pursuant to which we received a fully paid, perpetual, non-exclusive, world wide license to use and distribute certain flash based e-publishing reader technology.  In exchange for the license, we issued 4,000,000 restricted shares of our common stock to YLS.

(iii)

We entered into a technology license agreement with Broadvision Global, Ltd., or BGL, a British Virgin Islands corporation dated August 15, 2006, pursuant to which we received a fully paid, perpetual, exclusive, world wide license (except for PR China) to use and distribute certain IPTV platform technology developed and licensed to BGL by Beijing Broadvision Information Technologies, Ltd., or BBIT. In exchange for the license, we issued an aggregate of 2,000,000 restricted shares of our common stock, including 1,000,000 shares to each of YLS and BBIT.

(iv)

We entered into a stock purchase agreement with YLS, dated August 15, 2006, providing for the sale of 666,667 restricted shares of our common stock to YLS at a purchase price of $1.50 per share for a total consideration of $1,000,000.  Pursuant to the stock purchase agreement, we also issued warrants to YLS, including four classes of warrants (A warrants, B warrants, C warrants and D warrants), which give YLS the right to purchase an additional 5,500,000 shares of our common stock as described below. The A warrants and B warrants expire one year after the effective date of a registration statement filed under the Securities Act, to register the subsequent sale of shares received from exercise of the A warrants and B warrants. The C warrants and D warrants expire eighteen months and twenty-four months, respectively, after the effective date of a registration statement to be filed under the Securities Act.  The A warrants grant YLS the right to purchase up to 750,000 shares of common stock at an exercise price of $1.60 per share, the B warrants grant YLS the right to purchase up to 750,000 shares of common stock at an exercise price of $1.75 per share, the C warrants grant YLS the right to purchase up to 2,000,000 shares of common stock at an exercise price of $2.10 per share, and the D warrants grant YLS the right to purchase up to 2,000,000 shares of common stock at an exercise price of $3.00 per share.

For accounting purposes, we treated the sale of stock and warrants to YLS as an equity transaction.  The warrants were subject to a registration rights agreement that required us to register the stock and warrants and maintain an effective registration statement as long as the warrants remained unexercised and outstanding. We considered the effects of EITF 00-19 and concluded that, although the registration rights agreement could require liability treatment for the warrants issued, the fact that we have been able to complete two registrations with the Securities and Exchange Commission and currently have one registration that is being maintained effective, renders any potential liability derived from the registration obligation remote. We therefore believed that equity treatment of the transaction was proper.

On January 22, 2007, we and the foreign corporations agreed pursuant to a termination and release agreement (“Termination Agreement”) effective December 31, 2006 to terminate all except one of the above described agreements and to amend the remaining agreement.

The following summarizes the principal terms of the Termination Agreement:

Stock Purchase Agreement.  The stock purchase agreement between us and YLS was terminated.  The Termination Agreement provided for the cancellation of 666,667 shares of our common stock originally issued to YLS under the stock purchase agreement and we paid to YLS the sum of $500,000 in cash and assigned our rights to YLS under a memorandum of understanding with Validian, Inc. (pursuant to which we had previously advanced $500,000 to Validian).  In addition, A, B, C and D warrants granting to YLS the right to acquire up to 5,500,000 shares of our common stock at prices ranging from $1.60 per share to $3.00 per share were all cancelled.

Stock Exchange Agreement.  The stock exchange agreement with Sun Media was cancelled.  The Termination Agreement provides for Sun Media to return to us 3,000,000 shares of our common stock and us to Sun Media 1,515,544 shares of Sun New Media, Inc. common stock.

Broadvision License.  The technology license between us and BGL was cancelled.  The Termination Agreement provides that BBIT will surrender to us 1,000,000 shares of our common stock and that such shares will be cancelled.  The remaining 1,000,000 shares of our common stock originally issued in consideration of this license shall remain outstanding, but shall be deemed to be consideration for the e-publishing license as described below.

E-Publishing License.  The technology license agreement with YLS shall be amended to provide that the license is to be non-exclusive and that 3,500,000 shares of the 4,000,000 shares of our common stock originally issued in consideration of this license shall be surrendered to us for cancellation.  On December 31, 2006, management conducted a recoverability evaluation and recorded a $1,632,600 valuation allowance pertaining to this technology license.

In the Termination Agreement, Dr. Bruno Wu resigned as a member of our board of directors.

Note 14 – Supplemental Cash Flow Information

2007

•

During the year ended December 31, 2007, we issued 21,000 shares of our common stock, with a value of $77,700, which was included in general and administrative expense, to a corporation for services rendered for us. Additionally, 2,180,000 shares of our common stock were issued to four corporations which provide investor relations services for us. The value of the shares issued for investor relation services of $2,190,000 was recorded as a prepaid expense and will be recognized over the service periods as follows:

Year	Amount

2007	$ 1,020,247
2008	1,011,405
2009	158,348

Total	$ 2,190,000

•

On March 1, 2007, the board of directors approved a private placement offering in anticipation of raising up to $4,500,000 by selling 3,000,000 shares of our common stock at a price of $1.50 per share, which was subsequently amended to allow us to raise up to $6,000,000 on the same terms.  Each purchaser in the offering received a warrant to acquire one share of our common stock for each share of common stock purchased.  The warrants have a three-year exercise period and are exercisable at a $2.00 exercise price.  As of December 31, 2007, we have raised proceeds of $5,975,317 from the sale of 3,983,557 shares of stock.

•

On February 27, 2006, the board of directors approved a private placement offering in anticipation of raising up to $4,500,000 by selling 3,000,000 shares of common stock at a price of $1.50 per share, which price was lowered in certain transactions.  Each purchaser in the offering received a warrant to acquire one share of our common stock for each share of common stock purchased.  The warrants have a three-year exercise period and are exercisable at a $2.00 exercise price.  As of December 31, 2007 and 2006, we had raised aggregate proceeds of $2,091,186 and $1,743,166 from the sale of 1,975,178 and 1,743,166 shares of our common stock, respectively.  Included in the figures above was $348,020 in proceeds from the sale of 232,012 shares of common stock in the year ended December 31, 2007.

•

During the year ending December 31, 2007, four of the institutional funds converted an aggregate of $2,445,495 of their senior secured 6% convertible notes into 1,630,332 shares of our common stock resulting in an extinguishment of debt non-cash expense in the amount of $605,337 included as interest expense.

•

An aggregate non-cash expense of $908,684 was recorded for the accretion of (i) the senior 6% convertible notes of $533,682, (ii) the senior 6.25% convertible note of $41,666, (iii) the unsecured convertible note of $333,336, as interest expense. See Note 6.

•

For the year ended December 31, 2007, an aggregate of 5,121,298 warrants were exercised resulting in $1,727,347 in proceeds and the issuance of 1,771,298 shares of our common stock with a valuation of $13,497,356.  Included in the figures above are (i) 667,298 warrants were exercised resulting in $1,000,947 in proceeds and the issuance of 667,298 shares of common stock from the exercise of four of the institutional funds of the senior secured 6% convertible note holders, (ii) 454,000 warrants were exercised resulting in $726,400 in proceeds and the issuance of 454,000 shares of common stock from the exercise of the unsecured convertible note holder, (iii) 4,000,000 warrants were exercised resulting from a cashless exercise and the issuance of 650,000 shares of common stock from the exercise of  the unsecured convertible note holder.

2006

•

During the year ended December 31, 2006, we issued 50,000 shares of our common stock, with a value of $100,000, which was included in general and administrative expense, to a corporation for services rendered for us. Additionally, 1,041,666 shares of our common stock were issued to two individuals and three corporations which provide investor relations services for us. The value of the shares issued for investor relation services of $2,078,999 was recorded as a prepaid expense and will be recognized over the service periods as follows:

Year	Amount

2006	$ 1,247,499
2007	748,068
2008	83,432

Total	$ 2,078,999

•

On January 27, 2006, we acquired 100% of the common stock of VPTI in exchange for an aggregate of 994,063 shares of our common stock. In this transaction, we received $500,000 in cash and recognized $1,363,126 as common stock issued for acquisitions in excess of asset valuation.  We recorded $25,000 as prepaid consulting fees at the date of the transaction, of which $2,080 still remained in prepaid assets as of December 31, 2006.  We also recorded a prepaid license of $100,000 at the date of the transaction, however, on December 31, 2006 management conducted a recoverability evaluation and recorded a $100,000 non-cash expense as impairment of technology license.  See Note 12.

•

On February 27, 2006, the board of directors approved a private placement offering in anticipation of raising up to $4,500,000 by selling 3,000,000 shares of common stock at a price of $1.50 per share.  Each purchaser in the offering received a warrant to acquire one share of common stock for each share of common stock purchased.  The warrants have a three-year exercise period and are exercisable at a $2.00 exercise price.  As of December 31, 2006, we had raised proceeds of $1,743,166 from the sale of 1,162,110 shares of common stock.

•

On April 21, 2006, two institutional funds converted an aggregate of $500,000 of their senior secured convertible notes into 333,334 shares of our common stock. See Note 5.

•

An aggregate non-cash expense of $788,310 was recorded for the accretion of (i) the senior convertible 6% notes of $729,170, and (ii) the unsecured convertible note of $59,140, as interest expense. See Note 5.

•

We entered into a stock exchange agreement with Sun Media, dated August 15, 2006, pursuant to which we issued 3,000,000 shares of our common stock to Sun Media in exchange for 1,515,544 shares of common stock of Sun New Media, Inc.  On January 22, 2007, both parties agreed to cancel the agreement effective December 31, 2006. The cancellation provided for Sun Media to return to us our common stock and us to return the shares of Sun New Media, Inc. common stock to Sun Media. Between August 15, 2006 and December 31, 2006, the value of the Sun New Media, Inc. shares decreased in value by $4,152,591 which was recorded as a permanent loss on securities available for sale for the year ended December 31, 2006. See Note 13.

•

We entered into a technology license agreement with YLS dated August 15, 2006, pursuant to which we received a license to use and distribute certain e-publishing reader technology.  In exchange for the license, we issued 4,000,000 shares of our common stock.  On January 22, 2007, both parties agreed to amend the agreement effective December 31, 2006. The license agreement was amended and 3,500,000 shares of the 4,000,000 shares of our common stock originally issued in consideration of this license was surrendered to us for cancellation. Additionally, 1,000,000 shares originally provided for a license with BGL, was deemed to be consideration for the e-publishing technology. On December 31, 2006, management conducted a recoverability evaluation and recorded a $1,632,600 valuation allowance pertaining to this technology license. See Note 13.

•

During the year ended December 31, 2006, we issued a $1,000,000 three year, 5% unsecured convertible note.  See Note 5.  Additionally, pursuant to the stock purchase agreement with YLS and subsequent termination agreement, we received a net $500,000 funding for the year ended December 31, 2006, on a short term note due YLS.  See Note 5. This note has subsequently been paid in full.

2005

•

354,272 shares of common stock valued at $1,392,770 were issued as compensation for services rendered by consultants. Of the 354,272 shares issued, 47,272 resulted from a cashless exercise options made available from 120,000 warrants issued to purchase common stock at an exercise price of $2.50 per share. Of the $1,392,770, $235,170 was for services rendered immediately while $1,157,600 was for services rendered over a period of time or were the result of costs associated with our senior convertible debt; therefore, they have been recorded as prepaid expense to be recognized over the length of each individual contract. As of December 31, 2005, the following indicates the expected pre-paid consulting expense to be recognized and included in general and administrative expense:

Year	Amount

2005	$ 288,167
2006	563,908
2007	222,197
2008	83,328

Total	$ 1,157,600

•

A non-cash research and development in process expense of $288,018 was recorded for warrants to purchase (i) 130,000 shares of common stock at an exercise price of $2.95 per share, issued to a consultant for the rights to use its patent pending technology and (ii) 100,000 shares of common stock, vesting over a 3-year period, at an exercise price of $2.55 per share, issued to two individuals serving on our technology committee for work performed in enhancing and evaluating the CodecSys technology.  A total value of $227,000 for these warrants was determined using a Black-Scholes pricing model and we recorded an $18,918 expense in research and development in process for the year.

•

$4,832 of beneficial conversion feature expense was recognized on the convertible line of credit, which was recorded as an increase to additional paid-in capital and interest expense.  Additionally, we recognized $68,547 of gain on extinguishment of debt as other income and a reduction in additional paid-in capital. See Note 5.

•

A non-cash expense of $624,998 was recorded for the accretion of the senior convertible debt as interest expense. See Note 5.

•

A non-cash loss of $18,000 was recorded in other income expense as part of the valuation of the embedded derivative associated with the senior convertible debt. See Note 5.

•

844,966 shares were issued to satisfy $844,966 of debt on the convertible line of credit.  See Note 5.

•

22,801 shares of common stock of were returned by former debt holders of IDI. See Note 4.

Note 15 – Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”, (“SFAS 157”).  SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. The provisions of this standard apply to other accounting pronouncements that require or permit fair value measurements.  We will adopt SFAS 157 for financial assets and liabilities on January 1, 2008.  We anticipate that the adoption of SFAS 157 will not have a material impact on our consolidated financial statements.  FASB Staff Position FAS 157-2, Effective Date of FASB Statement No. 157, was issued in February 2008.  This staff position delays the effective date for implementation of SFAS 157 for non-financial assets and liabilities to fiscal years beginning after November 15, 2008.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”, (“SFAS 159”).  This statement provides companies with an option to report selected financial assets and liabilities at fair value.  Generally accepted accounting principles have required different measurement attributes for different assets and liabilities that can create artificial volatility in earnings.  The statement’s objective is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently.  SFAS 159 is effective for us beginning January 1, 2008.  We anticipate that the adoption of SFAS 159 will not have a material impact on our consolidated financial statements.

In May 2007, the FASB issued FASB Staff Position (“FSP”) FIN No. 48-1, “Definition of “Settlement” in FASB Interpretation No. 48” (“FSP FIN No. 48-1”). FSP FIN No. 48-1 provides guidance on how a company should determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits. FSP FIN No. 48-1 is effective upon initial adoption of FIN No. 48, which we adopted in the first quarter of fiscal 2007.

In December 2007, the FASB issued SFAS No. 141 (revised 2007) (“SFAS 141R”), “Business Combinations” and SFAS No. 160 (“SFAS 160”), “Noncontrolling Interests in Consolidated Financial Statements, an amendment of Accounting Research Bulletin No. 51". SFAS 141R will change how business acquisitions are accounted for and will impact financial statements both on the acquisition date and in subsequent periods. SFAS 160 will change the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity. SFAS 141R and SFAS 160 are effective for us beginning January 1, 2009.  Early adoption is not permitted.  We are evaluating the impact these statements will have on our consolidated financial statements.

We have reviewed all other recently issued, but not yet adopted, accounting standards in order to determine their effects, if any, on our consolidated results of operation, financial position and cash flows.  Based on that review, we believe that none of these pronouncements will have a significant effect on our current or future consolidated financial statements.

Note 16 – Liquidity

Our financial statements are prepared using generally accepted accounting principles applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business.  We have historically incurred significant losses which have resulted in a total retained deficit of $67,973,355 at December, 31, 2007.  Although for the fiscal years ended December 31, 2005, 2006 and 2007, we have losses from operations and have used cash in our operating activities in excess of our revenues, we have satisfied all of our debt obligations prior to their maturity dates and currently have a positive net tangible book value.  In connection with the preparation of our financial statements for the year ended December 31, 2007, we have analyzed our cash needs for fiscal 2008.  Based on this analysis, we believe that our available cash will be sufficient to meet our current working capital, capital expenditure, and other cash requirements for fiscal 2008.  Further, we have sufficient cash and marketable securities to fully implement our current business plan.  We do not expect to seek additional capital through the issuance of debt or equity securities at any time in the next two years.  After that time, should it be necessary, our ability to obtain financing through the offer and sale of our securities is subject to market conditions and other factors beyond our control.  We cannot be assured that we will be able to obtain financing on favorable terms or at all at that time.

Note 17 – Related Party Transactions

On October 31, 2007, we entered into an exchange agreement with the holder of our unsecured convertible note in the principal amount of $1.0 million and related warrants.  Pursuant to the exchange agreement, we cancelled the holder’s warrants to acquire up to 2,000,000 shares of our common stock at $2.10 per share and other warrants to acquire up to 2,000,000 additional shares of our common stock at $3.00 per share in exchange for the issuance of 650,000 shares of our common stock.  In connection with the exchange agreement, we extended the expiration date applicable to the note holder’s outstanding warrants from January 11, 2008 to December 3, 2008.

A current director entered into a consulting agreement with us effective June 14, 2007 under the terms of which he received a warrant to acquire 500,000 shares of our common stock at an exercise price of $1.07 per share for services rendered in making available to us sales opportunities for deployment of our CodecSys technology.  The exercise price of $1.07 per share was equal to the market price of our common stock on the date of grant.  The warrant is exercisable for a period of three years and may be subject to cancellation under certain conditions.  On June 26, 2007, our board of directors unanimously voted to appoint this individual to the board.  Subsequent to him becoming a director, we cancelled the consulting agreement with him.  For financial statement reporting purposes, in accordance with FAS 123(R), the fair value of the warrant on the date of grant was determined to be $325,000.  For information and assumptions related to the calculation of the amounts recognized for financial statement purposes, see Note 2 (stock compensation).

Another current director entered into a consulting agreement with us dated November 7, 2007 under the terms of which he received a warrant to acquire 100,000 shares of our common stock at an exercise price of $2.90 per share for services rendered in making available to us sales opportunities in our satellite networking business.  The exercise price of $2.90 was equal to the market price of our common stock on the date of grant.  The warrant is exercisable for a period of three years.  On November 9, 2007, our board of directors unanimously voted to appoint this individual to the board, at which time his consulting agreement was terminated. For financial statement reporting purposes, in accordance with FAS 123(R), the fair value of the warrant on the date of grant was determined to be $175,000.  For information and assumptions related to the calculation of the amounts recognized for financial statement purposes, see Note 2 (stock compensation).

Note 18 – Subsequent Events

During the first quarter of the year ending December 31, 2008, three institutional funds that previously held our senior secured 6% convertible notes exercised an aggregate of 500,000 of their A and

B warrants at an exercise price of $1.50 per share, providing $750,000 in funding to us.  As of March 31, 2008, there were 32,702 warrants outstanding.

During the first quarter of the year ending December 31, 2008, the company granted stock options under our existing stock option plan to purchase an aggregate of 272,000 shares of our common stock.  The exercise prices of the options were equal to the market prices of our common stock on the dates of grant.  The stock options were granted to new employees of the company, and did not include any executive officers.

On January 28, 2008, the holder of $54,505 principal amount of our senior secured 6% convertible notes converted the outstanding amount into 36,337 shares of our common stock.  Upon completion of this conversion, all of our senior secured 6% convertible notes were retired.

On March 17, 2008, we issued a total of 160,000 shares of our common stock to a corporation and its principal shareholder for services rendered during the past year pursuant to contract entered into with the corporation.

BROADCAST INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	March 31,
	2007	2008
		(Unaudited)
ASSETS:
Current assets
Cash and cash equivalents	$16,598,300	$3,302,725
Available-for-sale securities (note 7)	--	4,075,000
Trade accounts receivable, net	220,834	428,259
Inventory	57,218	51,342
Prepaid expenses	2,449,236	2,275,903

Total current assets	19,325,588	10,133,229

Property and equipment, net	641,314	1,259,561

Other assets
Debt offering Costs	1,367,583	1,250,775
Patents, net	197,346	196,411
Available-for-sale securities (note 7)	--	6,964,813
Deposits and other assets	8,795	9,058

Total other assets	1,573,724	8,421,057

Total assets	$21,540,626	$19,813,847

See accompanying notes to consolidated financial statements.

BROADCAST INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (Continued)

	December 31,	March 31,
	2007	2008
LIABILITIES:		(Unaudited)

Current liabilities
Accounts payable	$640,292	$491,230
Payroll and related expenses	460,236	351,406
Other accrued expenses	55,356	394,198
Unearned revenue	169,359	107,437
Current debt obligations	47,692	--
Derivative valuation	14,267,600	6,958,200

Total current liabilities	15,640,535	8,302,471

Long-term liabilities
Convertible debt (net of $13,068,755 and $11,937,596
discount, respectively)	2,931,245	4,062,404

Total liabilities	18,571,780	12,364,875

Commitments and contingencies (Note 6)

STOCKHOLDERS’ EQUITY:
Preferred stock, no par value, 20,000,000 shares
authorized; none issued	-	-
Common stock, $.05 par value, 180,000,000 shares
authorized; 37,775,034 and 38,501,296 shares issued as
of December 31, 2007 and March 31, 2008, respectively	1,888,752	1,925,065
Additional paid-in capital	65,289,354	67,920,900
Unexercised stock options and warrants	3,789,095	3,977,566
Accumulated other comprehensive loss	-	(560,187)
Subscriptions receivable	(25,000)	-
Accumulated deficit	(67,973,355)	(65,814,372)

Total stockholders’ equity	2,968,846	7,448,972

Total liabilities and stockholders’ equity	$21,540,626	$19,813,847

See accompanying notes to consolidated financial statements.

BROADCAST INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the three months ended March 31,
	2007	2008

Net sales	$1,599,066	$1,187,392

Cost of sales	1,594,775	1,136,446

Gross profit	4,291	50,946

Operating expenses:
Administrative and general	1,574,684	1,534,181
Selling and marketing	142,621	246,192
Research and development	185,063	776,633

Total operating expenses	1,902,368	2,557,006

Total operating loss	(1,898,077)	(2,506,060)

Other income (expense):
Interest income	9,035	162,619
Interest expense	(773,831)	(1,501,792)
Derivative valuation gain (loss)	(1,654,390)	6,009,063
Other income (expense)	2,666	(4,847)

Total other income (expense)	(2,416,520)	4,665,043

Income (loss) before income taxes	(4,314,597)	2,158,983

Provision for income taxes	--	--

Net Income (loss)	$(4,314,597)	$2,158,983

Net income (loss) per share – basic	$(0.15)	$0.06

Net income (loss) per share – diluted	$(0.15)	$0.05

Weighted average shares – basic	27,854,000	38,139,100

Weighted average shares – diluted	27,854,000	43,762,197

See accompanying notes to consolidated financial statements.

BROADCAST INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended
	March 31,
	2007	2008
Cash flows from operating activities:

Net income (loss)	$(4,314,597)	$2,158,983

Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	60,603	83,441
Common stock issued for services	--	54,600
Common stock issued for in process research and development	--	19,667
Accretion of discount on convertible notes payable	291,669	1,131,916
Unexercised options and warrant expense	611,993	188,471
Gain on sale of assets	(5,100)	--
Derivative liability valuation	1,654,390	(6,009,063)
Extinguishment of debt	281,249	6,056
Allowance for doubtful accounts	19,150	56,232
Changes in assets and liabilities:
Accounts receivable	611,179	(263,657)
Inventories	11,185	5,876
Debt offering costs	147,951	116,808
Prepaid and other assets	836,617	661,070
Accounts payable and accrued expenses	(275,054)	(26,958)
Deferred revenues	(465,622)	(61,922)

Net cash used in operating activities	(534,387)	(1,878,480)

Cash flows from investing activities:

Purchase of equipment	(18,867)	(592,845)
Purchase of available-for-sale securities	--	(11,600,000)
Proceeds from sale of assets	5,100	--

Net cash used in investing activities	(13,767)	(12,192,845)

Cash flows from financing activities:

Proceeds from the exercise of warrants	--	750,000
Principal payments on debt	(536,460)	--
Proceeds from subscription receivable	--	25,000
Proceeds from the exercise of options	--	750
Proceeds for the sale of stock	348,020	--
Loan proceeds	249,974	--

Net cash provided by financing activities	61,534	775,750

Net decrease in cash and cash equivalents	(486,620)	(13,295,575)

Cash and cash equivalents, beginning of period	807,741	16,598,300

Cash and cash equivalents, end of period	$321,121	$3,302,725

See accompanying notes to consolidated financial statements.

BROADCAST INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

March 31, 2008

NOTE 1 - BASIS OF PRESENTATION

In the opinion of management, the accompanying unaudited condensed consolidated financial statements of Broadcast International, Inc. (“we” or the “Company”) contain the adjustments, all of which are of a normal recurring nature, necessary to present fairly our financial position at December 31, 2007 and March 31, 2008 and the results of operations for the three months ended March 31, 2007 and 2008, respectively, with the cash flows for each of the three month periods ended March 31, 2007 and 2008, in conformity with U.S. generally accepted accounting principles.

These condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2007.  Operating results for the three months ended March 31, 2008 are not necessarily indicative of the results that may be expected for the year ending December 31, 2008.

NOTE 2 - RECLASSIFICATIONS

Certain 2007 financial statement amounts have been reclassified to conform to 2008 presentations.

NOTE 3 - WEIGHTED AVERAGE SHARES

The computation of basic earnings (loss) per common share is based on the weighted average number of shares outstanding during each period.

The computation of diluted earnings per common share is based on the weighted average number of common shares outstanding during the period, plus the common stock equivalents that would arise from the exercise of stock options and warrants outstanding, using the treasury stock method and the average market price per share during the period, plus the effect of assuming conversion of the convertible debt.  The computation of diluted earnings per share does not assume conversion or exercise of securities that would have an anti-dilutive effect on earnings.

Outstanding stock options and warrants were not included in the calculation of diluted earnings per share for the period ended March 31, 2007 as their inclusion would be anti-dilutive, thereby reducing the net loss per common share.

The following table sets forth the computation of basic and diluted net income per share for March 31, 2007 and 2008:

	Three Months Ended March 31,
	2007	2008

Net income	$ (4,314,597)	$ 2,158,983

Basic weighted average shares outstanding	27,854,000	38,139,100
Effect of dilutive securities:
Stock options and warrants	-	5,623,097

Dilutive weighted average shares outstanding	27,854,000	43,762,197

Net income per share
Basic	$ (0.15)	$ 0.06
Diluted	$ (0.15)	$ 0.05

Options and warrants to purchase 3,080,600 and 15,014,643 shares of common stock at prices ranging from $.02 to $45.90 per share were outstanding at March 31, 2008 and 2007, respectively, but were excluded from the calculation of diluted earnings per share because the effect of the stock options and warrants was anti-dilutive. Furthermore, the Company had convertible debt that was convertible into 3,418,961 shares of common stock at March 31, 2008, that was excluded from the calculation of diluted earnings per share because the effect was anti-dilutive.

NOTE 4 - STOCK COMPENSATION

Beginning on January 1, 2006, we began accounting for stock-based compensation   under the provisions of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (FAS 123R), which requires the recognition of the fair value of stock-based compensation. We have used the modified prospective application. Under the fair value recognition provisions for FAS 123R, stock-based compensation cost is estimated at the grant date based on the fair value of the awards expected to vest and recognized as expense ratably over the requisite service period of the award.  We have used the Black-Scholes valuation model to estimate fair value of our stock-based awards, which requires various judgmental assumptions including estimated stock price volatility, forfeiture rates, and expected life.  Our computation of expected volatility is based on a combination of historical and market-based implied volatility.

We calculated the fair market value of each option and warrant awarded on the date of grant using the Black-Scholes option-pricing model. The following assumptions were used for the grants awarded for the three months ended March 31, 2008.

Risk-free interest rate	3.45% - 3.70%
Expected lives in years	10.0
Dividend yield	0
Expected volatility	76.73% - 77.43%

Net income (loss) for the three months ended March 31, 2008 and 2007 includes $188,471 and $611,993, respectively, of non-cash stock-based compensation expense. Options issued to directors vest immediately and all other options and warrants are subject to applicable vesting schedules. Expense is recognized proportionally as each grant vests.

Included in the $188,471 for the three months March 31, 2008 is (i) $22,145 for the vested portion of 286,500 options granted to eight employees, (ii) $182,215 resulting from the vesting of unexpired options and warrants issued prior to January 1, 2008, (iii) ($15,889) credit for recovery of previously recorded expense of vested options forfeited during the period.

Included in the $611,993 for the three months March 31, 2007 is $405,000 resulting from 500,000 options granted to two directors, $125,941 resulting from the vesting of unexpired options issued prior to January 1, 2007, $57,330 resulting from 1,300,000 warrants issued to 5 consultants, $13,362 resulting from the issuance of 366,500 options issued to non-executive management employees and $10,360 for repriced options previously granted to executive management. Warrants to acquire 231,999 shares of our common stock were also granted to certain equity investors.

The impact on our results of operations for recording stock-based compensation under FAS 123R for the three months ended March 31, 2008 and 2007 are as follows:

	2008	2007

General and administration	$ 103,581	$ 599,188
Research and development in process	84,890	52,805

Total	$ 188,471	$ 611,993

Due to unexercised options outstanding at March 31, 2008, we will recognize a total of $1,547,656 of compensation expense over the next four years for employees and consultants as a result of the adoption of FAS 123R based upon option and warrant award vesting parameters as shown below:

2008	$ 672,200
2009	473,583
2010	360,942
2011	40,931

Total	$ 1,547,656

The following unaudited tables summarize option and warrant activity during the three months ended March 31, 2008.

	Options and Warrants Outstanding	Options or Warrants Price Per Share

Outstanding at December 31, 2007	16,034,019	$ 0.02	–	$ 45.90
Options granted	286,500	2.60	–	3.45
Warrants issued	--	--	–	--
Expired	--	--	–	--
Forfeited	(37,796)	0.55	–	4.00
Exercised	(502,258)	0.33	–	1.50

Outstanding at March 31, 2008	15,780,465	$ 0.02	–	$ 45.90

The following table summarizes information about stock options and warrants outstanding at March 31, 2008.

	Outstanding			Exercisable
		Weighted Average Remaining	Weighted Average		Weighted Average
Range of Exercise Prices	Number Outstanding	Contractual Life (years)	Exercise Price	Number Exercisable	Exercise Price
$0.02-0.04	1,264,495	2.07	$0.03	1,264,495	$0.03
0.33-0.95	1,676,822	6.58	0.72	1,510,155	0.70
1.06-6.25	12,835,548	3.37	2.52	12,238,714	2.51
9.50-11.50	2,000	3.27	10.65	2,000	10.65
36.25-45.90	1,600	2.42	41.08	1,600	41.08
$0.02-45.90	15,780,465	3.61	$2.14	15,016,965	$2.12

NOTE 5- SIGNIFICANT ACCOUNTING POLICIES

Management Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.  Actual results could differ from those estimates.

Cash and Cash Equivalents

We consider all cash on hand and in banks, and highly liquid investments with maturities of three months or less, to be cash equivalents. At March 31, 2008 and 2007, we had bank balances in the excess of amounts insured by the Federal Deposit Insurance Corporation. We have not experienced any losses in such accounts, and believe we are not exposed to any significant credit risk on cash and cash equivalents.

Current financial market conditions have had the effect of restricting liquidity of cash management investments and have increased the risk of even the most liquid investments and the viability of some financial institutions.  We do not believe, however, that these conditions will materially affect our business or our ability to meet our obligations or pursue our business plans.

Account Receivables

Included in our $428,259 and$220,834 net accounts receivable for the three months ending March 31, 2008 and year ending December 31, 2007, respectively, were, (i) $96,214 and $35,106 of unbilled trade receivables and (ii) $19 and $5,421 for employee travel advances and other receivables, respectively.  Trade account receivables are carried at original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis. Management determines the allowance for doubtful accounts by identifying troubled accounts and by using historical experience applied to an aging of accounts. Trade receivables are written off when deemed uncollectible. Recoveries of trade receivables previously written off are recorded when received.

A trade receivable is considered to be past due if any portion of the receivable balance is outstanding for more than 90 days. After the receivable becomes past due, it is on non-accrual status and accrual of interest is suspended.

Inventories

Inventories consisting of electrical and computer parts are stated at the lower of cost or market determined using the first-in, first-out method.

Property and Equipment

Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the property, generally from three to five years.  Repairs and maintenance costs are expensed as incurred except when such repairs significantly add to the useful life or productive capacity of the asset, in which case the repairs are capitalized.

Patents

Patents represent initial legal costs incurred to apply for United States and international patents on the CodecSys technology, and are amortized on a straight-line basis over their useful life of approximately 20 years.  We have filed several patents in the United States and foreign countries. As of March 31, 2008, the United States Patent and Trademark Office had approved 2 patents.  Additionally, five foreign countries had approved patent rights.  While we are unsure whether we can develop the technology in order to obtain the full benefits, the patents themselves hold value and could be sold to companies with more resources to complete the development. On-going legal expenses incurred for patent follow-up have been expensed from July 2005 forward.

Amortization expense recognized on all patents totaled $935 and $737 for the three months ended March 31, 2008 and 2007, respectively.

Estimated amortization expense, if all patents were issued at the beginning of 2008, for each of the next five years is as follows:

Year ending December 31:
2008	$10,652
2009	10,652
2010	10,652
2011	10,652
2012	10,652

Long-Lived Assets

We review our long-lived assets, including patents, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability of assets held and used is measured by a comparison of the carrying amount of an asset to future un-discounted net cash flows expected to be generated by the asset.  If such assets are considered to be impaired, then the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets.  Fair value is determined by using cash flow analyses and other market valuations.

Income Taxes

We account for income taxes in accordance with the asset and liability method of accounting for income taxes prescribed by Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes.  Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to the taxable income in the years in which those temporary differences are expected to be recovered or settled.

Revenue Recognition

We recognize revenue when evidence exists that there is an arrangement between us and our customers, delivery of equipment sold or service has occurred, the selling price to our customers is fixed and determinable with required documentation, and collectability is reasonably assured. We recognize as deferred revenue, payments made in advance by customers for services not yet provided.

When we enter into a multi-year contract with a customer to provide installation, network management, satellite transponder and help desk, or combination of these services, we recognize this revenue as services are performed and as equipment is sold.  These agreements typically provide for additional fees, as needed, to be charged if on-site visits are required by the customer in order to ensure that each customer location is able to receive network communication. As these on-site visits are performed the associated revenue and cost are recognized in the period the work is completed. If we install, for an additional fee, new or replacement equipment to an immaterial number of new customer locations, and the equipment immediately becomes the property of the customer, the associated revenue and cost are recorded in the period in which the work is completed.

Research and Development

Research and development costs are expensed when incurred.  We expensed $776,633, and $185,063 of research and development costs for the three months ended March 31, 2008 and 2007, respectively.

Concentration of Credit Risk

Financial instruments, which potentially subject us to concentration of credit risk, consist primarily of trade accounts receivable. In the normal course of business, we provide credit terms to our customers. Accordingly, we perform ongoing credit evaluations of our customers and maintain allowances for possible losses which, when realized, have been within the range of management’s expectations.

For the three months ended March 31, 2008, we had 3 customers that individually constituted greater than 10% of our total revenues, which represented 22%, 19% and 19% of our revenues, respectively.  For the three months ended March 31, 2007, we had 3 customers that individually constituted greater than 10% of our total revenues, which represented 42%, 16% and 14% of our revenues, respectively. One of the three customers in 2008 was not the same customer as in 2007

Fair Value of Financial Instruments

Our financial instruments consist of cash, receivables, notes receivables, payables, and notes payable.  The carrying amount of cash, receivables and payables approximates fair value because of the short-term nature of these items.  The aggregate carrying amount of the notes receivable and notes payable approximates fair value as the individual notes bear interest at market interest rates.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

NOTE 6 - LONG TERM OBLIGATIONS

Senior Secured 6.25% Convertible Note

On December 24, 2007, we entered into a securities purchase agreement in which we raised $15,000,000 (less $937,000 of prepaid interest).  We intend to use the proceeds from this financing to support our CodecSys commercialization and development and for general working capital purposes.  Pursuant to the financing, we issued a senior secured convertible note in the principal amount of $15,000,000 which is due December 21, 2010 and bears interest at 6.25% per annum.  Interest for the first year was prepaid at closing.  Interest-only payments thereafter in the amount of $234,375 are due quarterly and commence in April 2009.  Interest payments may be made through issuance of common stock in certain circumstances.  The note is convertible into 2,752,294 shares of our common stock, at a conversion price of $5.45 per share, convertible any time during the term of the note.  We have granted a first priority security interest in all of our property and assets and of our subsidiaries to secure our obligations under the note and related transaction agreements.

In connection with the financing, the senior secured convertible note holder received warrants to acquire 1,875,000 shares of our common stock exercisable at $5.00 per share.  The warrants are exercisable any time for a five-year period beginning on the date of grant.  We also issued to the convertible note holder 1,000,000 shares of our common stock valued at $3,750,000 and incurred an additional $1,377,000 for commissions, finders fees and other transaction expenses, including the grant of a three-year warrant to purchase 112,500 shares of our common stock to a third party at an exercise price of $3.75 per share, valued at $252,000.  A total of $1,377,000 was included in debt offering costs and is being amortized over the term of the note.  The warrants and the embedded conversion feature and prepayment provision of the senior secured convertible notes have been accounted for as derivatives pursuant to EITF 00-19 and SFAS No. 133.

The $5.45 conversion price of the senior secured convertible note and the $5.00 exercise price of the warrants are subject to adjustment pursuant to standard anti-dilution rights.  These rights include (i) equitable adjustments in the event we effect a stock split, dividend, combination, reclassification or similar transaction; (ii) “weighted average” price protection adjustments in the event we issue new shares of common stock or common stock equivalents in certain transactions at a price less than the then current market price of our common stock; and (iii) “full ratchet” price protection adjustments in the event we issue new shares of common stock or common stock equivalents in certain transactions at a price less than $5.45 per share.

The conversion feature and the prepayment provision of the notes were accounted for as embedded derivatives and valued on the transaction date using a Black-Scholes pricing model.  The warrants were accounted for as derivatives and were valued on the transaction date using a Black-Scholes pricing model as well.  At the end of each quarterly reporting date, the values of the derivatives are calculated using a Black-Scholes pricing model and adjusted to current fair value.  The note conversion feature and the warrants may be exercised at any time and, therefore, have been reported as current liabilities.

The senior secured convertible note contains a prepayment provision allowing us to prepay, in certain limited circumstances, all or a portion of the note.  The portion of the note subject to prepayment must be purchased at a price equal to the greater of (i) 135% of the amount to be purchased and (ii) the company option redemption price, as defined in the note.  Even if we elect to prepay the note, the note holder may still convert any portion of the note being prepaid pursuant to the conversion feature thereof.

We also entered into a registration rights agreement with the holder of the senior secured convertible note pursuant to which we agreed to provide certain registration rights with respect to the shares of common stock, the shares of common stock issuable upon conversion of the note, the shares of common stock issuable as interest shares under the note and shares of common stock issuable upon exercise of the warrant under the Securities Act of 1933, as amended.  The holder is entitled to demand registration of the above-mentioned shares of common stock after six months from the closing of the securities purchase agreement in certain circumstances.

The securities purchase agreement under which the senior secured convertible note and related securities were issued contains, among other things, covenants that may restrict our ability to obtain additional capital, to declare or pay a dividend or to engage in other business activities.  A breach of any of these covenants could result in a default under our senior secured convertible note, in which event the holder of the note could elect to declare all amounts outstanding to be immediately due and payable, which would require us to secure additional debt or equity financing to repay the indebtedness or to seek bankruptcy protection or liquidation.  The securities purchase agreement provides that we cannot do any of the following without the prior written consent of the holder:

•

directly or indirectly, redeem, or declare or pay any cash dividend or distribution on, our common stock;

•

issue any additional notes or issue any other securities that would cause a breach or default under the senior secured convertible note;

•

issue or sell any rights, warrants or options to subscribe for or purchase common stock or directly or indirectly convertible into or exchangeable or exercisable for common stock at a price which varies or may vary with the market price of the common stock, including by way of one or more reset(s) to any fixed price unless the conversion, exchange or exercise price of any such security cannot be less than the then applicable conversion price with respect to the common stock into which any note is convertible or the then applicable exercise price with respect to the common stock into which any warrant is exercisable;

•

enter into or affect any dilutive issuance (as defined in the note) if the effect of such dilutive issuance is to cause us to be required to issue upon conversion of any note or exercise of any warrant any shares of common stock in excess of that number of shares of common stock which we may issue upon conversion of the note and exercise of the warrants without breaching our obligations under the rules or regulations of the principal market or any applicable eligible market;

•

liquidate, wind up or dissolve (or suffer any liquidation or dissolution);

•

convey, sell, lease, license, assign, transfer or otherwise dispose of all or any substantial portion of our properties or assets, other than transactions in the ordinary course of business consistent with past practices, and transactions by non-material subsidiaries, if any;

•

cause, permit or suffer, directly or indirectly, any change in control transaction as defined in the senior secured convertible note.

As of March 31, 2008, we recorded an aggregate derivative liability of $4,710,800, and a derivative valuation gain of $3,909,300 to reflect the change in value of the aggregate derivate liability since December 31, 2007.  The aggregate derivative liability of $4,710,800 included $2,367,000 for the conversion feature and $2,343,800 for the warrants.  These values were calculated using the Black-Scholes pricing model with the following assumptions: (i) risk-free interest rate between 1.79% and 2.46%, (ii) expected life (in years) of 2.7 for the conversion feature and 4.7 for the warrants; (iii) expected volatility of 82.08% for the conversion feature and 76.73% for the warrants; (iv) expected dividend yield of 0.00%; and (v) stock trading price of $2.60.

The principal value of $15,000,000 of the 6.25% senior secured convertible note is being accreted over the term of the obligation, for which $1,047,825 was included in interest expense for the three months ended March 31, 2008. The note bears a 6.25% annual interest rate payable quarterly, and for the three months ended March 31, 2008,  $234,375 was included in interest expense. On December 21, 2007, we paid $937,500 as interest for the first year of the note and at March 31, 2008 have recorded $679,687 as prepaid interest.

Unsecured Convertible Note

On September 29, 2006, we entered into a letter of understanding with Triage Capital Management, or Triage, dated September 25, 2006.  The letter of understanding provided that Triage loan $1,000,000 to us in exchange for us entering into, on or prior to October 30, 2006, a convertible note securities agreement.  It was intended that the funding provided by Triage be replaced by a convertible note and accompanying warrants, as described below.  Effective November 2, 2006, we entered into securities purchase agreement, a 5% convertible note, a registration rights agreement, and four classes of warrants to purchase our common stock, all of which were with an individual note holder, the controlling owner of Triage, who caused our agreement with Triage to be assigned to him, which satisfied our agreement with Triage.

Pursuant to the securities purchase agreement, (i) we sold to the convertible note holder a three-year convertible note in the principal amount of $1,000,000 representing the funding received by us on September 29, 2006; (ii) the convertible note bears an annual interest rate of 5%, payable semi-annually in cash or shares of our common stock; (iii) the convertible note is convertible into shares of our common stock at a conversion price of $1.50 per share; and (iv) we issued to the convertible note holder four classes of warrants (A Warrants, B Warrants, C Warrants and D Warrants), which give the convertible note holder the right to purchase a total of 5,500,000 shares of our common stock as described below.  The A and B Warrants originally expired one year after the effective date of a registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”), to register the subsequent sale of shares received from exercise of the A and B Warrants. The C Warrants and D Warrants originally expired eighteen months and twenty four months, respectively, after the effective date of a registration statement to be filed under the Securities Act.  The A Warrants grant the convertible note holder the right to purchase up to 750,000 shares of common stock at an exercise price of $1.60 per share, the B Warrants grant the convertible note holder the right to purchase up to 750,000 shares of common stock at an exercise price of $1.75 per share, the C Warrants grant the convertible note holder the right to purchase up to 2,000,000 shares of common stock at an exercise price of $2.10 per share, and the D

Warrants grant the convertible note holder the right to purchase up to 2,000,000 shares of common stock at an exercise price of $3.00 per share.

During the fourth quarter of the year ended December 31, 2007, the convertible note holder exercised 454,000 A Warrants at an exercise price of $1.60 per share providing $726,400 in funding to us. Additionally, we entered into an exchange agreement dated October 31, 2007 in which the convertible note holder received 650,000 shares of our common stock in exchange for cancellation of the C and the D Warrants.  The expiration date of the A Warrants and the B Warrants was extended from January 11, 2008 to December 3, 2008.

As of March 31, 2008 and 2007, we recorded an aggregate derivative liability of $2,194,400 and $4,237,200, and derivative valuation gain of $1,954,300 and derivative valuation loss $1,056,400, respectively, to reflect the change in value of the aggregate derivate liability since December 31, 2007 and 2006, respectively.  The aggregate derivative liability of $2,194,400 included $1,006,700 for the conversion feature and $1,187,700 for the warrants.  These values were calculated using the Black-Scholes pricing model with the following assumptions: (i) risk-free interest rate between 1.15% and 1.59%, (ii) expected life (in years) of 1.50 for the conversion feature and 0.70 for the warrants; (iii) expected volatility of 89.65% for the conversion feature and 82.16% for the warrants; (iv) expected dividend yield of 0.00%; and (v) stock trading price of $2.60.

The principal value of $1,000,000 of the unsecured convertible note is being accreted over the term of the obligation, for which $83,334 was included in interest expense for both three month periods ended March 31, 2008 and 2007. The note bears a 5% annual interest rate payable semi-annually, and for both the three-month periods ended March 31, 2008 and 2007, $12,501 was included in interest expense.

Senior Secured 6% Convertible Notes

On May 16, 2005, we consummated a private placement of $3,000,000 principal amount of 6% senior secured convertible notes and related securities, including common stock warrants and additional investment rights, to four institutional funds.  The senior secured convertible notes were originally due May 16, 2008 and were originally convertible into 1,200,000 shares of our common stock at a conversion price of $2.50 per share.  On March 16, 2006, we entered into a waiver and amendment agreement (discussed below), which adjusted the conversion rate to $1.50 per share.  The warrants and the embedded conversion feature of the senior secured convertible notes have been accounted for as derivatives pursuant to EITF 00-19 and SFAS No. 133.

We issued to the note holders a total of 600,000 A warrants and 600,000 B warrants to purchase common stock with an exercise price of $2.50 and $4.00, respectively.  The $2.50 conversion price of the senior secured convertible notes and the $2.50 and $4.00 exercise price of the A Warrants and the B Warrants, respectively, are subject to adjustment pursuant to standard anti-dilution rights. On March 16, 2006, we entered into a waiver and amendment agreement (discussed below), which adjusted the exercise price of both the A and B warrants to $2.00 per share.  These anti-dilution rights include (i) equitable adjustments in the event we effect a stock split, dividend, combination, reclassification or similar transaction; (ii) “weighted average” price protection adjustments in the event we issue new shares of common stock or common stock equivalents in certain transactions at a price less than the then current market price of the common stock; and (iii) “full ratchet” price protection adjustments in the event we issue new shares of common stock or common stock equivalents in certain transactions at a price less than $1.50 per share. In no event, however, will the conversion price or exercise price be adjusted below $0.50 per share for the reset provision.

The conversion feature and the prepayment provision of the notes were accounted for as embedded derivatives and valued on the transaction date using a Black-Scholes pricing model.  The warrants were accounted for as derivatives and were valued on the transaction date using a Black-Scholes pricing model as well.  At the end of each quarterly reporting date, the values of the derivatives are evaluated and adjusted to current fair value.  The note conversion feature and the warrants may be exercised at any time and, therefore, have been reported as current liabilities.  The prepayment provision was not exercisable by us until May 16, 2007, and then only in certain limited circumstances.  For all periods since the issuance of the senior secured convertible notes, the derivative value of the prepayment provision has been nominal and has not had any offsetting effect on the valuation of the conversion feature of the notes.

The senior secured convertible notes required that we secure an effective registration statement with the Securities and Exchange Commission within 120 days from May 16, 2005 (September 13, 2005). Section 4(a) of the senior secured convertible notes enumerated circumstances that are considered an event of default. The remedies for default provide that if an event of default occurs and is continuing, the holders may declare all of the then outstanding principal amount of the notes and any accrued and unpaid interest thereon to be immediately due and payable in cash.  In the event of an acceleration, the amount due and owing to the holders is 125% of the outstanding principal amount of the notes and interest on such amount is calculated using the default rate of 18% per annum if the full amount is not paid within one business day after acceleration.  We were in default under Section 4(a)(viii), related to the effective date of our registration statement, beginning October 13, 2005 until February 3, 2006, at which time the event of default was cured and is no longer continuing.  For the years ended December 31, 2006 and 2005, we recorded $66,000 and $218,000, respectively, as additional interest expense for this default.

On March 16, 2006, we entered into a waiver and amendment agreement with the four institutional funds regarding our default discussed above.  Under the terms of the waiver, the institutional funds terminated a forbearance agreement and waived any and all defaults under the senior secured convertible notes and related transaction agreements.  In consideration of the waiver, we and the funds agreed to amend the transaction agreements as follows: (i) Section 3.12 of the securities purchase agreement was deleted, which provision gave the funds a preemptive right to acquire any new securities issued by us; (ii) Section 3.15(c) of the securities purchase agreement was deleted, which provision prohibited us from completing a private equity or equity-linked financing; (iii) the conversion price, at which the notes are convertible into shares of our common stock, was amended to be $1.50 instead of $2.50; (iv) the exercise price, at which all warrants (A warrants and B warrants) held by the funds are exercisable, was changed to $2.00 (which exercise price was subsequently reduced to $1.50 due to applicable antidilution provisions); and (v) the notes were amended by adding a new event of default, which is that if we fail to raise and receive at least $3,000,000 in cash net proceeds through one or more private or public placements of its securities by September 30, 2006, we would have been in default under the notes.

On April 21, 2006, two of the institutional funds converted an aggregate of $500,000 of their convertible notes into 333,334 shares of our common stock. Upon completion of this conversion, the principal amount of the senior secured convertible notes was reduced from $3,000,000 to $2,500,000.

On March 18, 2007, two of the institutional funds converted an aggregate of $750,000 of their convertible notes into 500,000 shares of our common stock. Upon completion of this conversion, the principal amount of the senior secured convertible notes was reduced from $2,500,000 to $1,750,000.

On April 4, 2007, one of the institutional funds converted an aggregate of $100,000 of its convertible notes into 66,667 shares of our common stock. Upon completion of this conversion, the principal amount of the senior secured convertible notes was reduced from $1,750,000 to $1,650,000.

On September 13, 2007, one of the institutional funds assigned $54,505 of its convertible note and certain associated warrants to a third party.

On September 25, 2007, two of the institutional funds converted an aggregate of $225,000 of their convertible notes into 150,000 shares of our common stock. Upon completion of this conversion, the principal amount of the senior secured convertible notes was reduced from $1,650,000 to $1,425,000.

During October 2007, four of the institutional funds converted an aggregate of $1,091,944 of their convertible notes into 727,963 shares of our common stock. Upon completion of this conversion, the principal amount of the senior secured convertible notes was reduced from $1,425,000 to $333,056.

During November 2007, one of the institutional funds converted an aggregate of $278,551 of its convertible notes into 185,701 shares of our common stock. Upon completion of this conversion, the principal amount of the senior secured convertible notes was reduced from $333,056 to $54,505.

During the fourth quarter of the year ended December 31, 2007, four of the institutional funds exercised an aggregate of 667,298 of their A and B warrants at an exercise price of $1.50 providing $1,000,947 in funding to us.  As of December 31, 2007, there were 532,702 remaining warrants outstanding.

During the three months ended March 31, 2008, three of the institutional funds exercised an aggregate of 500,000 of their A and B warrants at an exercise price of $1.50 providing $750,000 in funding to us.  As of March 31, 2008, there were 32,702 remaining warrants outstanding.

As of March 31, 2008 and 2007, we recorded an aggregate derivative liability of $53,000 and $1,543,700 and a derivative valuation gain of $145,463 and a valuation loss of $597,990 to reflect the change in value of the aggregate derivate liability since December 31, 2007 and 2006, respectively.  The aggregate derivative liability of $53,000 was for the 32,702 remaining warrants.  The value was calculated using the Black-Scholes pricing model with the following assumptions: (i) risk-free interest rate of 1.62%; (ii) expected life (in years) of 2.1; (iii) expected volatility of 87.51; (iv) expected dividend yield of 0.00%; and (v) stock trading price of $2.60.

The remaining $54,505 principal value of the senior secured convertible notes was converted during the three months ended March 31, 2008. Prior to conversion the outstanding principle value was being accreted over the term of the obligations, for which $757 and $208,335 was included in interest expense for the three months ended March 31, 2008 and 2007, respectively.  The notes bore a 6% annual interest rate payable semi annually, and for the three months ended March 31, 2008 and 2007, $136 and $36,125, respectively, was included in interest expense.

IDI Bankruptcy Settlement

On May 18, 2004, the debtor-in-possession’s plan of reorganization for IDI was confirmed by the United States Bankruptcy Court. As a result of this confirmation, we issued to the creditors of IDI approximately 111,842 shares of our common stock, valued at approximately $682,222, and assumed cash liabilities of approximately $312,768 to be paid over a 4-year period in exchange for approximately 50,127,218 shares of the common stock of IDI representing approximately 86% of the equity of IDI.

During the year ended December 31, 2007, we satisfied our obligation to the creditors of IDI. For the three months  ended March 31, 2007, we paid approximately  $17,547 of the $312,768 original obligation. The balance remaining as of March 31, 2007 was approximately $87,733 of which $70,187 and had been recorded as the current portion (for that year) with $17,547 as long-term debt.

NOTE 7 – FAIR VALUE MEASUREMENTS

The Company adopted SFAS No. 157, “Fair Value Measurements,” (“SFAS 157”) as of January 1, 2008 for financial instruments measured at fair value on a recurring basis.  SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with accounting principles generally accepted in the United States and expands disclosures about fair value measurements.

SFAS 157 establishes a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value.  The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements).  These tiers include:

•

Level 1, defined as observable inputs such as quoted prices in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

We measure certain financial instruments at fair value on a recurring basis. Assets and liabilities measured at fair value on a recurring basis are as follows at March 31, 2008:

		Quoted Prices in	Significant
		Active Markets for	Other Observable	Significant Unobservable
		Identical Assets	Inputs	Inputs
	Total	(Level 1)	(Level 2)	(Level 3)
Assets
Money market funds	$ 2,809,554	$ 2,809,554	$ -	$ -
Treasury cash reserve securities	525,000	525,000	$ -	$ -
Auction rate preferred securities	11,039,813	-	-	11,039,813
Total assets measured at fair value	$ 14,374,367	$ 3,334,554	$ -	$ 11,039,813

Liabilities
Derivative valuation (1)	$ 6,958,200	$ -	$ -	$ 6,958,200
Total liabilities measured at fair value	$ 6,958,200	$ -	$ -	$ 6,958,200

(1) See Note 6 of the Company's Condensed Consolidated Financial Statements for additional discussion.

The table below presents the Company’s assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) as defined in SFAS 157 at March 31, 2008. The Company classifies financial instruments in Level 3 of the fair value hierarchy when there is reliance on at least one significant unobservable input to the valuation model.

	Derivative	Auction Rate
	Valuation Liability	Preferred Securities	Total
Balance at December 31, 2007	$ (14,267,600)	$ -	$ (14,267,600)
Total gains or losses (realized and unrealized)
Included in net income	6,009,063	-	6,009,063
Included in other comprehensive income	-	(560,187)	(560,187)
Purchases, issuances, and settlements, net	1,300,337	11,600,000	12,900,337
Transfers to Level 3	-	-	-
Balance at March 31, 2008	$ (6,958,200)	$ 11,039,813	$ 4,081,613

Money Market Funds and Treasury Securities

The money market funds and treasury cash reserve securities balances are classified as cash and cash equivalents on the Company’s Condensed Consolidated Balance Sheet.

Auction Rate Preferred Securities

As of March 31, 2008, the Company had investments in auction rate preferred securities (“ARPS”), which are classified as available-for-sale securities on the Company’s Condensed Consolidated Balance Sheet

and reflected at fair value.  Due to recent events in credit markets, the auction events for these instruments held by the Company failed during first quarter 2008.  Therefore, the fair values of these securities were estimated utilizing a discounted cash flow analysis as of March 31, 2008.  This analysis considers, among other items, the collateralization of the underlying security investments, the creditworthiness of the counterparty, the timing of expected future cash flows and the expectation of the next time the security is expected to have a successful auction or the security has been called by the issuer.

As a result of the temporary decline in fair value for the Company’s ARPS, which it attributes to liquidity issues rather than credit issues, the Company has recorded an unrealized loss of $560,187 to Accumulated other comprehensive loss.  The ARPS held by the Company at March 31, 2008, totaling $11,039,813, were in AAA rated funds.  Due to the Company’s belief that the market for a portion of these instruments may take in excess of twelve months to fully recover, the Company has classified $6,964,813 of these investments as noncurrent.  $4,075,000 of the ARPS have been classified as current since there is a specific plan for redemption by the investments’ issuers within the next four months for a portion of ARPS held by the Company.  As of March 31, 2008, the Company continues to earn interest on its ARPS under the default interest rate features of the ARPS. Any future fluctuation in fair value related to these instruments that the Company deems to be temporary, including any recoveries of previous write-downs, would be recorded to Accumulated other comprehensive loss.  If the Company determines that any future valuation adjustment is other than temporary, it would record a charge to earnings as appropriate.

NOTE 8 – COMPREHENSIVE INCOME

Comprehensive loss equaled net loss of $4,314,597 for the three months ended March 31, 2007. Comprehensive income totaled $1,628,631 for the three months ended March 31, 2008 and included unrealized losses on auction rate preferred securities.  The difference between net loss and comprehensive loss for the three months ended March 31, 2008 was as follows:

Three Months Ended
March 31, 2008
Net income	$ 2,158,983
Unrealized loss on available-for-sale securities	(560,187)
Comprehensive income	$ 1,598,796

Accumulated other comprehensive loss per the Company’s Condensed Consolidated Balance Sheet consists of the Company’s unrealized loss of $560,187 on its available-for-sale securities.

NOTE 9 - SUPPLEMENTAL CASH FLOW INFORMATION

During the three months ended March 31, 2008, we issued 160,000 shares of our common stock to a corporation, to provide investor relations services for the Company. The value of these shares of $488,000 was recorded as a prepaid expense and will be recognized over the service periods as follows:

2008	$ 427,003
2009	60,997
$ 488,000

During the three months ended March 31, 2008, we issued 21,000 shares of our common stock pursuant to an existing consulting agreement to a corporation, to provide investor relations services for the Company. The value of these shares of $54,600 was recorded in general and administrative expense.

On March 18, 2007, one of the institutional funds converted an aggregate of $54,505 of their convertible notes into 36,337 shares of our common stock resulting in an extinguishment of debt non-cash expense of $6,056 included as interest expense for the three months ended March 31, 2008. See Note 6.

For the three months ended March 31, 2008 and 2007, an aggregate non-cash expense of $1,131,916 and 291,669 was recorded for the accretion of i) the senior 6% convertible notes of $757 and 208,335, respectively, ii) the unsecured convertible note of $83,334 in each of the periods and (iii) $1,047,825 for the senior secured 6.25% Convertible note in 2008, as interest expense. See Note 6.

During the three months ended March 31, 2007, we received $348,020 from the sale of 232,012 shares of common stock pursuant to a Private Placement Offering at a price of $1.50 per share. Additionally, the holders of 231,999 of these shares received a warrant to acquire one share of our common stock.  The warrants have a three-year exercise period and are exercisable at a $2.00 exercise price.

During the three months ended March 31, 2007, we issued 2,160,000 shares of our common stock to three corporations, which provide investor relations services for the Company. The value of these shares of $2,124,000 was recorded as a prepaid expense and will be recognized over the service periods as follows:

2007	$ 996,997
2008	968,655
2009	158,348
$ 2,124,000

On March 18, 2007, two of the institutional funds converted an aggregate of $750,000 of their convertible notes into 500,000 shares of our common stock resulting in an extinguishment of debt, a non-cash expense included as interest expense for the three months ended March 31, 2007. See Note 6.

On February 28 and March 30, 2007, we entered into two unsecured promissory 6% notes with a Utah corporation, in the aggregate of $249,974 included at March 31, 2007 as current debt obligations. Payment of principal and interest were due on December 31, 2007, but were paid before maturity.

The Company paid no cash for income taxes during the quarters ended March 31, 2008 and 2007.

The Company paid $1,108 and $3,586 for interest expense during the three months ended March 31, 2008 and March 31, 2007, respectively.

NOTE 10 - RECENT ACCOUNTING PRONOUNCEMENTS

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”), which establishes specific criteria for the fair value measurements of financial and nonfinancial assets and liabilities that are already subject to fair value under current accounting rules. SFAS 157 also requires expanded disclosures related to fair value measurements. In February 2008, the FASB approved FASB Staff Position (FSP) FAS 157-2, “Effective Date of FASB Statement No. 157” (FSP 157-2) which allows companies to elect a one-year delay in applying SFAS 157 to certain fair value measurements of non-financial instruments, except for those recognized or disclosed at fair value on at least an annual basis. We elected the delayed adoption date for the portions of SFAS 157 impacted by FSP 157-2 and, as a result, we partially adopted SFAS 157 on January 1, 2008. The partial adoption of SFAS 157 was prospective and did not have a significant effect on our Condensed Consolidated Financial Statements. See Note 7 for information about fair value measurements. We are currently evaluating the impact of applying the deferred portion of SFAS 157 to the nonrecurring fair value measurements of our nonfinancial assets and nonfinancial liabilities. In accordance with FSP 157-2, the fair value measurements for these items will be adopted effective January 1, 2009.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of SFAS 115” (“SFAS 159”). SFAS 159 permits a company to voluntarily elect to use fair value, instead of historic or original cost, to account for certain financial assets and liabilities. The fair value option is designated on an item-by-item basis, is irrevocable and requires that changes in fair value in subsequent periods be recognized in earnings in the period of change. We adopted SFAS 159 on January 1, 2008. The adoption had no impact on our Condensed

Consolidated Financial Statements as we did not make a fair value election for any of our existing financial assets and liabilities. Any election to use the fair value method for future eligible transactions will be made on a case-by-case and instrument-by-instrument basis.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations”  (“SFAS 141R”). Under SFAS 141R, an entity is required to recognize the assets acquired, liabilities assumed, contractual contingencies, and contingent consideration at their fair value on the acquisition date. It further requires that acquisition-related costs be recognized separately from the acquisition and expensed as incurred, restructuring costs generally be expensed in periods subsequent to the acquisition date, and changes in accounting for deferred tax asset valuation allowances and acquired income tax uncertainties after the measurement period impact income tax expense. In addition, acquired in-process research and development is capitalized as an intangible asset and amortized over its estimated useful life. The adoption of SFAS 141R will change our accounting treatment for business combinations on a prospective basis beginning in the first quarter of fiscal year 2009.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of Accounting Research Bulletin No. 51” (“SFAS 160”), which establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest, and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. SFAS 160 also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS 160 is effective for fiscal years beginning after December 15, 2008. We do not expect that the adoption of SFAS 160 will have a significant impact on our Condensed Consolidated Financial Statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133” (“SFAS 161”), which requires enhanced disclosures about an entity’s derivative and hedging activities and thereby improves the transparency of financial reporting. SFAS 161 is effective for fiscal years beginning after November 15, 2008. We are currently evaluating the impact of SFAS 161 on our Condensed Consolidated Financial Statements.

The Company has reviewed all other recently issued, but not yet adopted, accounting standards in order to determine their effects, if any, on its condensed consolidated financial statements.  Based on that review, the Company believes that none of these pronouncements will have a significant effect on its current or future consolidated financial statements.

NOTE 11 - SUBSEQUENT EVENTS

During the April 2008, the unsecured convertible note holder exercised 64,400 A Warrants at an exercise price of $1.60 per share providing $103,040 in funding to us.